      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 8, 1999

                                                   REGISTRATION NUMBER 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          GENERAL DYNAMICS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               3731                              13-1673581
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL                (IRS EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            3190 FAIRVIEW PARK DRIVE
                       FALLS CHURCH, VIRGINIA 22042-4523
                                 (703) 876-3000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             DAVID A. SAVNER, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                          GENERAL DYNAMICS CORPORATION
                            3190 FAIRVIEW PARK DRIVE
                       FALLS CHURCH, VIRGINIA 22042-4523
                                 (703) 876-3000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                  CRAIG A. ROEDER, ESQ.                                     STEPHEN FRAIDIN, P.C.
                     JENNER & BLOCK                                          AVIVA DIAMANT, ESQ.
               601 THIRTEENTH STREET, N.W.                        FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                 WASHINGTON, D.C. 20005                                      ONE NEW YORK PLAZA
                     (202) 639-6000                                       NEW YORK, NEW YORK 10004
                                                                               (212) 859-8000

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions to the merger of a wholly-owned subsidiary of the Registrant with and into Gulfstream Aerospace Corporation pursuant to the Merger Agreement described in the Joint Proxy Statement/Prospectus forming a part of this Registration Statement.

    If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                           PROPOSED            PROPOSED
                                                                            MAXIMUM             MAXIMUM            AMOUNT OF
             TITLE OF EACH CLASS OF                  AMOUNT TO BE          OFFERING            AGGREGATE         REGISTRATION
          SECURITIES TO BE REGISTERED               REGISTERED (1)      PRICE PER SHARE    OFFERING PRICE(2)        FEE(2)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per share.........      76,352,789        Not applicable      $4,800,681,608        $1,334,590
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Based upon the maximum number of shares expected to be issued in connection with the merger transaction described herein (assuming exercise of all outstanding options prior to the effective time of the merger).
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(f)(1) under the Securities Act of 1933, as amended, based on an average of the high and low sales prices on the New York Stock Exchange of the Common Stock, par value $.01 per share, of Gulfstream Aerospace Corporation on June 1, 1999, which was $62.875 per share.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a)OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

     The information in this Joint Proxy Statement/Prospectus will be amended or completed.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH INCLUDES THIS JOINT PROXY STATEMENT/PROSPECTUS, IS EFFECTIVE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                         [GENERAL DYNAMICS LETTERHEAD]
                               [          ], 1999

Dear Stockholder:

    You are cordially invited to attend a special meeting of stockholders to be
held at                       , Virginia on                       , 1999
beginning at 10:00 a.m. At the special meeting you will be asked to approve an amendment to General Dynamics' charter to increase the number of authorized shares of common stock to 300,000,000 from the currently authorized 200,000,000 shares, and to approve the issuance of shares of General Dynamics' common stock to the stockholders of Gulfstream Aerospace Corporation in connection with the merger of a subsidiary of General Dynamics Corporation and Gulfstream.

    On [             ], 1999, the last trading day before the date of this
document, General Dynamics common stock, which is listed on the New York Stock
Exchange under the symbol "GD," closed at $[         ] per share and Gulfstream
common stock, which is listed on the New York Stock Exchange under the symbol
"GAC," closed at $[         ]. In the merger, Gulfstream will become a
wholly-owned subsidiary of General Dynamics. Each outstanding share of Gulfstream common stock will be converted into one share of General Dynamics' common stock, and the stockholders of Gulfstream will become stockholders of General Dynamics and own approximately 37% of General Dynamics common stock immediately after the merger.

    This document is a proxy statement for use by both Gulfstream and General Dynamics in soliciting proxies for their special meetings of stockholders. It is also a prospectus for General Dynamics relating to the issuance of up to 76,352,789 General Dynamics shares in connection with the merger. It gives you detailed information about the merger, and includes a copy of the merger agreement. You are urged to read the entire proxy statement before deciding how to vote. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS RELATING TO THE MERGER,
WHICH ARE DESCRIBED BEGINNING ON PAGE [   ] OF THIS DOCUMENT.

    We cannot complete the merger unless the stockholders of General Dynamics vote to approve the charter amendment and the issuance of shares in the merger. YOUR VOTE IS VERY IMPORTANT. IF YOU FAIL TO VOTE, THE EFFECT WILL BE A VOTE AGAINST THE MERGER.

    The Board of Directors of General Dynamics has unanimously concluded that the acquisition of Gulfstream represents a significant opportunity for General Dynamics and contributes to stockholder value. General Dynamics has consistently pursued business acquisition opportunities that are related to our core competencies and business operations. Gulfstream is a clear market leader in the design, development, manufacture and marketing of long range business jet aircraft. General Dynamics' core competencies of systems integration, large-scale manufacturing and computer-based design and manufacturing technologies can enhance the profitable operations of Gulfstream. Moreover, there are strong cultural similarities between our managements as evidenced by our mutual dedication to building stockholder value.

    When the merger is complete, General Dynamics will be an even better and stronger company positioned to take advantage of market opportunities.

    Your Board of Directors has reviewed the proposed charter amendment and the issuance of shares and believe they are fair to, and in the best interests of, the stockholders of General Dynamics. We unanimously recommend that you vote for each of the proposals.

Sincerely yours,

Nicholas D. Chabraja
Chairman of the Board and Chief Executive Officer

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the General Dynamics common stock to be issued in connection with the merger, nor have they determined if this Joint Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

    This Joint Proxy Statement/Prospectus is dated [           ], 1999 and is
first being mailed to stockholders on or about [           ], 1999.

                      REFERENCES TO ADDITIONAL INFORMATION

     This document incorporates important business and financial information about our companies from documents that we have filed with the Securities and Exchange Commission but have not included or delivered with this document. If you call or write us, we will send you these documents, excluding exhibits, without charge. You can contact us at:

General Dynamics Corporation                   Gulfstream Aerospace Corporation
3190 Fairview Park Drive                       500 Gulfstream Road
Falls Church, Virginia 22042-4523              Savannah, Georgia 31408
Attention: Corporate Secretary                 Attention: Investor Relations
(703) 876-3000                                 (912) 965-3700

     Please request documents from either company no later than [       ], 1999.
If you request any documents, we will mail the documents to you by first class mail, or another equally prompt means, by the next business day after we receive your request.

     See "Where You Can Find More Information" on page [       ] for more
information about the documents referred to in this document.

                            [GENERAL DYNAMICS LOGO]

                           -------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     A special meeting of stockholders of General Dynamics Corporation, a
Delaware corporation, will be held at [     ] on [     ] , 1999, at 10:00 a.m.,
local time, for the following purposes:

     1. To consider and vote on a proposal to amend the Certificate of Incorporation of General Dynamics to increase the number of authorized shares of General Dynamics common stock, par value $1.00 per share, from 200,000,000 shares to 300,000,000 shares.

     2. To consider and vote on a proposal to approve the issuance by General Dynamics of shares of its common stock pursuant to the terms of the Agreement and Plan of Merger dated as of May 16, 1999 among General Dynamics, Tara Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of General Dynamics, and Gulfstream Aerospace Corporation, a Delaware corporation.

     3. To transact all other business that may properly come before the meeting or any adjournment thereof.

     THE BOARD OF DIRECTORS OF GENERAL DYNAMICS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF BOTH PROPOSALS.

     We are enclosing a copy of the Joint Proxy Statement/Prospectus which describes the transactions contemplated by the merger agreement.

     The Board of Directors has fixed the close of business on [     ] , 1999 as
the record date for the determination of stockholders entitled to notice of and to vote at the General Dynamics special meeting. It is important that your shares be represented and voted at the meeting. Please complete, sign, date and mail promptly the enclosed proxy, whether or not you plan to attend the General Dynamics special meeting. An addressed return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience. You may revoke your proxy at any time before it is voted at the General Dynamics special meeting by delivering a later dated executed proxy or a written notice of revocation to General Dynamics, or by voting in person at the meeting.

                                             By Order of the Board of Directors,
                                             /s/ DAVID SAVNER
                                             David A. Savner
                                             Secretary

Falls Church, Virginia, [     ] , 1999

                            [Gulfstream letterhead]

                               [          ], 1999

Dear Stockholder:

     Your board of directors has unanimously approved a merger of Gulfstream Aerospace Corporation with General Dynamics Corporation. If the merger is completed, you will receive one share of General Dynamics common stock for each share of Gulfstream common stock which you own, and Gulfstream will be a wholly-owned subsidiary of General Dynamics.

     On [          ], 1999, the last trading day before the date of this
document, Gulfstream common stock, which is listed on the New York Stock
Exchange under the symbol "GAC," closed at $[     ] per share and General
Dynamics common stock, which is listed on the New York Stock Exchange under the
symbol "GD," closed at $[     ]. Immediately after the merger, Gulfstream
stockholders will own approximately 37%, and General Dynamics stockholders will own approximately 63%, of General Dynamics' outstanding common stock.

     This document is a proxy statement for use by both Gulfstream and General Dynamics in soliciting proxies for their special meetings of stockholders. It is also a prospectus for General Dynamics relating to the issuance of up to 76,352,789 General Dynamics shares in connection with the merger. It gives you detailed information about the merger, and includes a copy of the merger agreement. You are urged to read the entire proxy statement before deciding how to vote. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS RELATING TO THE MERGER, WHICH ARE DESCRIBED BEGINNING ON PAGE [ ] OF THIS DOCUMENT.

     We cannot complete the merger unless the shareholders of Gulfstream vote to approve the merger. YOUR VOTE IS VERY IMPORTANT. IF YOU FAIL TO VOTE, THE EFFECT WILL BE A VOTE AGAINST THE MERGER.

     The merger is an important step for Gulfstream and its stockholders. I believe Gulfstream, as part of a larger company, will be able to take full advantage of its enormous growth potential as it continues to set the standard in business aviation. I join all the other members of Gulfstream's board of directors in recommending that you vote FOR the merger.

                                          Sincerely yours,

                                          Theodore J. Forstmann
                                          Chairman and Chief Executive Officer

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the General Dynamics common stock to be issued in connection with the merger, nor have they determined if this Joint Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

     This Joint Proxy Statement/Prospectus is dated [     ], 1999 and is first
being mailed to stockholders on or about [     ] , 1999.

                               [GULFSTREAM LOGO]

                           -------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     A special meeting of stockholders of Gulfstream Aerospace Corporation, a
Delaware corporation, will be held at [     ] on [     ] , 1999, at 10:00 a.m.,
local time, for the following purposes:

     1. To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger dated May 16, 1999 among Gulfstream, General Dynamics Corporation, a Delaware corporation, and Tara Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of General Dynamics Corporation, and to approve the proposed merger; and

     2. To transact such other business as may properly come before the meeting.

     THE BOARD OF DIRECTORS OF GULFSTREAM UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL TO ADOPT AND APPROVE THE MERGER AGREEMENT AND APPROVE THE MERGER.

     Stockholders of record as of the close of business on [     ] , 1999 will
be entitled to vote at the Gulfstream special meeting.

     We are enclosing a copy of the Joint Proxy Statement/Prospectus which describes the transactions contemplated by the merger agreement.

     Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and promptly return it in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before it is voted at the Gulfstream special meeting by delivering a later dated executed proxy or a written notice of revocation to Gulfstream or by voting in person at the meeting.

                                          By Order of the Board of Directors,
                                          /s/ CHRIS A. DAVIS
                                          Chris A. Davis
                                          Secretary

Savannah, Georgia, [     ] , 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Questions and Answers About The Merger......................     1
Summary.....................................................     3
Risk Factors................................................    15
  Fluctuation of Market Price of General Dynamics Common
     Stock..................................................
  Integration of General Dynamics and Gulfstream
     Businesses.............................................
  Operation of Commercial Business..........................
  Business Risks of Combined Company........................
  Termination Fee...........................................
  Interests of Gulfstream Directors and Executive
     Officers...............................................
Cautionary Statement Regarding Forward-Looking
  Information...............................................    17
The Special Meetings........................................    18
  Matters to Be Considered at the Special Meetings..........    18
  Votes Required to Complete the Merger.....................    18
  How Proxies Will Be Voted at the Special Meetings.........    19
  How to Revoke a Proxy.....................................    19
  Solicitation of Proxies...................................    20
The Companies...............................................    20
  General Dynamics Corporation..............................    20
  Gulfstream Aerospace Corporation..........................    22
The Merger..................................................    25
  General Information about the Merger......................    25
  Background of the Merger..................................    25
  Reasons for the Merger; Recommendations of the Boards of
     Directors..............................................    28
  Opinion of Financial Advisor to General Dynamics..........    31
  Opinion of Financial Advisor to Gulfstream................    38
  Fee Arrangement of Goldman Sachs..........................    45
  Interests of Members of Gulfstream's Board of Directors
     and Executive Officers in the Merger...................    45
  No Appraisal Rights.......................................    47
  Accounting Treatment......................................    47
  Federal Income Tax Consequences...........................    47
  Regulatory Matters........................................    49
  Resale Restrictions.......................................    49
The Merger Agreement........................................    49
  The Merger................................................    49
  Effective Time of the Merger..............................    50
  Exchange Procedures.......................................    50
  Representations and Warranties............................    51
  Covenants.................................................    52
  Conduct of Business.......................................    52
  No Solicitation of Transactions...........................    53
  Boards' Covenant to Recommend.............................    54
  Compensation and Benefit Plans............................    54
  Governance................................................    54

                                                              PAGE
                                                              ----
  Indemnification and Insurance.............................    55
  Registration Agreement....................................    55
  Financial Statements......................................    56
  Other Covenants...........................................    56
  Conditions................................................    56
  Termination...............................................    57
  Termination Fee...........................................    58
  Other Expenses............................................    58
  Amendment, Extension and Waiver...........................    58
The Voting Agreement........................................    58
Management and Operations After The Merger..................    59
Unaudited Pro Forma Combined Financial Data.................    60
Notes to Unaudited Pro Forma Combined Financial Data........    65
Description of General Dynamics Capital Stock...............    66
  Authorized Capital Stock..................................    66
  General Dynamics Common Stock.............................    66
  General Dynamics Preferred Stock..........................    66
Comparative Rights of Stockholders..........................    67
  General...................................................    67
  Classified Board of Directors.............................    67
  Number of Directors.......................................    67
  Removal of Directors......................................    67
  Vacancies.................................................    68
  Special Meetings..........................................    68
  Consent of Stockholders in Lieu of a Meetings.............    68
  Advanced Notice Provision for Stockholder Nominations.....    68
  Advanced Notice Provision for Stockholder Proposals.......    69
  Transactions with Interested Stockholders.................    70
  Liability and Indemnification.............................    70
  Amendments to Charter Documents...........................    71
Legal Matters...............................................    72
Experts.....................................................    72
Stockholder Proposals for 2000 Annual Meetings..............    72
Where You Can Find More Information.........................    73

                        LIST OF APPENDICES
Appendix A -- Agreement and Plan of Merger..................   A-1
Appendix B -- Voting Agreement..............................   B-1
Appendix C -- Form of Registration Agreement................   C-1
Appendix D -- Opinion of Bear, Stearns & Co. Inc. ..........   D-1
Appendix E -- Opinion of Merrill Lynch & Co. ...............   E-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT WILL GULFSTREAM STOCKHOLDERS RECEIVE FOR THEIR GULFSTREAM SHARES IN THE MERGER?

A: When the merger is completed, Gulfstream stockholders will receive one share of General Dynamics common stock in exchange for each of their shares of Gulfstream common stock. This one-for-one exchange ratio will not change. Because the market price of the General Dynamics common stock may change from day to day, Gulfstream stockholders cannot be sure of the market value of the General Dynamics common stock they will receive in the merger at the time they vote their shares.

    The closing price of General Dynamics common stock on May 14, 1999, the last trading day before the announcement of the merger, was $71.44, and the closing price of Gulfstream common stock on that day was $55.63. The closing price of General Dynamics common stock on [ ], 1999, the day before this document was mailed to stockholders, was $[ ]. Either General Dynamics or Gulfstream may decide not to proceed with the merger if the average market price of a share of General Dynamics common stock for the 15 trading day period ending on the fifth trading day before the Gulfstream special meeting is less than $63.

Q:  WHAT WILL GENERAL DYNAMICS STOCKHOLDERS RECEIVE IN THE MERGER?

A: After the merger, the holders of shares of General Dynamics common stock will continue to hold their shares.

Q:  WILL THE MERGER BE TAXABLE TO ME?

A: The merger generally will not be taxable to either Gulfstream or General Dynamics stockholders.

Q:  WHAT DO I NEED TO DO NOW?

A: After you have carefully read this document, please indicate on your proxy card how you want to vote. Sign and date the proxy card and mail it in the enclosed prepaid return envelope marked "Proxy" as soon as possible, so that your shares may be represented and voted at the appropriate special meeting as indicated below:

                          General Dynamics Special Meeting

                                   [       ], 1999
                               10:00 a.m., local time
                   [Location of General Dynamics Special Meeting]

                             Gulfstream Special Meeting

                                   [       ], 1999
                               10:00 a.m., local time
                      [Location of Gulfstream Special Meeting]

    In order for us to complete the merger, the holders of a majority of the outstanding shares of General Dynamics common stock must vote to approve an amendment to General Dynamics' charter to increase the number of shares of common stock General Dynamics is authorized to issue and the holders of a majority of the shares of General Dynamics common stock present in person or by proxy at the General Dynamics special meeting must approve the issuance of shares of General Dynamics common stock in connection with the merger. In addition, the holders of a majority of the outstanding shares of Gulfstream common stock must vote to adopt and approve the merger agreement and approve the merger. THE BOARD OF DIRECTORS OF EACH COMPANY UNANIMOUSLY RECOMMENDS VOTING "FOR" EACH OF THE PROPOSALS REQUIRED TO COMPLETE THE MERGER.

Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker cannot vote your shares without specific instructions from you. Unless you follow the directions your broker provides to you regarding how to instruct your broker to vote your shares, your shares will not be voted.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at your company's special meeting. Just send in a later dated, signed proxy card or a written notice of revocation to your company's Secretary before your meeting or attend your meeting in person and vote.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES AT THIS TIME?

A: No. After we complete the merger, General Dynamics will send Gulfstream stockholders written instructions for exchanging their certificates. General Dynamics stockholders will not need to exchange their certificates.

Q:  WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We are working toward completing the merger as quickly as possible. We anticipate completing the merger shortly after the two stockholders meetings are held, assuming that the stockholders of both companies approve the transaction.

Q:  WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?

A: Both companies file reports and other information with the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov and at the offices of the New York Stock Exchange. You can also request copies of these documents from us.

Q:  WHO CAN ANSWER ANY OTHER QUESTIONS I MAY HAVE?

A:  If you have questions, you may contact our information agent:

                            Innisfree M & A Incorporated
                                 501 Madison Avenue
                                     20th Floor
                              New York, New York 10022
                                  (800)[          ]

                                    SUMMARY

     This summary highlights selected information from this document. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents referred to in this document to fully understand the merger. For a guide as to where you can obtain more information on General Dynamics and Gulfstream generally, see "Where You Can Find More Information" on page [ ].

GENERAL

     We propose a merger between General Dynamics and Gulfstream. As a result of the proposed merger, Gulfstream will become a wholly-owned subsidiary of General Dynamics. Based on financial results for 1998, the combined company would have had annual net sales of $7.4 billion and annual net earnings of $589 million for 1998. The combined company would have had approximately 38,800 employees.

THE COMPANIES

GENERAL DYNAMICS CORPORATION (SEE PAGE [ ])
3190 Fairview Park Drive
Falls Church, Virginia 22042-4523
(703) 876-3000

     General Dynamics' primary business is supplying sophisticated defense systems to the United States and its allies. General Dynamics operates in three primary business segments. The Marine Systems segment designs, builds and supports nuclear submarines, surface combatants and auxiliary ships for the United States Navy, including the new Virginia-class nuclear attack submarine and the DDG 51 Flight IIA Aegis destroyer, and provides ship management services for the United States government on prepositioning and ready-reserve ships. The Combat Systems segment develops, produces and supports land and amphibious combat systems, including the United States Army's M1A2 main battle tank and the Advanced Amphibious Assault Vehicle for the United States Marine Corps, other armored vehicles and a broad range of power trains, turrets and gun subsystems for the United States armed forces and international customers. It also is a leader in the production of ammunition products. General Dynamics' Information Systems and Technology segment provides expertise in signal and information processing, the use of commercial technologies for military applications, battlespace information management and intelligence data acquisition and processing within the defense and intelligence branches of the United States government and its allies.

     In 1998, General Dynamics had net sales of $5.0 billion and net earnings of $364 million. General Dynamics has approximately 31,000 employees.

GULFSTREAM AEROSPACE CORPORATION (SEE PAGE [ ])
500 Gulfstream Road
Savannah, Georgia 31408
(912) 965-3000

     Gulfstream is recognized worldwide as a leading designer, developer, manufacturer and marketer of advanced long range and ultra-long range business aircraft. Gulfstream has manufactured and sold over 1,000 large business aircraft since the introduction of the Gulfstream I. Since 1966, when Gulfstream created the large cabin business jet category with the introduction of the Gulfstream II, Gulfstream has dominated this segment of the market, capturing a cumulative market share of approximately 60%.

     Gulfstream operates principally in three segments: New Aircraft, Aircraft Services and Pre-Owned Aircraft. Within New Aircraft, Gulfstream's current product offerings are the Gulfstream IV-

SP, the Gulfstream V, Gulfstream Shares(R) (fractional ownership interest in Gulfstream IV-SPs and Gulfstream Vs), and Gulfstream Lease(SM). Within its Aircraft Services segment, Gulfstream offers aftermarket maintenance services, spare parts, engine overhaul and auxiliary power unit service and overhaul for both Gulfstream and other business aircraft. Gulfstream's Pre-Owned Aircraft segment markets and sells pre-owned Gulfstream aircraft and other business aircraft, acquired in trade, to a worldwide market.

     In 1998, Gulfstream had net sales of $2.4 billion and net earnings of $225 million. Gulfstream has approximately 7,800 employees.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGE [       ])

     General Dynamics common stock and Gulfstream common stock are listed on the New York Stock Exchange. For the five trading days before May 17, 1999, the date of the announcement of the merger, the average closing price of the General Dynamics common stock was $72.90 per share. For the same five trading days, the average closing price of the Gulfstream common stock was $54.60 per share. On
[       ], 1999, the last trading day before the date of this document, General
Dynamics common stock closed at $[       ] per share and Gulfstream common stock
closed at $[       ] per share.

     If the merger had occurred on [       ], 1999, the market value of a share
of General Dynamics common stock that Gulfstream stockholders would have received in the merger for each share of Gulfstream common stock would have been
$[       ]. While the exchange ratio is fixed, the market price of General
Dynamics common stock will fluctuate before the merger. You should obtain current stock price quotations.

     As of June 4, 1999, 127,575,741 shares of General Dynamics common stock were outstanding. As of May 28, 1999, 71,649,493 shares of Gulfstream common stock were outstanding and options to purchase 4,703,296 shares of Gulfstream common stock were outstanding. Immediately after the merger, former Gulfstream stockholders will own approximately 37% and current General Dynamics stockholders will own approximately 63% of the outstanding shares of General Dynamics.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGE [       ])

     General Dynamics Stockholders. Bear, Stearns & Co. Inc. delivered a written opinion to the General Dynamics board of directors to the effect that, as of May 13, 1999 (the date of the General Dynamics board meeting), and subject to the assumptions, qualifications and limitations set forth therein, the purchase price per share to be paid to the Gulfstream stockholders in the merger was fair, from a financial point of view, to General Dynamics. This opinion is not a recommendation to any General Dynamics stockholder as to how to vote. We have attached this opinion to this document as Appendix D. You should read it completely.

     Gulfstream Stockholders. Merrill Lynch & Co. delivered a written opinion to the Gulfstream board of directors that, as of May 16, 1999 (the date of the Gulfstream board meeting), and subject to the assumptions, qualifications and limitations set forth therein, the exchange ratio provided in the merger agreement was fair, from a financial point of view, to the stockholders of Gulfstream, other than General Dynamics and its affiliates. This opinion is not a recommendation to any Gulfstream stockholder as to how to vote. We have attached this opinion to this document as Appendix E. You should read it completely.

VOTES REQUIRED; RECORD DATE FOR VOTING (SEE PAGE [       ])

     General Dynamics Stockholders. You can vote at the General Dynamics special meeting in person or by proxy if you owned General Dynamics common stock at the close of business on

[       ], 1999. In order for us to complete the merger, the holders of a majority of the outstanding shares of General Dynamics common stock must vote to approve an amendment to General Dynamics' charter to increase the number of shares of common stock General Dynamics is authorized to issue and the holders of a majority of the shares of General Dynamics common stock present in person or by proxy at the General Dynamics special meeting must approve the issuance of General Dynamics shares in connection with the merger. If you do not vote your shares, the effect will be a vote against the proposal to amend General Dynamics' charter. If the proposal to amend the charter is not approved, the merger cannot proceed because General Dynamics does not presently have enough shares available to issue in the merger.

     On [       ], 1999, General Dynamics directors, executive officers and
affiliates may be deemed to beneficially own [       ] shares of General
Dynamics common stock, excluding shares which may be acquired upon exercise of
options. This is approximately [       ]% of the outstanding shares of General
Dynamics common stock. Each of the directors, executive officers and affiliates of General Dynamics has indicated that such stockholder intends to vote in favor of each of the proposals to be voted on at the General Dynamics special meeting.

     Gulfstream Stockholders. You can vote at the Gulfstream special meeting in person or by proxy if you owned Gulfstream common stock at the close of business
on [       ], 1999. In order for us to complete the merger, the holders of a majority of outstanding shares of Gulfstream common stock must vote to adopt and approve the merger agreement and approve the merger. If you do not vote your shares, the effect will be a vote against the approval of the merger agreement and the merger.

     Three investment partnerships affiliated with Forstmann Little & Co. have entered into a voting agreement with General Dynamics in which they have agreed to vote all 16,554,375 of their shares of Gulfstream common stock in favor of the merger. These shares represent approximately 23% of the outstanding shares of Gulfstream common stock on May 28, 1999. On May 28, 1999, Gulfstream directors and executive officers may be deemed to beneficially own 29,157 shares of Gulfstream common stock, excluding 1,661,054 shares which may be acquired upon exercise of options, and excluding shares owned by the Forstmann Little investment partnerships (which may be deemed to be beneficially owned by three directors). These 29,157 shares represent less than one percent of the outstanding shares of Gulfstream common stock. Each of the directors and executive officers of Gulfstream has indicated that he or she intends to vote for the adoption and approval of the merger agreement and approval of the merger.

RECOMMENDATIONS TO STOCKHOLDERS (SEE PAGE [       ])

     General Dynamics Stockholders. The board of directors of General Dynamics unanimously recommends that you vote "FOR" the proposal to amend General Dynamics' charter to increase the number of shares of common stock General Dynamics is authorized to issue and "FOR" the proposal to approve the issuance of General Dynamics shares in connection with the merger.

     Gulfstream Stockholders. The board of directors of Gulfstream unanimously recommends that you vote "FOR" the proposal to approve the merger agreement and the merger.

GULFSTREAM STOCK OPTIONS (SEE PAGE [       ])

     In the merger, each outstanding option to buy Gulfstream common stock that Gulfstream has granted under its stock option plans or agreements will become an option to buy the same number of shares of General Dynamics common stock on the same terms as were applicable to the Gulfstream options.

NO APPRAISAL RIGHTS (SEE PAGE [ ])

     Under Delaware law, Gulfstream and General Dynamics stockholders will not have any appraisal or dissenters' rights in connection with the merger.

ACCOUNTING TREATMENT (SEE PAGE [ ])

     We expect the merger to qualify as a pooling of interests for accounting purposes. Under this method, General Dynamics and Gulfstream will be treated as if they had always been combined for accounting and financial reporting purposes.

FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE [ ])

     Gulfstream stockholders generally will not recognize taxable gain or loss for federal income tax purposes in exchanging Gulfstream common stock for General Dynamics common stock in the merger. General Dynamics stockholders generally will not recognize taxable gain or loss for federal income tax purposes in the proposed merger. You should consult your own tax advisor for a full understanding of the tax consequences of the merger.

REGULATORY APPROVALS REQUIRED FOR THE MERGER (SEE PAGE [ ])

     On May 21, 1999, we filed the required information with the Antitrust Division of the Department of Justice and the Federal Trade Commission. [On
[       ], 1999, the waiting period under the pre-merger notification requirements of the federal antitrust laws expired.] The Antitrust Division of the Department of Justice and the Federal Trade Commission have the authority to challenge the merger on antitrust grounds at any time. We are not aware of any other significant regulatory approvals required for the merger.

COMPLETION OF THE MERGER (SEE PAGE [ ])

     Before we can complete the merger, we must satisfy a number of conditions. These include:

     - approval of each of the stockholder proposals required to complete the merger;

     - the absence of any legal prohibitions against the merger; and

     - material compliance by General Dynamics and Gulfstream with their obligations under the merger agreement.

     We will merge shortly after all of the conditions to the merger have been satisfied or waived. We anticipate completing the merger shortly after the two stockholder meetings are held, assuming that the stockholders of both companies approve the transaction.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE [ ])

     We may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of both companies have approved it.

     In addition, either General Dynamics or Gulfstream may decide to terminate the merger agreement if:

     - a court or other governmental agency issues a final order, decree or ruling prohibiting the merger;

     - the merger has not been completed by December 31, 1999;

     - the stockholders of the other company fail to approve the merger agreement;

     - the other company breaches its representations or obligations under the merger agreement in a material manner and does not cure the breach within 45 days after being notified of the breach; or

     - the average market price of a share of General Dynamics common stock for the 15 trading day period ending on the fifth trading day before the Gulfstream special meeting is less than $63.

TERMINATION FEE PAYABLE IF MERGER NOT COMPLETED (SEE PAGE [ ])

     If the merger is not completed because of another possible acquisition involving Gulfstream, Gulfstream may be required to pay a $150 million termination fee to General Dynamics. This fee could discourage other companies from trying to acquire Gulfstream before the merger.

VOTING AGREEMENT (SEE PAGE [ ])

     Three investment partnerships controlled by Forstmann Little have entered into a voting agreement with General Dynamics. Under this agreement, the partnerships have agreed to vote all of their shares of Gulfstream common stock in favor of the merger. The voting agreement covers shares representing approximately 23% of Gulfstream's total outstanding shares as of May 28, 1999.

REGISTRATION AGREEMENT (SEE PAGE [ ])

     General Dynamics has agreed to enter into a registration agreement with the three investment partnerships affiliated with Forstmann Little and certain directors and executive officers of Gulfstream. The registration agreement provides, among other things, that General Dynamics will, upon request, register for resale the shares of General Dynamics which the investment partnerships and these directors and executive officers will receive in the merger. Without this registration, the shares of General Dynamics common stock received by these persons in the merger would be subject to restrictions on resale under the federal securities laws that do not apply to the other stockholders of Gulfstream. It is anticipated that the three investment partnerships may register and sell all or a significant portion of the General Dynamics common stock they receive in the merger shortly after such resales are permitted under the accounting rules governing pooling of interests transactions (see "The Merger -- Resale Restrictions"), subject, however, to the market price of General Dynamics common stock, prevailing market conditions and other factors.

INTERESTS OF MEMBERS OF GULFSTREAM'S BOARD OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (SEE PAGE [ ])

     Some of Gulfstream's directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as stockholders. For at least one year following the merger, General Dynamics will elect Theodore J. Forstmann, who is the Chairman and Chief Executive Officer of Gulfstream and a general partner of Forstmann Little, as a director and the non-executive Chairman of the board of directors of Gulfstream and will elect Sandra
J. Horbach, who is a director of Gulfstream and a general partner of Forstmann Little, as a director of Gulfstream. Forstmann Little is affiliated with the three investment partnerships that together own approximately 23% of Gulfstream's common stock. Under the terms of their existing option agreements, all holders of options to acquire Gulfstream common stock (including the directors and executive officers of Gulfstream) will have the opportunity to exercise those options prior to the completion of the merger, whether or not those options are vested at the time of exercise, and unvested options held by certain optionholders (including certain directors and executive officers) will become fully vested and exercisable by reason of the completion of the merger. In addition, under the terms of the existing option agreements, certain transfer restrictions applicable to shares issuable upon the exercise of options will lapse upon completion of the merger.

COMPARISON OF RIGHTS OF GULFSTREAM STOCKHOLDERS AND GENERAL DYNAMICS
STOCKHOLDERS
(SEE PAGE [ ])

     After the merger, Gulfstream stockholders will become stockholders of General Dynamics and their rights as stockholders will be governed by the certificate of incorporation and bylaws of General Dynamics. There are some differences between the certificates of incorporation and bylaws of Gulfstream and General Dynamics. However, since General Dynamics and Gulfstream are both Delaware corporations, the rights of Gulfstream stockholders will continue to be governed by Delaware law after the merger.

SELECTED FINANCIAL DATA AND UNAUDITED COMPARATIVE PER SHARE DATA

     The following tables show summary historical financial data, earnings per share and book value per share for each of our companies and also show similar information reflecting the merger of our two companies (which we refer to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that our companies had been merged throughout those periods.

     We also assumed that we would treat our companies as if they had always been combined for accounting and financial reporting purposes (a method known as pooling of interests accounting). We computed the information listed as "equivalent pro forma" for Gulfstream by multiplying the pro forma amounts by the exchange ratio of 1:1. Since the exchange ratio for the merger is one share of General Dynamics common stock for each share of Gulfstream common stock, the resulting equivalent pro forma basis for Gulfstream is the same as General Dynamics' pro forma basis.

     The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout these periods.

     The combining companies have different quarterly reporting periods. General Dynamics' interim financial data is based on a 13-week period. Gulfstream's interim financial data is as of and for the three months ended March 31. Both companies have the same fiscal year ending December 31.

     We base certain of the information in the following tables on the historical financial information of our companies that we have presented in our prior filings with the SEC. When you read the summary financial information we provide in the following tables, you should also read the historical financial information and the more detailed financial information we provide in this
document, which you can find beginning at page [     ]. See "Where You Can Find
More Information" on page [     ] for instructions on how to obtain documents
each of our companies has filed with the SEC. General Dynamics' historical financial statements were audited by Arthur Andersen LLP, independent public accountants, and Gulfstream's historical financial statements were audited by Deloitte & Touche LLP, independent auditors.

GENERAL DYNAMICS SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table presents summary selected historical consolidated financial data for General Dynamics for each of the five years in the period ended December 31, 1998 and for the three-month periods ended April 4, 1999 and March 29, 1998. You should read this information in conjunction with the audited consolidated financial statements and related notes thereto and other financial information contained in the General Dynamics Annual Report on Form 10-K for the year ended

December 31, 1998. We derived the consolidated historical financial data for fiscal years 1994 through 1998 from the consolidated financial statements of General Dynamics, audited by Arthur Andersen LLP, independent public accountants. The statement of earnings data for fiscal years 1996 through 1998 and the balance sheet data for 1997 and 1998 are incorporated by reference into this document. The statement of earnings data for fiscal years 1994 and 1995, and the balance sheet data for fiscal years 1994, 1995 and 1996, are not incorporated by reference into this document.

     We derived the General Dynamics consolidated historical financial data for the three months ended April 4, 1999 and March 29, 1998 from General Dynamics' unaudited consolidated interim financial statements which are incorporated by reference into this document (except for the balance sheet data for the 1998 interim period). In the opinion of General Dynamics management, the unaudited consolidated interim historical financial statements contain all adjustments (consisting only of normal recurring accruals, except as otherwise noted) necessary for a fair statement of the results for these periods.

                                              THREE MONTHS ENDED
                                             --------------------              YEAR ENDED DECEMBER 31,
                                             APRIL 4,   MARCH 29,   ---------------------------------------------
                                               1999       1998      1998(b)   1997(c)    1996    1995(d)    1994
                                             --------   ---------   -------   -------   ------   -------   ------
                                                       (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATIONS:
Net sales..................................   $1,377     $1,154     $4,970    $4,062    $3,581   $3,067    $3,058
Earnings from continuing operations........      265(a)      82        364       316       270      247       223
Earnings per share from continuing
  operations:
  Basic....................................     2.09(a)     .65       2.88      2.51      2.14     1.96      1.77
  Diluted..................................     2.07(a)     .65       2.86      2.50      2.13     1.95      1.76
Cash dividends on common stock.............      .24        .22        .88       .82       .82      .75       .70
FINANCIAL POSITION:
Total assets...............................   $5,106     $4,145     $4,572    $4,091    $3,299   $3,164    $2,673
Long-term debt, including current
  portion..................................      162        268        169       265        38       38        40
Long-term debt -- finance operations,
  including current portion................      137         97        140       118       135      146       161

---------------
(a) Includes after-tax income of $165, or $1.29 per diluted share, from the settlement of refund claims for research and experimentation tax credits for the years 1981 through 1989.

(b) The operating results of the following acquired businesses are included from their respective closing dates:

                                                           CLOSING DATE
                                                           -----------------

  NASSCO Holdings Incorporated...........................  November 10, 1998
  Caldwell Cable Ventures Inc............................  August 31, 1998
  Computer Systems & Communications Corporation..........  June 30, 1998

    Each of these acquisitions has been accounted for under the purchase method of accounting. For more information, see Note C to the Consolidated Financial Statements of the 1998 General Dynamics Annual Report on Form 10-K incorporated by reference into this document.

(c) The operating results of the following acquired businesses are included from their respective closing dates:

                                                           CLOSING DATE
                                                           -----------------

  Computing Devices International........................  December 31, 1997
     (includes General Dynamics Information Systems,
       Computing Devices Canada Ltd. and Computing
       Devices Company Limited)
  Advanced Technology Systems............................  October 1, 1997
  Defense Systems & Armament Systems.....................  January 1, 1997
     (formerly operating units of Lockheed Martin)

    Each of these acquisitions has been accounted for under the purchase method of accounting. For more information, see Note C to the Consolidated Financial Statements of the 1998 General Dynamics Annual Report on Form 10-K incorporated by reference into this document.

(d) Includes Bath Iron Works, acquired on September 13, 1995, and accounted for under the purchase method of accounting.

GULFSTREAM AEROSPACE CORPORATION SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table presents summary selected historical consolidated financial data for Gulfstream for each of the five years in the period ended December 31, 1998 and for the three months ended March 31, 1999 and 1998. You should read this information in conjunction with the audited consolidated financial statements and related notes thereto and other financial information contained in the Gulfstream Annual Report on Form 10-K for the year ended December 31, 1998. We derived the consolidated historical financial data for fiscal years 1994 through 1998 from the consolidated financial statements of Gulfstream audited by Deloitte & Touche LLP, independent auditors. The statement of earnings data for fiscal years 1996 through 1998 and the balance sheet data for 1997 and 1998 are incorporated by reference into this document. The statement of earnings data for fiscal years 1994 and 1995, and the balance sheet data for fiscal years 1994, 1995 and 1996, are not incorporated by reference into this document.

     We derived the Gulfstream consolidated historical financial data for the three months ended March 31, 1999 and 1998 from Gulfstream's unaudited consolidated interim financial statements which are incorporated by reference into this document (except for the balance sheet data for the 1998 interim period). In the opinion of Gulfstream management, the unaudited consolidated interim historical financial statements contain all adjustments (consisting only of normal recurring accruals) necessary for a fair statement of results for these periods.

                                           THREE MONTHS
                                               ENDED
                                             MARCH 31,                  YEAR ENDED DECEMBER 31,
                                          ---------------   ------------------------------------------------
                                           1999     1998    1998(A)   1997(B)   1996(C),(D)   1995(C)   1994
                                          ------   ------   -------   -------   -----------   -------   ----
                                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATIONS:
Net sales...............................  $  625   $  503   $2,428    $1,904      $1,064      $1,042    $902
Earnings from continuing operations.....      58       41      225       243          47          29      24
Earnings per share from continuing
  operations:
  Basic.................................     .81      .56     3.08      3.28         .64         .39     n/a
  Diluted...............................     .79      .54     3.00      3.12         .60         .37     n/a
Cash dividends on common stock..........      --       --       --        --          --          --      --
FINANCIAL POSITION:
Total assets............................  $1,723   $1,370   $1,614    $1,474      $1,313      $  981    $746
Long-term debt, including current
  portion...............................     342      361      361       380         400         146     178

---------------
(a) The operating results of an acquired business, K-C Aviation, Inc., are included from the date of closing, August 19, 1998. The acquisition was accounted for under the purchase method of accounting. For more information, see Note 2 to the Consolidated Financial Statements of the 1998 Gulfstream Annual Report on Form 10-K incorporated by reference into this document.

(b) As a result of numerous factors, including Gulfstream's recent earnings trends and the size of its contractual backlog, Gulfstream determined that its net deferred tax asset was likely to be realized and, in the quarter ended September 30, 1997, released its deferred tax valuation allowance, totaling $94. Of this amount, $29 related to the exercise of stock options and was credited to additional paid-in capital and $65 was recorded as a one-time, non-cash income tax benefit. In the quarter ended December 31, 1997, Gulfstream recorded an income tax provision based on an estimated effective tax rate of 37.5%.

(c) Earnings per share (EPS) information for 1996 and 1995 is based on historical unadjusted net income divided by pro forma weighted average number of shares. On October 16, 1996, Gulfstream issued and selling stockholders sold shares of common stock in an initial public offering. In connection and simultaneously with the closing of the initial public offering, Gulfstream effected a recapitalization plan. Shares included for basic EPS give retroactive effect to the recapitalization plan, the shares issued to option holders upon the exercise of options at the date of the initial public offering, and the shares issued pursuant to the initial public offering as if such transactions had occurred at the beginning of the period. See Note 11 to the Consolidated Financial Statements of the 1998 Gulfstream Annual Report on Form 10-K incorporated by reference into this document. Diluted EPS further includes the effects of options granted in 1996 and 1995 as if such options had been outstanding for all periods presented.

(d) Long-term debt at December 31, 1996 gives effect to the recapitalization plan and initial public offering which occurred during the fourth quarter of 1996. See Note 11 to the Consolidated Financial Statements of the 1998 Gulfstream Annual Report on Form 10-K incorporated by reference into this document.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The table below sets forth selected unaudited pro forma combined financial data for the combined company and is based on adjustments to the historical consolidated financial statements of General Dynamics and Gulfstream to give effect to the merger using the pooling of interests method of accounting for business combinations. We have derived the unaudited pro forma combined financial data from the Unaudited Pro Forma Combined Financial Data included elsewhere in this document. The combining companies have different quarterly reporting periods. General Dynamics' interim financial data is based on a 13-week period. Gulfstream's interim financial data is as of and for the three months ended March 31. Both companies have the same fiscal year ending December 31. You should read this information in conjunction with the "Unaudited Pro Forma
Combined Financial Data" on page [     ].

     The unaudited pro forma combined statements of earnings do not reflect any cost savings or merger-related expenses anticipated as a result of the merger. These pro forma statements are not necessarily indicative of the financial performance which would have occurred had the merger been consummated at the beginning of the earliest period presented, nor are they necessarily indicative of the combined company's future financial performance.

                                                     THREE MONTHS ENDED
                                                    --------------------   YEAR ENDED DECEMBER 31,
                                                    APRIL 4,   MARCH 29,   ------------------------
                                                      1999       1998       1998     1997     1996
                                                    --------   ---------   ------   ------   ------
                                                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATIONS:
Net sales.........................................   $2,002     $1,657     $7,398   $5,966   $4,645
Net earnings......................................      323        123        589      559      317
Net earnings per share:
  Basic...........................................     1.62        .62       2.95     2.80     1.58
  Diluted.........................................     1.60        .61       2.91     2.73     1.54
Cash dividends on common stock....................      .24        .22        .88      .82      .82
FINANCIAL POSITION:
Total assets......................................   $6,829
Long-term debt, including current portion.........      504
Long-term debt -- finance operations, including
  current portion.................................      137

COMPARATIVE PER SHARE DATA

     The following table sets forth the earnings from operations, cash dividends and book value per common share data for General Dynamics and Gulfstream on an historical and a pro forma basis. No common stock cash dividends were paid by Gulfstream for the periods presented. We derived the pro forma earnings data from the Unaudited Pro Forma Combined Statements of Earnings appearing elsewhere in this document, which give effect to the merger as a pooling of interests as if the merger had been consummated at the beginning of the earliest period presented. The pro forma dividend data assume dividend payments consistent with General Dynamics' historical payments. The exchange ratio for the merger is one share of General Dynamics common stock for each share of Gulfstream common stock. Accordingly, the equivalent pro forma basis for Gulfstream is the same as the General Dynamics pro forma basis.

     The combining companies have different quarterly reporting periods. General Dynamics' interim financial data is based on a 13-week period. Gulfstream's interim financial data is as of and for the three months ended March 31. Both companies have the same fiscal year ending December 31.

     You should read the respective audited and unaudited consolidated financial statements and related notes of General Dynamics and Gulfstream incorporated by reference into this document. The unaudited pro forma data set forth below may not necessarily reflect the financial condition or results of operations of General Dynamics that would have actually resulted had the merger occurred as of the date and for the periods indicated or reflect the future earnings of General Dynamics.

                                                                  THREE MONTHS ENDED
                                                                -----------------------        YEAR ENDED DECEMBER 31,
                                                                APRIL 4,      MARCH 29,      ----------------------------
                                                                  1999          1998          1998       1997       1996
                                                                --------      ---------      ------      -----      -----
General Dynamics historical earnings per share:
    Basic.................................................       $ 2.09(a)      $.65         $ 2.88      $2.51      $2.14
    Diluted...............................................         2.07(a)       .65           2.86       2.50       2.13
  Cash dividends paid per share...........................          .24          .22            .88        .82        .82
  Book value per share....................................        19.53                       17.51
Gulfstream historical earnings per share:
    Basic.................................................       $  .81         $.56         $ 3.08      $3.28(b)   $ .64
    Diluted...............................................          .79          .54           3.00       3.12(b)     .60
  Book value per share....................................         3.00                        2.70
General Dynamics unaudited pro forma earnings per share:
    Basic.................................................       $ 1.62         $.62         $ 2.95      $2.80      $1.58
    Diluted...............................................         1.60          .61           2.91       2.73       1.54
  Cash dividends paid per share...........................          .24          .22            .88        .82        .82
  Book value per share....................................        13.57
Gulfstream equivalent unaudited pro forma earnings per
  share:
    Basic.................................................       $ 1.62         $.62         $ 2.95      $2.80      $1.58
    Diluted...............................................         1.60          .61           2.91       2.73       1.54
  Cash dividends paid per share...........................          .24          .22            .88        .82        .82
  Book value per share....................................        13.57

---------------
(a) Includes after-tax income of $165 million, or $1.29 per diluted share, from the settlement of refund claims for research and experimentation tax credits for the years 1981 through 1989.

(b) As a result of numerous factors, including Gulfstream's recent earnings trends and the size of its contractual backlog, Gulfstream determined that its net deferred tax asset was likely to be realized and, in the quarter ended September 30, 1997, released its deferred tax valuation allowance, totaling $94 million. Of this amount, $29 million related to the exercise of stock options and was credited to additional paid-in capital and $65 million was recorded as a one-time, non-cash income tax benefit. In the quarter ended December 31, 1997, Gulfstream recorded an income tax provision based on an estimated effective tax rate of 37.5%.

MARKET PRICES AND DIVIDENDS

     General Dynamics common stock is listed for trading on the New York Stock Exchange, Chicago Stock Exchange and Pacific Stock Exchange under the trading symbol "GD." Gulfstream common stock is listed for trading on the New York Stock Exchange under the symbol "GAC." The following table sets forth, for the periods indicated, the range of the high and low sale prices of General Dynamics common stock and Gulfstream common stock, and the dividends paid per share of General Dynamics common stock. No common stock cash dividends were declared or paid by

Gulfstream for the periods presented. All information gives effect to the General Dynamics two-for-one stock split effected in April 1998.

                                                        GENERAL DYNAMICS              GULFSTREAM
                                                          COMMON STOCK               COMMON STOCK
                                                  ----------------------------      ---------------
                                                   HIGH       LOW     DIVIDEND       HIGH     LOW
                                                  -------   -------   --------      ------   ------
1996:
  First Quarter.................................  $31.438   $28.813    $.205           n/a      n/a
  Second Quarter................................   32.625    28.500     .205           n/a      n/a
  Third Quarter.................................   34.813    28.750     .205           n/a      n/a
  Fourth Quarter (a)............................   37.750    33.375     .205        $26.00   $20.75
1997:
  First Quarter.................................   36.125    32.813     .205         24.13    21.25
  Second Quarter................................   38.938    31.563     .205         32.75    21.75
  Third Quarter.................................   45.750    37.000     .205         31.13    26.00
  Fourth Quarter................................   44.438    37.969     .205         32.06    26.50
1998:
  First Quarter.................................   45.750    41.781      .22         44.44    28.75
  Second Quarter................................   48.375    40.250      .22         46.94    41.25
  Third Quarter.................................   55.000    42.875      .22         51.50    31.13
  Fourth Quarter................................   62.000    49.250      .22         57.44    29.00
1999:
  First Quarter.................................   66.750    53.000      .24         59.75    40.75
  Second Quarter (through June 7, 1999).........   75.438    63.250      .24         64.44    40.31

---------------
(a) Gulfstream's fourth quarter high and low stock price is for the period from October 10, 1996, the date of its initial public offering, through December 31, 1996.

     Set forth below are the closing prices for shares of General Dynamics common stock and Gulfstream common stock on May 14, 1999, the last trading day prior to public announcement of the execution of the merger agreement, and on
[       ], 1999, the last trading day prior to the date of this document. Also set forth below for each of those prices is the equivalent pro forma price of Gulfstream common stock (as determined by multiplying the applicable price of General Dynamics common stock by the one-for-one exchange ratio). Because the exchange ratio is fixed and because the market price of General Dynamics common stock is subject to fluctuation, the market value of the General Dynamics common stock that holders of Gulfstream common stock will receive in the merger may increase or decrease prior to and following the completion of the merger. Holders of General Dynamics common stock and Gulfstream common stock are urged to obtain current market quotations.

                                                                                GULFSTREAM PRO FORMA
                                             GENERAL DYNAMICS    GULFSTREAM    COMMON STOCK EQUIVALENT
                                               COMMON STOCK     COMMON STOCK            (1:1)
                                             ----------------   ------------   -----------------------
May 14, 1999...............................      $71.4375         $55.625             $71.4375
[       ], 1999............................      $                $                   $

                                  RISK FACTORS

     You should consider the following matters in deciding how to vote. You also should consider the other information included or incorporated by reference in this document.

SINCE THE MARKET PRICE OF GENERAL DYNAMICS COMMON STOCK FLUCTUATES, GULFSTREAM STOCKHOLDERS CANNOT BE SURE OF THE MARKET VALUE OF THE GENERAL DYNAMICS COMMON STOCK THEY WILL RECEIVE IN THE MERGER.

     - At the time the merger is completed, each share of Gulfstream common stock will be converted into the right to receive one share of General Dynamics common stock. This exchange ratio will not be adjusted in the event of any increase or decrease in the price of the General Dynamics common stock or the Gulfstream common stock. As a result, the value of the General Dynamics common stock received by Gulfstream stockholders in the merger may be higher or lower than the market value of the General Dynamics common stock at the time you vote on the merger. Either General Dynamics or Gulfstream may decide not to proceed with the merger if the average market price of a share of General Dynamics common stock for the 15 trading day period ending on the fifth trading day before the Gulfstream special meeting is less than $63. Neither party is obligated to exercise this right, however, and the parties could decide to proceed with the merger even though the average market price for that period is less than $63 per share.

WE CANNOT ASSURE YOU THAT GENERAL DYNAMICS AND GULFSTREAM WILL BE ABLE TO SUCCESSFULLY INTEGRATE THEIR BUSINESSES.

     - General Dynamics currently intends to operate Gulfstream as a separate subsidiary after the merger under the management of its present executive officers. The merger will nevertheless require some integration of the management and operations of companies that have previously operated separately. This involves a number of risks, including the possible loss of key management personnel and additional demands on management resulting from the increase in the size of General Dynamics after the merger.

WE MAY NOT BE SUCCESSFUL IN OPERATING A COMMERCIAL BUSINESS.

     - The businesses currently operated by General Dynamics are primarily in the defense industry. After the merger, Gulfstream will be General Dynamics' only major commercial business. The operation of a commercial business presents challenges that are different from the challenges faced in operating in the defense industry. General Dynamics may not be successful in adapting its management practices to operate a commercial business or in retaining key personnel with experience in managing Gulfstream's business.

THE COMBINED COMPANY WILL FACE RISKS THAT ARE DIFFERENT FROM THOSE NOW FACED ONLY BY GENERAL DYNAMICS AND GULFSTREAM INDIVIDUALLY.

     - Gulfstream's principal business is the design, development, manufacture and marketing of long range and ultra-long range business jet aircraft. A downturn in general economic conditions could result in a reduction in the orders received by Gulfstream for its new and pre-owned aircraft. Adverse business and economic conditions could also cause customers to be unable or unwilling to consummate the purchase of aircraft and could, therefore, result in order cancellations. If one or a number of catastrophic events were to occur with the Gulfstream fleet, and it was determined to be related to the aircraft manufacturer, Gulfstream's reputation and sales of Gulfstream aircraft could be adversely affected. Since Gulfstream relies on the sales of a relatively small number of new aircraft to provide the substantial portion of its revenues, a decrease in the number of deliveries could have a material adverse effect on the results of Gulfstream's operations.

     - General Dynamics' primary business is supplying sophisticated defense systems to the United States and its allies. Although increases in the United States defense budget have recently been proposed, the defense procurement budgets of the United States and many of its principal allies have been significantly reduced in recent years. These reductions have led to consolidation and increased competition in the defense industry. Major defense procurement programs in which General Dynamics is currently involved may be delayed or reduced in scope in the future as a result of budgetary constraints. Future programs may also be awarded to competing companies rather than General Dynamics.

THE TERMINATION FEE MAY DISCOURAGE OTHER COMPANIES FROM TRYING TO ACQUIRE GULFSTREAM EVEN IF THE OTHER ACQUISITION WOULD OFFER HIGHER IMMEDIATE VALUE TO GULFSTREAM STOCKHOLDERS.

     - We have agreed to a termination fee that could discourage other companies from trying to acquire Gulfstream. Other acquisitions may be superior to the merger for Gulfstream's stockholders. If this termination fee were to be paid, Gulfstream would experience a material negative impact on its financial condition and results of operations. This may discourage other companies from trying to acquire Gulfstream.

DIRECTORS AND EXECUTIVE OFFICERS OF GULFSTREAM MAY HAVE INTERESTS THAT ARE DIFFERENT FROM OR IN ADDITION TO YOUR INTERESTS AS A STOCKHOLDER.

     - When considering the recommendations of the board of directors of each company, you should be aware that some members of the Gulfstream board of directors and some executive officers of Gulfstream may have interests in the merger that are different from, or in addition to, your interests as stockholders.

        - For at least one year following the merger, General Dynamics will elect Theodore J. Forstmann, who is the Chairman and Chief Executive Officer of Gulfstream and a general partner of Forstmann Little, as a director and the non-executive Chairman of the board of directors of Gulfstream and will elect Sandra J. Horbach, who is a director of Gulfstream and a general partner of Forstmann Little, as a director of Gulfstream. Forstmann Little is affiliated with three investment partnerships that together own approximately 23% of Gulfstream's common stock.

        - Under the terms of their existing option agreements, all holders of options to acquire Gulfstream common stock (including the directors and executive officers of Gulfstream) will have the opportunity to exercise those options prior to the completion of the merger, whether or not those options are vested at the time of exercise, and unvested options held by certain optionholders (including certain directors and executive officers) will become fully vested and exercisable by reason of the completion of the merger. In addition, under the terms of the existing option agreements, certain transfer restrictions applicable to shares issuable upon the exercise of options will lapse upon completion of the merger.

        - General Dynamics has agreed to enter into a registration agreement with the three investment partnerships affiliated with Forstmann Little and certain directors and executive officers of Gulfstream. The registration agreement provides, among other things, that General Dynamics will, upon request, register for resale the shares of General Dynamics which the partnerships and these directors and executive officers will receive in the merger. Without this registration, the shares of General Dynamics common stock received by these persons in the merger would be subject to restrictions on resale under the federal securities laws that do not apply to the other stockholders of Gulfstream.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     This document contains forward-looking statements about the merger and about our financial condition, results of operations, plans, objectives, future performance and business. This includes information relating to:

     - benefits, revenues and earnings estimated to result from the merger;

     - estimated costs of combining our companies; and

     - the expected refinancing of Gulfstream's debt.

     It also includes statements using words like "believes," "expects," "intends," "anticipates" or "estimates" or similar expressions.

     These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including those discussed under "Risk Factors" above and the following:

     - sales following the merger are lower than expected;

     - the defense procurement budgets of the United States and its allies are reduced;

     - future defense procurement programs are delayed or reduced in scope or contracts relating to these programs are awarded to competing companies;

     - the costs of providing compensation and benefits to our employees increase;

     - competition increases in our industry or markets;

     - costs or difficulties related to the integration of our businesses or other acquired businesses are greater than expected;

     - changes in general economic conditions or in political or competitive forces;

     - technological changes, including "Year 2000" data systems compliance issues, are more difficult or expensive to implement than anticipated;

     - there are changes in the securities markets; and

     - we suffer the loss of key personnel.

     There is also the risk that we incorrectly analyze these risks and forces, or that the strategies we develop to address them are unsuccessful.

     For additional information regarding risks relating to Gulfstream, see
Exhibit 99.1 to Gulfstream's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated into this document by reference.

     Because these forward-looking statements involve risks and uncertainties, actual results may differ significantly from those predicted in these forward-looking statements. You should not place a lot of weight on these statements. These statements speak only as of the date of this document or, in the case of any document incorporated by reference, the date of that document.

     All subsequent written and oral forward-looking statements attributable to General Dynamics or Gulfstream or any person acting on our behalf are qualified by the cautionary statements in this section. We will have no obligation to revise these forward-looking statements.

                              THE SPECIAL MEETINGS

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

     If we meet the terms and conditions of the merger agreement, Tara Acquisition Corporation, a wholly-owned subsidiary of General Dynamics, will merge with and into Gulfstream. After the merger, Gulfstream will be a wholly-owned subsidiary of General Dynamics. In the merger, each share of Gulfstream common stock, par value $.01 per share, issued and outstanding immediately before the merger will convert into the right to receive one share of General Dynamics common stock, par value $1.00 per share. You are urged to read the copy of the merger agreement attached to this document as Appendix A.

     General Dynamics. At the General Dynamics special meeting, stockholders of General Dynamics will vote on a proposal to approve an amendment to General Dynamics' charter to increase the number of shares of common stock General Dynamics is authorized to issue and a proposal to approve the issuance of shares in connection with the merger. THE GENERAL DYNAMICS BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF GENERAL DYNAMICS VOTE "FOR" EACH OF THE PROPOSALS REQUIRED TO COMPLETE THE MERGER.

     Gulfstream. At the Gulfstream special meeting, stockholders of Gulfstream will vote on a proposal to adopt and approve the merger agreement and approve the merger. THE GULFSTREAM BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF GULFSTREAM VOTE "FOR" THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

VOTES REQUIRED TO COMPLETE THE MERGER

     General Dynamics. The affirmative vote of the holders of a majority of the outstanding shares of General Dynamics common stock is required to approve the proposal to amend General Dynamics' charter to increase the number of shares of common stock General Dynamics is authorized to issue. The affirmative vote of the holders of a majority of the shares of General Dynamics common stock present in person or by proxy at the General Dynamics special meeting is required to approve the issuance of shares in connection with the merger. Each share of General Dynamics common stock is entitled to one vote. If the proposal to amend the charter is not approved, the merger cannot proceed because General Dynamics does not presently have enough shares available to issue in the merger. If you abstain or fail to vote your shares on that proposal, it will have the same effect as voting against that proposal and the merger.

     Only holders of record of General Dynamics common stock at the close of
business on [                     ], 1999 are entitled to receive notice of and
vote at the General Dynamics special meeting. As of [                     ],
1999, there were [          ] shares of General Dynamics common stock
outstanding. Holders of a majority of the outstanding shares of General Dynamics common stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the General Dynamics special meeting.

     On [                     ], 1999, General Dynamics directors and executive
officers and its affiliates may be deemed to beneficially own [          ]
shares of General Dynamics common stock, excluding shares which may be acquired
upon exercise of options. This is approximately [          ]% of the outstanding
shares of General Dynamics common stock. Each of the directors, executive officers and affiliates of General Dynamics has indicated that such stockholder intends to vote in favor of each of the proposals to be voted on at the General Dynamics special meeting.

     We will have a list of General Dynamics stockholders entitled to vote at the General Dynamics special meeting available during normal business hours at the offices of General Dynamics, 3190

Fairview Park Drive, Falls Church, Virginia 22042-4523, for the ten day period before the General Dynamics special meeting.

     Gulfstream. The affirmative vote of the holders of a majority of the outstanding shares of Gulfstream common stock is required to adopt and approve the merger agreement and approve the merger. Each share of Gulfstream common stock entitles the holder to one vote. If you abstain or fail to vote your shares on this proposal, it will have the same effect as voting against the proposal and the merger.

     Only holders of record of Gulfstream common stock at the close of business
on [                     ], 1999 are entitled to receive notice of and vote at
the Gulfstream special meeting. As of May 28, 1999, there were 71,649,493 shares of Gulfstream common stock entitled to vote. Holders of a majority of the outstanding shares of Gulfstream common stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Gulfstream special meeting.

     Three investment partnerships affiliated with Forstmann Little have entered into a voting agreement with General Dynamics in which they have agreed to vote all 16,554,375 of their shares of Gulfstream common stock in favor of the merger. These shares represent approximately 23% of the outstanding shares of Gulfstream common stock on May 28, 1999. On May 28, 1999, Gulfstream directors and executive officers may be deemed to beneficially own 29,157 shares of Gulfstream common stock, excluding 1,661,054 shares which may be acquired upon exercise of options, and excluding shares owned by the Forstmann Little investment partnerships (which may be deemed to be beneficially owned by three of the directors). These 29,157 shares represent less than one percent of the outstanding shares of Gulfstream common stock. Each of the directors and executive officers of Gulfstream has indicated that he or she intends to vote for the adoption and the approval of the merger agreement and the approval of the merger.

     We will have a list of Gulfstream stockholders entitled to vote at the Gulfstream special meeting available during normal business hours at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, for the ten day period before the Gulfstream special meeting.

HOW PROXIES WILL BE VOTED AT THE SPECIAL MEETINGS

     Shares represented by a proxy will be voted at the special meeting as specified in the proxy. Properly executed proxies that do not contain voting instructions will be voted "FOR" each of the proposals to be considered at the special meetings.

     We will count properly executed proxies marked "Abstain" for purposes of determining whether there is a quorum, but the shares that any of these proxies represent will not be voted at the special meeting.

     Under New York Stock Exchange rules, your broker cannot vote your shares of General Dynamics common stock or shares of Gulfstream common stock without specific instructions from you. Unless you follow the directions your broker provides to you regarding how to instruct your broker to vote your shares, your shares will not be voted.

HOW TO REVOKE A PROXY

     Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person at your stockholders meeting (which will automatically revoke your proxy).

     In addition, a General Dynamics stockholder may revoke a proxy at any time before it is voted at the General Dynamics special meeting by delivering a later dated executed proxy or a written notice of revocation to David A. Savner, Senior Vice President, General Counsel and Secretary of General Dynamics, 3190 Fairview Park Drive, Falls Church, Virginia 22042-4523.

     A Gulfstream stockholder may also revoke a proxy at any time before it is voted at the Gulfstream special meeting by delivering a later dated executed proxy or a written notice of revocation to Chris A. Davis, Executive Vice President, Chief Financial and Administrative Officer and Secretary of Gulfstream, 500 Gulfstream Road, Savannah, Georgia 31408.

SOLICITATION OF PROXIES

     We will each bear the cost of soliciting proxies from our own holders of common stock, including the cost of printing and mailing this document to each of our stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from holders of common stock by telephone, in person or through other means. We will not compensate these people for this solicitation, but we will reimburse them for reasonable out-of-pocket expenses they have in connection with this solicitation. We will also arrange for brokerage firms, fiduciaries and other custodians to send solicitation materials to the beneficial owners of shares held of record by those persons. We will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses. Innisfree M&A Incorporated will assist both General Dynamics and Gulfstream in the solicitation of proxies for a fee of up to $10,000, plus reimbursement of reasonable out-of-pocket expenses, the costs of which will be shared by us. In addition, we will each indemnify the firm against specific liabilities, including liabilities under the federal securities laws.

                                 THE COMPANIES

GENERAL DYNAMICS CORPORATION

     General Dynamics' primary business is supplying sophisticated defense systems to the United States and its allies. General Dynamics operates in three primary business segments: Marine Systems, Combat Systems and Information Systems and Technology.

     Marine Systems. The Marine Systems segment of General Dynamics designs, builds and supports nuclear submarines, surface combatants and auxiliary ships for the United States Navy. The group also manages ready-reserve and prepositioning ships and builds commercial vessels. It has the broadest range of integration, design, engineering and production skills in naval shipbuilding. The Marine Systems segment has three shipyards: Electric Boat Corporation in Groton, Connecticut; Bath Iron Works in Bath, Maine; and National Steel and Shipbuilding Company, or NASSCO, in San Diego, California.

     Electric Boat designs and builds nuclear submarines and is the prime contractor for the United States Navy's new 30-boat Virginia-class attack submarine. In addition, Electric Boat is designing the nuclear propulsion plant for the Navy's next generation aircraft carrier and, along with Bath Iron Works, is leading an industry team in the development of an advanced electric-drive system to power the Navy's surface, submarine and possibly aircraft carrier fleets in the next century.

     Bath Iron Works designs and builds surface combatants for the Navy, including the DDG 51 Flight IIA Aegis destroyer and the LPD 17 amphibious assault transport class. Bath is also leading one of two industry teams competing on design concepts for the DD 21 land destroyer, the Navy's next generation of surface combatants. Bath is currently updating its facilities with a $218 million modernization project which is expected to make Bath one of the most efficient shipyards in the country.

     NASSCO designs and builds auxiliary ships for the United States Navy and tankers and other vessels for the commercial ship market and is a principal West Coast repair facility for the Navy. NASSCO is currently building large-capacity medium speed roll-on/roll-off strategic sealift ships for the United States Navy and is well positioned to win at least half of a new program for Navy auxiliary dry cargo ships. Since 1972, NASSCO has delivered 36 commercial ships including 40% of the United States' flag tanker fleet.

     American Overseas Marine Corporation, also part of the Marine Systems segment of General Dynamics, manages ready-reserve and prepositioning ships for the United States Navy, Marine Corps and Army.

     Combat Systems. The Combat Systems segment of General Dynamics develops, produces and supports land and amphibious combat systems, including the United States Army's M1A2 main battle tank, other armored vehicles, wheeled reconnaissance vehicles, suspensions, engines, transmissions, guns and ammunition handling systems, turrets and turret drive systems, and ordnance for the United States armed forces and international customers. The Combat Systems segment has two business units: Land Systems in Warren, Michigan and Armament Systems in Burlington, Vermont.

     Land Systems is focused on four segments of the ground combat systems market: modernization of heavy combat vehicles, the Advanced Amphibious Assault Vehicle and its potential variants, lightweight, wheeled vehicles and power packs. Under a multiyear contract with the United States Army, Land Systems is modernizing 240 M1 main battle tanks to the M1A2 SEP configuration with delivery beginning in August, 1999. Land Systems has also reached an agreement in principle with the United States Army to extend delivery of M1A2 tanks through 2005 and has received a contract to refurbish additional M1A1 tanks. Moreover, under an agreement with the United States Army, Land Systems has begun to jointly pursue foreign sales of M1 series tanks.

     With respect to new combat systems, Land Systems recently secured a contract to produce Wolverine heavy assault bridges for the Army, rolled-out the first Advanced Amphibious Assault Vehicle prototype for the Marine Corps and completed construction, integration and final assembly of the first Crusader prototype for the Army. In addition, Land Systems won a contract to build four demonstrators of a hybrid electric drive reconnaissance, surveillance and targeting vehicle for the Marine Corps.

     Armament Systems develops and produces multi-based gun systems for the United States government. It continues to develop advanced lightweight weapons systems for several new programs, including the F-22 fighter jet and the new single barrel Objective Crew Served Weapon system. It is also a subcontractor on the Crusader program and on the Advanced Gun System for the Navy. Armament Systems is also the prime contractor for the Hydra-70 air-to-ground rocket system for the Army. At the end of 1998, Armament Systems launched American Ordnance, a joint venture that consolidated the two largest United States Army ammunition production facilities and bolsters General Dynamics' position in the ordnance production market.

     Information Systems and Technology. The Information Systems and Technology segment of General Dynamics provides expertise in signal and information processing, the use of commercial technologies for military applications, battlespace information management and intelligence data acquisition and processing within the defense and intelligence branches of the United States government and its allies. The group is also a premier integrator of marine and ground combat systems. The Information Systems and Technology segment has six business units: Advanced Technology Systems in Greensboro, North Carolina; Information Systems in Bloomington, Minnesota; Computing Devices Canada in Nepean, Ontario; Computing Devices Company in Hastings, England; Computer Systems and Communications Company in Arlington, Virginia; and Defense Systems in Pittsfield, Massachusetts.

     Advanced Technology Systems has designed a command, control, communications and intelligence system for the Navy's new 30-boat Virginia-class attack submarine, is designing an advanced networking solution for the Navy's LPD 17 amphibious assault ships and was recently named a prime contractor of a Navy program for a tactical networking and advanced communications system that links together sea and shore units.

     Information Systems provides low-cost, radiation-tolerant, high-throughput space computers for Low Earth Orbit satellites, recently delivered the first advanced commercial-based computer for the Navy's F-18 E/F aircraft and has made advances in hardware and software technologies that are providing low-cost, enhanced performance benefits to a wide array of programs, including Joint STARS, AWACS and V-22 aircraft and Aegis-equipped ships.

     Computing Devices Canada is a supplier of command and control and acoustic processing products to Canada's Department of National Defense, the United States Army and the United Kingdom's Ministry of Defense. In addition, Computing Devices Canada works on chemical-biological and land mine detection programs for Canada's Department of National Defense and has delivered Iris, a new digital battlefield communication system, to the Canadian Army. Computing Devices Canada is also the sonar system integrator for a Swedish Navy frigate program, has a similar role for a Belgian Navy frigate program and provides acoustic processors for a Royal Australian Air Force aircraft modernization program.

     Computing Devices Company is a partner in the production of the Eurofighter aircraft and recently won a contract to upgrade the weapons stores management system of the AV-8 Harrier.

     Computer Systems and Communications Company has designed and manages a network to link more than 250 intelligence workstations in 15 NATO countries. It also oversees a data and communications network for 27 partner nations in Eastern and Central Europe and Asia.

     Defense Systems continues to be a leading provider of fire control systems for the United States Navy's Trident ballistic missile submarine fleet and recently won a modernization contract for the program. Defense Systems is also developing a computer-based, automated, diagnostic maintenance and training product.

GULFSTREAM AEROSPACE CORPORATION

     Gulfstream is recognized worldwide as a leading designer, developer, manufacturer and marketer of advanced long range and ultra-long range business aircraft. Gulfstream operates principally in three segments: New Aircraft, Aircraft Services and Pre-Owned Aircraft.

New Aircraft

     Gulfstream's New Aircraft segment operates in the business aircraft market which is generally divided into four market segments: light, medium, large and ultra-long range. These market segments are defined on the basis of range, cabin volume and gross operating weight. Gulfstream sells new aircraft on a completed basis, including exterior paint, installation of customer selected interiors and optional avionics. Gulfstream's principal product offerings are discussed below:

     - Gulfstream V

     Gulfstream's newest aircraft product is the Gulfstream V, which serves the ultra-long range market. Gulfstream believes the Gulfstream V provides the longest range, fastest cruising speed and most technologically advanced avionics of any ultra-long range business jet aircraft currently in operation. The Gulfstream V received final type certification from the Federal Aviation Administration on April 11, 1997. Deliveries of the first outfitted aircraft to customers began in 1997. As of June 1, 1999, the Gulfstream V has set 57 world and national records. Gulfstream had received a total of 121 orders, 136 including options, for the Gulfstream V and had manufactured and delivered 61 Gulfstream Vs through December 31, 1998. As confirmation of the product's innovative design and outstanding performance, the Gulfstream V received the 1997 Robert J. Collier Trophy for aeronautical achievement and was selected by the United States Air Force to provide intercontinental transportation for senior government officials and dignitaries. The Gulfstream V has a maximum operating speed of Mach .885. It can accommodate up to 19 passengers and has a range of up to 6,500 nautical miles. The Gulfstream V is versatile enough to fly long-range missions, such as New York to Tokyo in approximately 14 hours, as well as high-speed missions, such as New York to London in less than six hours.

     - Gulfstream IV-SP

     The New Aircraft segment's other principal aircraft product is the Gulfstream IV-SP, serving the large cabin business jet market. Gulfstream believes that the Gulfstream IV-SP offers the best combination of large cabin size, long range, fast cruising speed and technologically advanced avionics of any large business jet aircraft in its market segment. The Gulfstream IV-SP is an enhanced version of the Gulfstream IV. In total, Gulfstream has manufactured and sold 359 Gulfstream IV/IV-SPs from 1985 to 1998, making it the best selling large cabin business jet in the history of business aviation. The Gulfstream IV-SP can accommodate up to 19 passengers, and has a range of up to 4,220 nautical miles and a cruising speed of up to Mach .85. As of June 1, 1999, the Gulfstream IV/IV-SP was the holder of over 70 distance, altitude and speed records for aircraft of its class, including east-bound and west-bound around-the-world speed records (36 hours and 8 minutes (east-bound) and 45 hours and 25 minutes (west-bound)).

     - Gulfstream Shares(R)

     Since 1995, Gulfstream has offered customers fractional ownership in Gulfstream IV-SP aircraft through a program established by Gulfstream in conjunction with Executive Jet. In 1998, Gulfstream and Executive Jet announced the expansion of that program to include Gulfstream V aircraft. This program is designed to provide customers with the benefits of aircraft ownership at a substantially lower cost than the purchase of an entire aircraft. The program significantly expands the market for Gulfstream IV-SP and Gulfstream V aircraft to include those customers whose aircraft usage patterns or financial resources do not justify or permit the direct purchase of an entire Gulfstream aircraft.

     As of December 31, 1998, Gulfstream had contracted to deliver 44 Gulfstream IV-SPs and 12 Gulfstream Vs to Executive Jet in connection with the North American Gulfstream Shares program, plus options for an additional 12 Gulfstream Vs. As of June 1, 1999, 20 Gulfstream IV-SPs were in service, and the remaining 48 Gulfstream IV-SPs and Gulfstream Vs are scheduled for delivery through 2007. In 1998, Gulfstream expanded the Shares Program into the Middle East, with a 12 aircraft $335 million contract with a group of Middle East investors. The first Middle East Shares aircraft was delivered "green" (that is, before exterior painting and installation of customer selected interiors and avionics) in the third quarter of 1998 and will enter service in the summer of 1999.

     - Special Mission Aircraft

     Gulfstream has designed and manufactured several derivatives of the Gulfstream V and Gulfstream IV-SP which are utilized for military and government Special Mission applications. These derivatives include the cargo door equipped Gulfstream IV/IV-SP aircraft in service with the United States Navy and Japanese Air Force which are designated the C-20G and U-4, respectively, and the long established United States Air Force C-20H Special Air Mission Gulfstream IV-SPs. Additional Special Mission derivatives are in military and government use throughout the world in diverse roles including signal intelligence, reconnaissance, medical evacuation, hurricane tracking, airways flight inspection and priority transport.

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

     In 1997, a Gulfstream V derivative was selected by the United States Air Force for its C-37A high priority transport program. With the 1998 order for a Gulfstream V for the United States Army and the additional C-37A option exercised in February 1999, the program currently includes four firm orders and three options for Gulfstream C-37A aircraft. The C-37A aircraft will be operated by the Air Force Special Air Mission Wing and the Army.

     There are currently 49 Gulfstream IV/IV-SP and four Gulfstream V aircraft in military or government service in 34 countries, with an additional 13 Special Mission aircraft to be delivered.

     - Gulfstream Lease

     In 1998, Gulfstream announced Gulfstream Lease, a venture between Gulfstream and GATX Capital. Gulfstream Lease has signed a contract to purchase six aircraft (five Gulfstream Vs and one Gulfstream IV-SP) and options to purchase an additional three Gulfstream Vs and three Gulfstream IV-SPs. Gulfstream Lease is owned 85% by GATX Capital and 15% by Gulfstream. This program is expected to provide an important vehicle for new Gulfstream aircraft sales by offering customers an additional solution for their interim aircraft operating needs and introducing customers with less initial capital to Gulfstream's product offerings.

     - Aircraft Financing

     Gulfstream, through its wholly-owned subsidiary Gulfstream Financial Services Corporation, provides customers with access to customized financial products to facilitate the worldwide sale of Gulfstream new and pre-owned aircraft. Company representatives typically consult with potential customers to develop the most effective means of financing the purchase of a Gulfstream aircraft for the customer's specialized needs.

Aircraft Services

     Within its Aircraft Services segment, Gulfstream offers aftermarket maintenance services, spare parts, engine overhaul and auxiliary power unit service and overhaul for both Gulfstream and other business jets.

     As part of its customer-oriented strategy, Gulfstream is committed to supporting and servicing the Gulfstream jet aircraft fleet, which presently numbers over 900 aircraft in service. Gulfstream provides worldwide service and support by integrating a network of Gulfstream-owned service centers, three levels of authorized third-party service providers, worldwide parts depots, worldwide service representatives and 24 hour-a-day technical/AOG (aircraft on the ground) support.

     Gulfstream also provides airframe and engine service and parts support for non-Gulfstream aircraft. As a result of the acquisition of K-C Aviation, Inc. in 1998, Gulfstream now offers services for Challenger, Hawker, Falcon and other aircraft types at completion and service facilities in Appleton, Wisconsin; Dallas, Texas; and Westfield, Massachusetts.

     Gulfstream has license agreements with Marshalls of Cambridge (Cambridge, England), DaimlerChrysler Aviation (Ypsilanti, Michigan) and Jet Aviation (Geneva and Basel, Switzerland and Singapore) to provide service, maintenance, repairs and warranty work for Gulfstream aircraft. The licensees provide additional geographic service locations for the expanding Gulfstream fleet. In addition, Jamco (Japan) and Linden Airtaxi (Sao Paulo, Brazil) serve as line service facilities.

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

                                   THE MERGER

GENERAL INFORMATION ABOUT THE MERGER

     The merger agreement provides for a merger of a subsidiary of General Dynamics into Gulfstream. As a result of the proposed merger, Gulfstream will become a wholly-owned subsidiary of General Dynamics. Based on the closing price of General Dynamics common stock on May 14, 1999, the last trading day immediately before we publicly announced the signing of the merger agreement, had the merger then taken place, each Gulfstream share would have been converted into a share of General Dynamics common stock with a value of $71.44. This represented a 28.4% premium over the closing price of Gulfstream common stock on
that date. Had the merger taken place on [                     ], 1999 (the last
trading day before we mailed this Joint Proxy Statement/Prospectus), based on that day's closing price of General Dynamics common stock on the New York Stock Exchange, each Gulfstream share would have been converted into a share of
General Dynamics common stock with a value of $[          ]. When we complete
the merger, the General Dynamics common stock may have a market value that is more or less than either of these amounts depending on the market price of General Dynamics common stock at that time. If the average market price of General Dynamics common stock is less than $63 per share for the 15 trading day period ending on the fifth trading day before the Gulfstream special meeting, either company can terminate the merger agreement.

     As a result of the merger, former Gulfstream stockholders will hold approximately 37% and General Dynamics stockholders immediately before the merger will hold approximately 63% of the shares of General Dynamics common stock outstanding immediately after the merger. These percentages are based on the number of shares of General Dynamics common stock and Gulfstream common
stock outstanding on [                     ], 1999.

     The discussion in this document of the merger and the description of the principal terms and conditions of the merger agreement and the merger is a summary only. You should refer to the merger agreement for the details of the merger and the terms of the merger agreement. We have attached a copy of the merger agreement to this document as Appendix A. See "The Merger Agreement."

BACKGROUND OF THE MERGER

     Since 1995, General Dynamics has completed a series of acquisitions in the defense industry intended to strengthen and expand its existing business segments and maintain and increase its revenues and earnings in an environment of industry consolidation and reduced defense spending. In identifying and pursuing acquisition candidates in the defense industry, General Dynamics has chosen businesses that it believes can be operated more profitably by applying General Dynamics' core competencies in development, design and production and its broad experience in establishing efficient manufacturing environments.

     While General Dynamics' previous acquisitions have focused on the defense industry, General Dynamics has also considered the acquisition of commercial businesses that satisfy the operational, financial and other criteria it applies when reviewing potential acquisition candidates.

     Events During the Fall of 1998. In the early fall of 1998, Gulfstream retained Merrill Lynch & Co. and Goldman Sachs & Co. to assist Gulfstream in exploring strategic alternatives. In late September, 1998, General Dynamics was contacted by representatives of Goldman Sachs regarding its possible interest in exploring a business combination with Gulfstream. On September 24, 1998, General Dynamics entered into a confidentiality agreement under which it agreed to maintain the confidentiality of all non-public information provided by Gulfstream and its representatives and further agreed not to propose or attempt any business combination involving Gulfstream without the
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

prior written approval of Gulfstream's board of directors. During the first week of October, 1998, General Dynamics received a confidential memorandum containing information regarding Gulfstream and its business.

     On October 6, 1998, General Dynamics retained Teal Group, an aviation consulting firm, to perform a market study of the business aviation market and began an internal analysis of the financial information and other data provided by Gulfstream. On October 12, 1998, senior management of General Dynamics received a briefing on the results of the market study and financial analysis relating to Gulfstream.

     On October 13, 1998, Nicholas D. Chabraja, the Chairman and Chief Executive Officer of General Dynamics, attended a meeting with Theodore J. Forstmann, the Chairman of Gulfstream, and Sandra J. Horbach, a Gulfstream director. The parties had preliminary discussions regarding the possibility of a business combination between General Dynamics and Gulfstream but did not discuss the price or structure of a potential transaction.

     Following the initial meeting, on October 27, 1998, Mr. Chabraja spoke by phone with representatives of Merrill Lynch and provided his preliminary view on the financial terms upon which General Dynamics might be willing to enter into a business combination with Gulfstream. During a subsequent phone conversation later that day, representatives of Merrill Lynch indicated to Mr. Chabraja that Gulfstream believed the financial terms proposed by General Dynamics were not acceptable and that Gulfstream did not wish to proceed with further discussions with General Dynamics regarding a potential business combination.

     At a meeting of the executive committee of Gulfstream's board of directors held on November 9, 1998, Mr. Forstmann and Ms. Horbach reported their discussions with General Dynamics to the executive committee. After a discussion, the executive committee determined to discontinue efforts to identify potential parties interested in a business combination with Gulfstream, including General Dynamics, and instructed Merrill Lynch and Goldman Sachs to cease their activities.

     Events During the Spring of 1999. On March 15, 1999, Mr. Chabraja, while speaking at the Global Manufacturing Conference sponsored by Merrill Lynch, discussed Gulfstream briefly with a representative of Merrill Lynch. In mid-April, Mr. Chabraja was contacted by phone by the Merrill Lynch representative, who stated that Merrill Lynch was not then authorized to discuss a possible business combination involving Gulfstream but that the representative believed that Gulfstream might be willing to consider proposals regarding a business combination with General Dynamics.

     Mr. Chabraja placed a phone call to Mr. Forstmann's office during the week of April 19, 1999 and was informed that Mr. Forstmann was out of his office and would be returning on April 26, 1999. Mr. Forstmann returned Mr. Chabraja's call on April 27, 1999. During this call, Mr. Chabraja and Mr. Forstmann discussed the financial and other terms relating to a potential business combination between General Dynamics and Gulfstream. On the basis of this discussion, the parties agreed to exchange additional financial and other information and to request that their respective legal, financial and other advisors further define the terms and conditions of a potential transaction.

     On May 5, 1999, the General Dynamics board of directors, at a regularly-scheduled board meeting, for the first time discussed the possibility of a business combination between General Dynamics and Gulfstream. At this meeting, Mr. Chabraja reviewed with the board the discussions that had been held with Gulfstream and the terms of the potential transaction that had been discussed by the parties. The General Dynamics board of directors authorized and directed General Dynamics management to proceed with negotiations with Gulfstream and its representatives based on the transaction terms outlined by Mr. Chabraja.

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

     On May 7, 1999, Jenner & Block, counsel to General Dynamics, provided a merger agreement and voting agreement to Gulfstream and its counsel, Fried, Frank, Harris, Shriver & Jacobson. Beginning May 10, 1999, members of General Dynamics management and attorneys from Jenner & Block initiated a due diligence review of Gulfstream and its business, including an evaluation of various tax, employee benefits, environmental, litigation and other issues relating to Gulfstream. Members of Gulfstream management and attorneys from Fried, Frank, Harris, Shriver & Jacobson similarly commenced a due diligence review of General Dynamics. Also on May 10, 1999, Fried, Frank, Harris, Shriver & Jacobson provided a markup reflecting Gulfstream's comments on the merger agreement and voting agreement submitted on behalf of General Dynamics.

     During the week of May 10, 1999, the parties and their financial and legal advisors conducted due diligence and negotiated the terms and conditions of the merger agreement, the voting agreement, the registration agreement, schedules, opinions and other agreements and documents to be signed or delivered in connection with the transaction.

     On May 13, 1999, the General Dynamics board of directors again met to review the status of the negotiations regarding the transaction and to approve the merger agreement and the merger. During this meeting, Mr. Chabraja and other members of General Dynamics' senior management involved in the transaction negotiations outlined the principal terms and conditions of the merger agreement, the voting agreement, the registration agreement and the related documents and summarized the results of the due diligence investigation conducted by General Dynamics and its financial and legal advisors. Representatives from Bear, Stearns & Co. Inc., financial advisor to the General Dynamics board of directors, also participated in the meeting and made a presentation which included the delivery of an oral fairness opinion (subsequently confirmed in writing) to the effect that, as of May 13, 1999, and subject to the assumptions, qualifications and limitations set forth therein, the purchase price per share to be paid to the Gulfstream stockholders in the merger was fair, from a financial point of view, to General Dynamics.

     Subject to the resolution of remaining contractual matters in a manner satisfactory to the management of General Dynamics, at its May 13 meeting the board of directors of General Dynamics unanimously:

     - determined that the terms and conditions of the merger, the merger agreement and the other transactions contemplated thereby are fair to and in the best interest of General Dynamics and its stockholders;

     - voted to approve the merger agreement, the merger and the other transactions contemplated thereby;

     - approved the proposed amendment to General Dynamics' charter increasing the number of shares of common stock General Dynamics is authorized to issue; and

     - recommended that the General Dynamics stockholders adopt and approve the amendment to General Dynamics' charter and approve the issuance of shares of General Dynamics common stock in the merger.

     On May 16, 1999, the Gulfstream board of directors met to review the status of the negotiations regarding the transaction and consider whether to approve the merger agreement and the merger. During the meeting, senior management of Gulfstream reviewed the financial performance of Gulfstream through the first quarter of 1999 and delivered an update of Gulfstream's projected financial performance for the whole of 1999 and for the five years ending December 31, 2003. Representatives of Merrill Lynch made a presentation as to the fairness of the transaction and delivered its written opinion that, as of May 16, 1999 and subject to the assumptions, qualifications and limitations set forth therein, the exchange ratio provided in the merger agreement was fair, from a financial point of view, to the stockholders of Gulfstream, other than General Dynamics and its affiliates. Representatives of Goldman Sachs made a presentation regarding the historical performance of General Dynamics stock, the composition of the stockholder groups for both General Dynamics and Gulfstream, and the possible market reaction upon announcement of the transaction. Representatives of Fried, Frank, Harris, Shriver & Jacobson then reviewed with the board the terms of the merger agreement, the voting agreement, the registration agreement and the related documents. After further discussion, the board of directors of Gulfstream, by unanimous vote, determined that the merger agreement, the merger and the other transactions contemplated thereby are fair to and in the best interests of Gulfstream and its stockholders, approved the merger agreement and the merger, and recommended that the stockholders of Gulfstream adopt and approve the merger agreement and approve the merger.

     Following the adjournment of Gulfstream's board of directors meeting, counsel for General Dynamics and Gulfstream exchanged signature pages to the merger agreement and the voting agreement. A joint press release announcing the merger was issued by the parties prior to the commencement of trading on the New York Stock Exchange on the morning of May 17, 1999.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     General Dynamics. The General Dynamics board of directors has unanimously approved the merger agreement and the merger and recommends that the stockholders of General Dynamics vote "FOR" each of the proposals required to complete the merger. In reaching its determination, the General Dynamics board of directors consulted with General Dynamics management, as well as Bear Stearns and Jenner & Block, and considered the following important factors that supported the board's recommendation:

     - the merger combines well-run companies with strong positions in attractive markets;

     - the ability of General Dynamics to apply its core competencies in the development, design and production of sophisticated products to the Gulfstream business in order to continue to improve Gulfstream's production efficiency and profitability;

     - through greater industry diversification, the merger should permit the combined company to reduce the risks from business downturns affecting the defense or commercial aircraft industries;

     - the merger is expected to be immediately accretive to General Dynamics' cash flow and earnings from operations;

     - the merger should allow the combined company to benefit, over the long term, from increased financial strength and more alternatives in the financial markets as compared to either company on a stand-alone basis;

     - information concerning the business, earnings, operations, financial condition and prospects of General Dynamics and Gulfstream, both individually and on a combined basis, including information with respect to the past earnings performance of each of General Dynamics and Gulfstream;

     - the recent and past trading prices of Gulfstream common stock and General Dynamics common stock relative to those of other industry participants, and the potential for appreciation in the value of the General Dynamics common stock following the merger resulting from opportunities for enhanced revenue growth and accelerated earnings growth of the combined company;

     - that pooling of interests accounting treatment should be available for the merger;

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

     - that the merger would be a tax-free reorganization for federal income tax purposes;

     - the termination fee payable by Gulfstream under certain circumstances, including the potential effect that the termination fee might have on competing offers for Gulfstream;

     - the ownership by current General Dynamics stockholders of approximately 63% of the combined company immediately following the merger based upon the outstanding shares of both companies;

     - the long-term interests of General Dynamics and its stockholders, as well as the interests of General Dynamics' employees, customers, creditors, suppliers and the communities in which General Dynamics operates; and

     - the presentation Bear Stearns made at the May 13, 1999 meeting of the General Dynamics board of directors, and the opinion of Bear Stearns to the effect that, as of May 13, 1999, and subject to the assumptions, qualifications and limitations set forth therein, the purchase price per share to be paid to the Gulfstream stockholders in the merger was fair, from a financial point of view, to General Dynamics. The opinion and analyses underlying the opinion are described below under "-- Opinions of Financial Advisors -- General Dynamics."

     The board of directors of General Dynamics also considered a variety of risks and other potentially negative factors in the deliberations concerning the merger. In particular, the board of directors of General Dynamics considered:

     - the risk that a downturn in general economic conditions could result in a reduction in the new orders received by Gulfstream and could cause customers to be unable or unwilling to consummate the purchase of aircraft, resulting in order cancellations;

     - the risks associated with acquiring and operating a company in a commercial industry when General Dynamics' other businesses are primarily in the defense industry;

     - the risks associated with integrating the operations of Gulfstream with General Dynamics' existing operations, including the potential loss of key personnel of Gulfstream and difficulty in integrating corporate, accounting, financial reporting and management information systems of the two companies;

     - the risks associated with a fixed exchange ratio, including the possibility that the value of the General Dynamics common stock that the Gulfstream stockholders receive in the merger could vary depending on changes in market price of General Dynamics common stock; and

     - the risks associated with the resale by Gulfstream stockholders of the shares of General Dynamics common stock they receive in the merger, including any resale of shares pursuant to the registration agreement with certain major stockholders, directors and executive officers of Gulfstream.

     The board of directors of General Dynamics did not receive a quantitative analysis of all the factors listed above. However, the board of directors of General Dynamics concluded that the anticipated benefits of the merger outweighed the possible detriments.

     This discussion is not intended to be exhaustive but includes the material information and factors considered by the General Dynamics board of directors in its consideration of the merger. In view of the wide variety of factors considered, the General Dynamics board of directors did not assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole. In addition, individual members of the General Dynamics board of directors may have given different weights to different factors.

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

     THE GENERAL DYNAMICS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT GENERAL DYNAMICS STOCKHOLDERS VOTE "FOR" EACH OF THE PROPOSALS REQUIRED TO COMPLETE THE MERGER.

     Gulfstream. Gulfstream's board of directors, at its meeting on May 16, 1999, unanimously approved the merger agreement and the merger as fair to and in the best interests of Gulfstream and its stockholders and unanimously recommended that Gulfstream stockholders vote "FOR" the adoption and approval of the merger agreement and the approval of the merger.

     In making its decision, the board of directors consulted with its legal and financial advisors and considered a number of factors, including the following principal factors that were material to its decision:

     - the presentation by management of Gulfstream about the financial performance of Gulfstream through the first quarter of 1999 and Gulfstream's projected financial performance for 1999 and for the five years ending December 31, 2003;

     - the presentation of Merrill Lynch, and its written opinion that the exchange ratio provided in the merger agreement was fair, from a financial point of view, to the stockholders of Gulfstream, other than General Dynamics and its affiliates. The written opinion is attached as Appendix E to this document;

     - the presentation by Goldman Sachs regarding the historical performance of General Dynamics stock, the composition of the stockholder groups for both General Dynamics and Gulfstream, and the possible market reaction upon announcement of the transaction;

     - the fact that the merger would provide Gulfstream stockholders a 28.4% premium for their shares of Gulfstream common stock based on the closing prices of Gulfstream common stock and General Dynamics common stock on May 14, 1999, the last trading day before the day of the board meeting;

     - the fact that Gulfstream stockholders would own approximately 37% of the combined company and therefore would have the opportunity to share in any increase in the value of General Dynamics and in the value of Gulfstream through their ownership of General Dynamics stock. The board of directors considered:

        - that the merger would be immediately accretive to the earnings from operations and cash flow of General Dynamics;

        - that Gulfstream would benefit from being part of a larger enterprise and, in particular, from General Dynamic's experience in the development, design and production of high-technology equipment;

        - General Dynamics' past experience in the commercial airplane industry;

        - General Dynamics' significant experience in selling products to governments both in the United States and abroad, which the board believed is a growth area for Gulfstream;

     - the various alternatives to the merger, including remaining independent, and the risks associated with those alternatives;

     - that General Dynamics intended to make no changes to Gulfstream's existing management, operations, facilities or work force and that Theodore J. Forstmann would continue as the non-executive Chairman of the board of directors, W.W. Boisture, Jr. would continue as President and Chief Operating Officer and Chris A. Davis would continue as Executive Vice President and Chief Financial and Administrative Officer of Gulfstream;

     - the terms of the merger agreement, including:

        - either party's ability to terminate the merger agreement if the average trading price of a share of General Dynamics common stock for the fifteen trading days ending on the fifth trading day before the Gulfstream special meeting were less than $63;

        - Gulfstream's ability to terminate the merger agreement if the Gulfstream board were presented with a superior offer on or prior to June 30, 1999 upon the payment of a fee of $150 million to General Dynamics;

     - the fact that the beneficial owners of approximately 23% of Gulfstream's outstanding common stock favored the transaction and would agree to vote those shares in favor of the merger;

     - the likelihood of completing the merger, including Gulfstream's and General Dynamics' ability to obtain the necessary governmental approvals;

     - that pooling of interests accounting treatment should be available for the merger; and

     - that the merger would be a tax-free reorganization for federal income tax purposes.

     The board of directors also considered a variety of risks and other potentially negative factors concerning the merger. These included the following:

     - the challenges and costs of integrating two large corporations;

     - the potential conflicts of interests of some Gulfstream officers and directors; and

     - the fact that Gulfstream's obligation to pay a termination fee to General Dynamics in certain circumstances might deter other parties from proposing an alternative transaction that might be more advantageous to Gulfstream stockholders. In considering this provision, the board of directors sought to balance the concerns of General Dynamics, which it believed had made an attractive acquisition proposal conditioned on the receipt of a termination fee, against the likelihood of there being a subsequent better offer which might be deterred by such payment.

     The above factors are not intended to be exhaustive but are intended to include all material factors considered by Gulfstream's board of directors. In reaching its decision to approve the merger agreement and the merger, and to recommend that Gulfstream stockholders vote to adopt and approve the merger agreement and approve the merger, the Gulfstream board did not view any single factor as determinative and did not find it necessary or practicable to assign any relative or specific weights to the various factors considered. Furthermore, individual directors may have given differing weights to different factors.

OPINION OF FINANCIAL ADVISOR TO GENERAL DYNAMICS

     General Dynamics engaged Bear Stearns as its financial advisor based on Bear Stearns' experience and expertise. Bear Stearns is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Bear Stearns, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     At the May 13, 1999 meeting of the General Dynamics board of directors, Bear Stearns delivered its oral opinion and a draft of its written opinion (subsequently delivered in final form) to the effect that, as of the date thereof, and subject to the assumptions, qualifications and limitations set forth therein, the purchase price per share to be paid to the Gulfstream stockholders in the merger was fair, from a financial point of view, to General Dynamics.

     The full text of the opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Bear Stearns, is incorporated herein by reference. THE SUMMARY OF THE BEAR STEARNS OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION WHICH IS ATTACHED AS APPENDIX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS. General Dynamics stockholders are urged to read carefully the Bear Stearns opinion in its entirety. In reading the discussion of the fairness opinion set forth below, General Dynamics stockholders should be aware that Bear Stearns' opinion:

     - was provided to the General Dynamics board of directors for its information and is directed only to the fairness, from a financial point of view, of the purchase price to General Dynamics;

     - did not constitute a recommendation to the General Dynamics board of directors in connection with the merger;

     - did not address the merits of the underlying decision by General Dynamics to engage in the merger or the price or range of prices at which shares of General Dynamics common stock may trade subsequent to the announcement or consummation of the merger; and

     - does not constitute a recommendation to any holder of General Dynamics common stock as to how such stockholder should vote on the General Dynamics merger proposal, or any matter related thereto.

     Although Bear Stearns evaluated the fairness, from a financial point of view, of the purchase price to General Dynamics, the purchase price itself was determined by Gulfstream and General Dynamics through arm's-length negotiations. Bear Stearns provided advice to General Dynamics during the course of such negotiations. General Dynamics did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

  BEAR STEARNS OPINION

     In arriving at its opinion, Bear Stearns, among other things:

     - reviewed the merger agreement;

     - reviewed each of General Dynamics' and Gulfstream's Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 1997 and 1998;

     - reviewed certain operating and financial information, including projections, provided to Bear Stearns by the senior managements of General Dynamics and Gulfstream relating to their respective businesses and prospects;

     - met with selected members of the senior managements of General Dynamics and Gulfstream to discuss each company's operations, historical financial statements and future prospects;

     - reviewed the historical prices and trading volume of General Dynamics common stock and Gulfstream common stock;

     - reviewed publicly available financial data, stock market performance data and valuation parameters of companies which Bear Stearns deemed generally comparable to Gulfstream;

     - reviewed the terms of recent acquisitions of companies which it deemed generally comparable to Gulfstream and the merger; and

     - conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.

     In preparing its opinion, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other projections provided to it by General

Dynamics and Gulfstream. With respect to General Dynamics' and Gulfstream's projected financial results, Bear Stearns assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of General Dynamics and Gulfstream, respectively, as to the anticipated future performance of their respective companies. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the projections provided to Bear Stearns, and relied upon the assurances of the senior managements of General Dynamics and Gulfstream that they were unaware of any facts that would make the information or projections provided to Bear Stearns incomplete or misleading.

     In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities of General Dynamics or Gulfstream, nor was it furnished with any such appraisals. The Bear Stearns opinion is necessarily based on economic, market and other conditions, and the information made available to Bear Stearns, as of the date of its opinion.

  FINANCIAL ANALYSIS OF BEAR STEARNS

     The following is a brief summary of the material valuation, financial and comparative analyses considered by Bear Stearns in connection with the rendering of the Bear Stearns opinion. This summary does not purport to be a complete description of the analyses underlying the Bear Stearns opinion and is qualified in its entirety by reference to the full text of the Bear Stearns opinion.

     In performing its analysis, Bear Stearns made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Bear Stearns, Gulfstream and General Dynamics. Any estimates contained in the analysis performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analysis. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the Bear Stearns opinion was among several factors taken into consideration by the General Dynamics board of directors in making its determination to approve the merger agreement and the merger.

     Implied Exchange Ratio Analyses. Bear Stearns performed a comparison between the exchange ratio for the merger and the ranges of exchange ratios implied by several valuation methodologies: (a) stock price trading history and
(b) relative contribution analyses relating to revenues, EBITDA, EBIT and net income. The exchange ratio ranges implied by these methodologies were compared to the negotiated exchange ratio for the merger of 1.000x.

     At an exchange ratio of 1.000x, Bear Stearns observed that General Dynamics stockholders would own approximately 63% of the combined company, while Gulfstream stockholders would own approximately 37%. In calculating the exchange ratio implied by each relative contribution analysis, Bear Stearns determined the exchange ratio that would have been required if the stockholders of each company were to own the percentage of the combined company corresponding to the percentage that the respective company was expected to contribute to the designated financial measure.

     The implied exchange ratios derived from these methodologies are included in the following table. THIS TABLE SHOULD BE READ TOGETHER WITH THE MORE DETAILED DESCRIPTIONS BELOW. These methodologies and the implied exchange ratios derived from them must be considered as a whole and in the context of the narrative description of the financial analyses, including the assumptions underlying these analyses.

                                                                            IMPLIED EXCHANGE
VALUATION METHODOLOGY                 DESCRIPTION OF VALUATION METHODOLOGY    RATIO RANGE
---------------------                 ------------------------------------  ----------------
Stock price trading history.........  Analysis of the relative daily historical closing prices of each
                                      company over selected time periods      0.58 - 1.11
Contribution of revenues............  Measures relative contribution of each company to the combined company
                                      total for revenues                      0.76 - 0.87
Contribution of EBITDA..............  Measures relative contribution of each company to the combined company
                                      total for EBITDA                        1.26 - 1.47
Contribution of EBIT................  Measures relative contribution of each company to the combined company
                                      total for EBIT                          1.37 - 1.61
Contribution of net income..........  Measures relative contribution of each company to the combined company
                                      total for net income                    1.19 - 1.45

     - Stock Price Trading History -- Based on the historical closing stock prices of General Dynamics common stock and Gulfstream common stock over the period from May 1, 1998 through May 10, 1999, Bear Stearns calculated that the implied market exchange ratio determined by dividing the price per share of Gulfstream common stock by the price per share of General Dynamics common stock ranged from 0.58 to 1.11 over this period.

       Bear Stearns noted that the prices of General Dynamics common stock and Gulfstream common stock closed at $74.81 and $53.13, respectively, on May 10, 1999, and that such closing stock prices resulted in an implied market exchange ratio of 0.71.

     - Contribution of Revenues -- Using the Gulfstream and General Dynamics revenue figures based on the projections for the years 1999 to 2001, Bear Stearns calculated that Gulfstream's relative contribution to the combined company's revenues ranged from 30.7% to 33.7%, which implied a range of exchange ratios of 0.76 to 0.87.

     - Contribution of EBITDA -- Using the Gulfstream and General Dynamics EBITDA figures based on the projections for the years 1999 to 2001, Bear Stearns calculated that Gulfstream's relative contribution to the combined company's EBITDA ranged from 42.5% to 46.3%, which implied a range of exchange ratios of 1.26 to 1.47.

     - Contribution of EBIT -- Using the Gulfstream and General Dynamics EBIT figures based on the projections for the years 1999 to 2001, Bear Stearns calculated that Gulfstream's relative contribution to the combined company's EBIT ranged from 44.5% to 48.5%, which implied a range of exchange ratios of 1.37 to 1.61.

     - Contribution of Net Income -- Using the Gulfstream and General Dynamics net income figures based on the projections for the years 1999 to 2001, Bear Stearns calculated that Gulfstream's relative contribution to the combined company's net income ranged from 41.1% to 45.9%, which implied a range of exchange ratios of 1.19 to 1.45.

     Transaction Value. Based on the $74.81 closing price per share of General Dynamics common stock on May 10, 1999 and an exchange ratio of 1.000x, Gulfstream had a total transaction equity value, on a fully diluted basis, of $5,681.9 million. After giving effect to outstanding indebtedness as of March 31, 1999, Gulfstream had a total transaction enterprise value of $5,967.9 million. These values were then compared by Bear Stearns to a reference range of values for Gulfstream which Bear Stearns developed after considering values of Gulfstream under the following valuation methodologies: (a) discounted cash flow, (b) comparable companies and (c) comparable acquisitions. The value of Gulfstream determined by each of these methodologies is discussed below.

     The enterprise value reference range developed by Bear Stearns, after considering the values of Gulfstream under the valuation methodologies referred to at the end of the preceding paragraph, was $5,500 to $6,250 million. After giving effect to the aggregate exercise price of outstanding stock options as of December 31, 1998, and Gulfstream's cash balances and outstanding indebtedness as of March 31, 1999, the implied equity value of Gulfstream ranged from $5,345 to $6,095 million or an implied equity value per share, on a fully diluted basis, of $68.79 to $78.44. Bear Stearns noted that the Bear Stearns reference range of values compared favorably with the implied transaction equity value of $5,681.9 million.

     Bear Stearns noted, however, that the actual value of the consideration paid to holders of Gulfstream common stock would depend on various factors including the future prices for the shares of General Dynamics common stock.

     Discounted Cash Flow. Based on financial projections for Gulfstream through 2003, Bear Stearns calculated a range of implied enterprise values for Gulfstream. The discounted cash flow analysis assumed, solely for purposes of this analysis, a range of discount rates from 9.5% to 11.0%, and ranges of exit multiples as follows: (i) revenues (1.40x to 1.60x), (ii) EBITDA (8.5x to 9.5x),
(iii) EBIT (9.5x to 10.5x) and (iv) unlevered net income (15.0x to 17.0x). Based on such assumptions, Bear Stearns calculated, utilizing a discounted cash flow analysis, an implied range of enterprise values for Gulfstream of $5,500 to $6,250 million. Bear Stearns noted that the implied transaction enterprise value was within this range.

     Comparable Company Analysis. Bear Stearns compared certain operating, financial, trading and valuation information for Gulfstream's operations to certain publicly available operating, financial, trading and valuation information of nine selected component, military aerospace and commercial aerospace companies, which, in Bear Stearns' judgment, were comparable to Gulfstream's operations for purposes of this analysis. These companies included:

     - The BF Goodrich Company Inc.

     - Howmet International Inc.

     - Precision Castparts Corporation

     - Aerospatiale (Ste Nationale Industrielle)

     - British Aerospace PLC

     - Lockheed Martin Corporation

     - Northrop Grumman Corporation

     - The Boeing Company

     - Bombardier Inc.

     A summary of the projected multiples of equity value to net income based on estimates of net income for calendar years 1999 and 2000 and projected multiples of enterprise value to revenues,

EBITDA and EBIT based on estimates of revenues, EBITDA and EBIT for calendar year 2000 is set forth below:

                           EQUITY VALUE/NET INCOME            ENTERPRISE VALUE/CY 2000E
                          --------------------------  -----------------------------------------
                            CY 1999E      CY 2000E      REVENUES        EBITDA         EBIT
                          ------------  ------------  -------------  ------------  ------------
Gulfstream..............     20.5x         16.4x          2.13x          9.7x         10.6x
Comparable companies....  9.7x - 29.5x  9.0x - 24.1x  0.81x - 1.52x  5.0x - 10.4x  6.1x - 18.1x

     Bear Stearns noted that based on implied transaction equity and enterprise values for Gulfstream of approximately $5,681.9 and $5,967.9 million, respectively, the implied transaction multiples reflect a slight acquisition premium to the trading multiples of comparable companies, as illustrated above. Under a comparable companies analysis, Bear Stearns derived a range of enterprise values for Gulfstream of $5,000 to $5,250 million.

     Bear Stearns also noted that none of the comparable companies is identical to Gulfstream and that, accordingly, any analysis of comparable companies necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the relative trading and acquisition values of Gulfstream versus the companies to which Gulfstream was being compared.

     Comparable Acquisitions Analysis. Bear Stearns reviewed and analyzed the publicly available financial terms of seven selected merger and acquisition transactions in the component, military aerospace and commercial aerospace industry which, in Bear Stearns' judgment, were reasonably comparable to the merger, and compared the financial terms of such transactions to those of the merger. The seven transactions were:

     - The BF Goodrich Company's acquisition of Coltec Industries Inc.

     - The BF Goodrich Company's acquisition of Rohr Aero Services Inc.

     - General Electric Co. PLC's acquisition of Tracor Inc.

     - United Technologies Corporation's acquisition of Sundstrand Corporation

     - The Boeing Company's acquisition of McDonnell Douglas Corporation

     - Martin Marietta Corporation's acquisition of Lockheed Corporation

     - Northrop Corp.'s acquisition of Grumman Corp.

     Bear Stearns reviewed the prices paid in such transactions and analyzed various operating and financial information and imputed valuation multiples and ratios. Bear Stearns' analysis of the comparable acquisitions indicated that the range of equity value multiples and enterprise value multiples for the projected current fiscal year, the projected next fiscal year and the latest 12 months as of such acquisition agreements was as indicated below:

                                EQUITY VALUE                      ENTERPRISE VALUE
                         --------------------------  ------------------------------------------
                          NET INCOME    BOOK VALUE     REVENUES        EBITDA         EBIT
                         -------------  -----------  -------------  ------------  -------------
The merger.............  16.4x - 23.4x     26.4x     2.13x - 2.34x  9.7x - 13.6x  10.6x - 14.9x
Comparable
  acquisitions.........  10.3x - 24.1x  1.9x - 7.1x  0.53x - 2.25x  4.9x - 10.2x  8.0x - 13.4x

     Bear Stearns noted that the transaction multiples based on forward EBIT and net income, upon which stocks in the aerospace industry trade, are generally in line with multiples paid in the industry. Under a comparable acquisitions analysis, Bear Stearns derived a range of enterprise values for Gulfstream of between $5,500 to $6,250 million.

     Bear Stearns also noted that none of the comparable acquisitions was identical to the merger and that, accordingly, any analysis of the comparable acquisitions necessarily involved complex consideration and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the acquisition value of Gulfstream versus the acquisition values of the companies in the comparable acquisitions.

     Pro Forma Merger Analysis. Bear Stearns reviewed and analyzed certain pro forma financial impacts of the merger on holders of General Dynamics common stock based on the following:

     - the purchase price;

     - the projected financial results of each of General Dynamics and Gulfstream;

     - an assumption for analytical purposes that the merger would be consummated on June 30, 1999; and

     - pooling of interests accounting treatment for the merger.

     The results of this analysis indicated that the merger, even without giving effect to any synergies or cost savings which may be derived as a result of the merger, would result in immediate accretion to the projected earnings per share and cash earnings per share of General Dynamics common stock in each of 1999, 2000, 2001 and 2002.

     Breakeven P/E Analysis. As of May 10, 1999, General Dynamics was trading at a forward price/earnings ratio (P/E) of 24.4x 1999 earnings, while Gulfstream was trading at a forward P/E of 14.4x 1999 earnings. As of such date, the weighted average forward P/E of General Dynamics and Gulfstream was 20.3x. Bear Stearns calculated the breakeven P/E to be 22.8x. Bear Stearns noted that the difference between the weighted average P/E and the breakeven P/E is due to the fact that a premium is being paid to Gulfstream in the merger and that Bear Stearns had not included the effect of any synergies or cost savings which may be derived as a result of the merger.

     The breakeven P/E is the multiple at which General Dynamics common stock must trade after the merger is consummated in order for the merger not to have an effect on the trading price of the General Dynamics common stock. Accordingly, a P/E multiple after consummation of the merger which is higher than the breakeven P/E would indicate an increased trading price for the General Dynamics common stock, and a P/E multiple which is lower than the breakeven P/E would indicate a decreased trading price for the General Dynamics common stock.

     The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would, in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. Bear Stearns did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support the Bear Stearns opinion. In arriving at its opinion, Bear Stearns considered the results of its separate analyses and did not attribute particular weight to any one analysis or factor considered by that firm. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of the Bear Stearns analysis of the fairness, from a financial point of view, of the purchase price to General Dynamics.

  FEE ARRANGEMENTS

     Pursuant to the terms of its engagement letter with Bear Stearns, General Dynamics has agreed to pay Bear Stearns a total fee of $9.0 million, $5.0 million of which became payable to Bear Stearns upon the delivery of its opinion and $4.0 million of which will become payable upon consummation of the merger. In addition, General Dynamics has agreed to reimburse Bear Stearns for all reasonable out-of-pocket expenses incurred by it in connection with the merger, including reasonable fees and disbursements of its legal counsel. General Dynamics has also agreed to indemnify Bear Stearns against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

     In the ordinary course of its business, Bear Stearns may actively trade the securities of General Dynamics and/or Gulfstream for its own account and for accounts of its customers and, accordingly, Bear Stearns may at any time hold a long or short position in such securities. Bear Stearns may provide financial advisory and financing services to the combined company and/or its affiliates and may receive fees for the rendering of such services.

OPINION OF FINANCIAL ADVISOR TO GULFSTREAM

     Gulfstream retained Merrill Lynch to act as its primary financial advisor in connection with the merger. On May 16, 1999, Merrill Lynch delivered to the Gulfstream board a written opinion to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the exchange ratio provided in the merger agreement was fair from a financial point of view to the holders of shares of Gulfstream, other than General Dynamics and its affiliates.

     The full text of the Merrill Lynch opinion, which sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch, is attached as Appendix E to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERRILL LYNCH OPINION WHICH IS ATTACHED AS APPENDIX E TO THIS JOINT PROXY STATEMENT/PROSPECTUS. Gulfstream stockholders are urged to read carefully the Merrill Lynch opinion in its entirety.

     Merrill Lynch is an internationally recognized investment banking firm and, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, distributions of securities, and similar activities. Merrill Lynch was retained by Gulfstream on the basis of its qualifications, reputation and experience and its familiarity with Gulfstream and its business.

     In reading the discussion of the Merrill Lynch opinion set forth below, Gulfstream stockholders should be aware that the Merrill Lynch opinion:

     - was provided to the Gulfstream board for its information and is directed only to the fairness from a financial point of view of the exchange ratio provided in the merger agreement to the holders of Gulfstream common stock, other than General Dynamics and its affiliates;

     - does not address any other aspect of the merger, including the merits of the underlying decision by Gulfstream to engage in the merger or the price or range of prices at which shares of Gulfstream or General Dynamics common stock may trade subsequent to the announcement or consummation of the merger;

     - did not constitute a recommendation to the Gulfstream board in connection with the merger; and

     - does not constitute a recommendation to any Gulfstream stockholder as to how such stockholder should vote on the merger agreement or any matter related thereto.

     In preparing its opinion to the Gulfstream board, Merrill Lynch performed a variety of financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch opinion or the presentation made by Merrill Lynch to the Gulfstream board. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all of the analyses, would create an incomplete view of the process underlying its opinion.

     In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, Gulfstream or General Dynamics. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. The Merrill Lynch opinion was among several factors taken into consideration by the Gulfstream board in making its determination to approve the merger agreement and the merger. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the Gulfstream board or Gulfstream's management with respect to the fairness of the exchange ratio provided in the merger agreement. The exchange ratio was determined through arm's-length negotiations between Gulfstream and General Dynamics and was approved by the Gulfstream board.

  MERRILL LYNCH OPINION

     In arriving at its opinion, Merrill Lynch, among other things:

     - reviewed selected publicly available business and financial information relating to Gulfstream and General Dynamics which Merrill Lynch deemed to be relevant;

     - reviewed certain information relating to the business, earnings, cash flow, assets, liabilities and prospects of each of Gulfstream and General Dynamics, furnished to Merrill Lynch by Gulfstream and General Dynamics, respectively;

     - conducted discussions with members of senior management and representatives of Gulfstream and General Dynamics concerning the information described in the clauses above, as well as the businesses and prospects of these companies before and after giving effect to the merger;

     - reviewed the market prices and valuation multiples for Gulfstream and General Dynamics common stock and compared them with those of selected publicly traded companies that Merrill Lynch deemed to be relevant;

     - reviewed the results of operations of Gulfstream and General Dynamics and compared them with those of selected publicly traded companies which Merrill Lynch deemed to be relevant;

     - compared the proposed financial terms of the merger with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant;

     - participated in discussions and negotiations among representatives of Gulfstream and General Dynamics and their financial and legal advisors;

     - reviewed the potential pro forma impact of the merger;

     - reviewed a draft of the merger agreement; and

     - reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     In preparing its opinion, Merrill Lynch assumed and relied on, without independent verification, the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available. In addition, Merrill Lynch did not assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of Gulfstream or General Dynamics. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Gulfstream and General Dynamics, Merrill Lynch assumed that it had been reasonably prepared and reflected the best currently available estimates and judgment of Gulfstream's or General Dynamics' management as to the expected future financial performance of Gulfstream or General Dynamics, as the case may be. Merrill Lynch further assumed that (i) the merger would be accounted for as a pooling of interests under United States generally accepted accounting principles and would qualify as a tax-free reorganization for United States federal income tax purposes and (ii) the final form of the merger agreement would be substantially similar to the May 14, 1999 draft reviewed by Merrill Lynch.

     The Merrill Lynch opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and the information made available to Merrill Lynch as of, the date of its opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that will have a material adverse effect on the contemplated benefits of the merger.

  SUMMARY OF MATERIAL ANALYSES

     The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at the Merrill Lynch opinion.

  GULFSTREAM

     Historical Trading Analysis. Merrill Lynch reviewed the daily closing per share prices of Gulfstream common stock during the 12-month period ending May 14, 1999 (the last trading day prior to the public announcement of the merger) and calculated the following:

                                                              HIGH - LOW
PERIOD                                                    SHARE CLOSING PRICE
------                                                    -------------------
52 week.................................................    $59.75 - $29.00
6 month.................................................    $59.75 - $40.31
3 month.................................................    $59.75 - $40.31

     These ranges were compared with the $71.44 per share price for Gulfstream common stock implied by the exchange ratio provided in the merger agreement on May 14, 1999.

     Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information and estimates of financial results (i) published by First Call, an industry service provider of earnings estimates based on an average of earnings estimates published by various investment banking firms, and (ii) taken from research reports, Merrill Lynch compared certain financial and operating information for a group of publicly traded companies in the aerospace-defense industry which Merrill Lynch deemed to be reasonably comparable to Gulfstream based upon a variety of operating and financial criteria. These companies included:

     - The Boeing Company

     - British Aerospace PLC

     - Lockheed Martin Corporation

     - Northrop Grumman Corporation

     - Raytheon Company

     Merrill Lynch's calculations resulted in the following relevant ranges for the comparable aerospace-defense companies and for Gulfstream as of May 10, 1999:

                                                                       MARKET CAPITALIZATION
                                                                          AS A MULTIPLE OF
                                        PRICE AS A MULTIPLE OF EPS   --------------------------
                                        ---------------------------      LTM         FYE 1999
                                          FYE 1999       FYE 2000       EBITDA        EBITDA
                                        -------------  ------------  ------------  ------------
Gulfstream............................      14.1x         12.4x         10.2x          8.0x
Comparable Aerospace-Defense
  Companies...........................  10.4x - 23.4x  9.9x - 24.1x  6.2x - 14.5x  6.0x - 10.7x

     Merrill Lynch also compared certain financial and operating information for a group of publicly traded companies in the diversified aerospace-commercial industry which Merrill Lynch deemed to be reasonably comparable to Gulfstream based upon a variety of operating and financial criteria. The companies included:

     - Honeywell Inc.

     - Rockwell International Corporation

     - Textron Inc.

     - United Technologies Corporation

     Merrill Lynch's calculations resulted in the following relevant ranges for the diversified aerospace commercial comparable companies and for Gulfstream as of May 10, 1999:

                                                                     MARKET CAPITALIZATION
                                                                       AS A MULTIPLE OF
                                     PRICE AS A MULTIPLE OF EPS   ---------------------------
                                     ---------------------------       LTM         FYE 1999
                                       FYE 1999       FYE 2000       EBITDA         EBITDA
                                     -------------  ------------  -------------  ------------
Gulfstream.........................      14.1x         12.4x          10.2x          8.0x
Comparable Aerospace-Commercial
  Companies........................  19.7x - 25.3x  17.7 - 22.2x  10.8x - 15.3x  9.2x - 12.1x

     Applying these ranges and selected multiples in these ranges for the comparable aerospace-defense companies and the comparable diversified aerospace-commercial companies to corresponding financial data for Gulfstream common stock, Merrill Lynch calculated an implied average equity range for Gulfstream common stock of approximately $46.25 to $60.25.

     None of the companies utilized in the above analysis for comparative purposes is, of course, identical to Gulfstream. Accordingly, a complete understanding of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable aerospace-defense companies and the comparable diversified aerospace-commercial companies and other factors that could affect the public trading market of these companies, as well as that of Gulfstream. In addition, the ranges for the comparable aerospace-defense companies and the comparable diversified aerospace-commercial companies are based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

     Analysis of Selected Comparable Acquisition Transactions. Using publicly available information, Merrill Lynch reviewed the financial terms of thirteen acquisitions in the aerospace industry considered relevant by Merrill Lynch for purposes of its analysis. Merrill Lynch calculated the following for the comparable acquisition transactions:

                                                      TRANSACTION
                   OFFER VALUE                           VALUE
                 AS A MULTIPLE OF                   AS A MULTIPLE OF
                  LTM NET INCOME                       LTM EBITDA
                 ----------------                   ----------------
14.8x - 39.6x.....................................    8.5x - 18.9x

     Applying these ranges and selected multiples in these ranges for the comparable acquisitions to corresponding financial data for Gulfstream common stock, Merrill Lynch calculated an implied average equity range for Gulfstream common stock of approximately $53.25 to $67.25.

     Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis of the present value of the projected unlevered cash flow of Gulfstream for the calendar years 1999 through 2003, based upon (i) a base case model provided by Gulfstream's management and (ii) projections developed using EPS as estimated by First Call and publicly available equity research on Gulfstream. Each model used relevant discount rates reflecting a weighted average cost of capital and selected terminal value multiples of calendar year 2003 EBITDA. The forecasts were estimates only and inherently subject to known and unknown risks, uncertainties, and other factors, many of which are outside of Gulfstream's and Merrill Lynch's control. The analysis indicated the following ranges of values per share of Gulfstream common stock:

                                                  IMPLIED VALUE PER
                                                 SHARE OF GULFSTREAM
                                                     COMMON STOCK
                                                ----------------------
Based on Management Forecasts.................     $55.25 - $73.00
Based on Analyst Forecasts....................     $51.25 - $68.00

     Leveraged Buyout Analysis. Merrill Lynch performed an analysis of the value per share of Gulfstream common stock on a leveraged buyout basis assuming
(i) contributed equity of 30%, 32.5% and 35% and (ii) total debt/EBITDA of 5.0x, 5.5x and 6.0x. This analysis indicated a range of implied values per share of Gulfstream common stock of $37.50 to $49.50.

GENERAL DYNAMICS

     Historical Trading Performance. Merrill Lynch reviewed the daily closing per share prices of General Dynamics for the 12-month period ending May 14, 1999 (the last trading day prior to the public announcement of the merger) and calculated the following:

                                                      HIGH - LOW
PERIOD                                           SHARE CLOSING PRICE
------                                          ----------------------
52 week.......................................     $75.44 - $41.38
6 month.......................................     $75.44 - $52.13
3 month.......................................     $75.44 - $57.50

     These ranges were compared with the $71.44 price for General Dynamic's common stock on May 14, 1999.

     Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information and estimates of financial results (i) published by First Call and (ii) taken from research reports, Merrill Lynch compared certain financial and operating information for a group of publicly traded companies in the defense contracting industry which Merrill Lynch deemed to be reasonably comparable to General Dynamics based upon a variety of operating and financial criteria. These companies included:

     - Alliant Techsystems, Inc

     - Avondale Industries Inc.

     - Litton Industries, Inc.

     - Lockheed Martin Corporation

     - Newport News Shipbuilding, Inc.

     - Northrop Grumman Corporation

     - Raytheon Company

     - The Boeing Company

     Merrill Lynch's calculations resulted in the following relevant ranges for the defense contracting industry and for General Dynamics as of May 10, 1999.

                                                                     MARKET CAPITALIZATION
                                                                        AS A MULTIPLE OF
                                      PRICE AS A MULTIPLE OF EPS   --------------------------
                                      ---------------------------      LTM         FYE 1999
                                        FYE 1999       FYE 2000       EBITDA        EBITDA
                                      -------------  ------------  ------------  ------------
General Dynamics....................      23.3x         21.3x         14.4x         13.1x
Comparable Defense Contracting
  Companies.........................  10.4x - 23.4x  9.9x - 24.1x  6.1x - 14.5x  6.0x - 10.7x

     Merrill Lynch also compared certain financial and operating information for a group of publicly traded companies in diversified industrial businesses which Merrill Lynch deemed to be reasonably comparable to General Dynamics based upon a variety of operating and financial criteria. These companies included:

     - AlliedSignal Inc.

     - Danaher Corporation

     - Illinois Tools Works Inc.

     - Emerson Electric Co.

     - General Electric Company

     - Honeywell Inc.

     - Rockwell International Corporation

     - Textron Inc.

     - Tyco International Ltd.

     - United Technologies Corporation

     Merrill Lynch's calculations resulted in the following relevant ranges for the comparable diversified industrial companies and for General Dynamics as of May 10, 1999:

                                                                     MARKET CAPITALIZATION
                                                                       AS A MULTIPLE OF
                                     PRICE AS A MULTIPLE OF EPS   ---------------------------
                                    ----------------------------       LTM         FYE 1999
                                      FYE 1999       FYE 2000        EBITDA         EBITDA
                                    -------------  -------------  -------------  ------------
General Dynamics..................      23.3x          21.3x          14.4x         13.1x
Comparable Diversified Industrial
  Companies.......................  19.7x - 36.1x  17.7x - 31.7x  10.8x - 27.3x  9.2x - 28.2x

     Applying these ranges and selected multiples in these ranges for the comparable defense contracting companies and the diversified industrial companies to corresponding financial data for General Dynamics common stock, Merrill Lynch determined an implied average equity range for General Dynamics common stock of approximately $64.25 to $80.25.

     None of the companies utilized in the above analysis for comparative purposes is, of course, identical to General Dynamics. Accordingly, a complete understanding of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable defense contracting companies and the comparable diversified industrial companies and other factors that could affect the public trading market of these companies, as well as that of General Dynamics. In addition, the ranges for the comparable defense contracting companies and the comparable diversified industrial companies, are based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

     Discounted Cash Flow Analysis. Merrill Lynch performed discounted cash flow analyses of General Dynamics based upon a model provided by General Dynamics' management for the calendar years 1999 through 2003, inclusive, using relevant discount rates reflecting a weighted average cost of capital and selected terminal value multiples of calendar year 2003 EBITDA. The forecasts were estimates only and inherently subject to known and unknown risks, uncertainties, and other factors, many of which are outside of General Dynamics' and Merrill Lynch's control. The implied value per share of General Dynamics based on the management forecasts produced a range of values per share of General Dynamics common stock of $60.75 to $81.00.

     Pro Forma Merger Analysis. Merrill Lynch reviewed and analyzed certain pro forma financial impacts of the merger on holders of General Dynamics common stock based on the following:

     - the exchange ratio;

     - the projections provided by General Dynamics and Gulfstream;

     - an assumption for analytical purposes that the merger had been consummated on December 31, 1998;

     - pooling of interests accounting treatment for the merger; and

     - alternative sets of assumptions reflecting (i) Gulfstream and General Dynamics managements' expectations and (ii) projections developed using estimates of First Call and publicly available research on Gulfstream.

     The results of this analysis indicated that the merger would result in moderate accretion to the projected earnings per share of General Dynamics common stock in each of 1999, 2000 and 2001.

     In performing its analyses, Merrill Lynch did not express any opinion as to the price or range of prices at which General Dynamics common stock may trade subsequent to the consummation of the merger. The prices at which General Dynamics common stock ultimately trades in the stock market will be determined by a variety of quantitative and qualitative factors (for example, the price-earnings multiple at which General Dynamics common stock is actually valued by potential investors, which may be significantly more or less favorable than the illustrative ranges of price/earnings multiples used by Merrill Lynch for their analytical purposes), none of which can be predicted.

FEE ARRANGEMENTS OF MERRILL LYNCH

     Pursuant to a letter agreement, Gulfstream has agreed to pay Merrill Lynch a transaction fee of $12.0 million if the merger is consummated. In addition, Gulfstream has agreed to reimburse Merrill Lynch for all reasonable out-of-pocket expenses incurred by Merrill Lynch in connection with the merger, including reasonable fees and disbursements of its legal counsel. Gulfstream has also agreed to indemnify Merrill Lynch and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

     Merrill Lynch has in the past provided financial advisory and financing services to Gulfstream and financing services to General Dynamics and may continue to do so and has received, and may receive, customary fees for such services. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the debt and equity securities of Gulfstream and General Dynamics for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

FEE ARRANGEMENTS OF GOLDMAN SACHS

     Pursuant to a letter agreement, Gulfstream has agreed to pay a transaction fee of $2.0 million to Goldman Sachs if the merger is consummated. In addition, Gulfstream has also agreed to indemnify Goldman Sachs and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

INTERESTS OF MEMBERS OF GULFSTREAM'S BOARD OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     When you consider the recommendations of our boards of directors, you should be aware that some members of the Gulfstream board of directors and executive officers may have interests in the merger that are different from, or in addition to, your interests. These interests may create potential conflicts of interest. Our directors were aware of these interests when they approved the merger and the merger agreement. To our knowledge, the directors and executive officers of Gulfstream do not have any material interest in the merger, apart from their interests as holders of Gulfstream common stock, other than those described below.

     Registration Agreement. General Dynamics has agreed to enter into a registration agreement with three investment partnerships affiliated with Forstmann Little and certain directors and executive officers of Gulfstream. The registration agreement provides, among other things, that General Dynamics will, upon request, register for resale the shares of General Dynamics which the partnerships and these directors and executive officers will receive in the merger. Without this registration, the shares of General Dynamics common stock received by these persons in the merger are subject to restrictions on resale under the federal securities laws that do not apply to the other stockholders of Gulfstream. It is anticipated that the three investment partnerships may register and sell all or a significant portion of the General Dynamics common stock they receive in the merger shortly after such resales are permitted under the accounting rules governing pooling of interests transactions (see "The Merger -- Resale Restrictions"), subject, however, to the market price of General Dynamics common stock, prevailing market conditions and other factors.

     Gulfstream Stock Options. Certain directors and executive officers of Gulfstream hold options to acquire Gulfstream common stock. Under the terms of their existing option agreements, all holders of options to acquire Gulfstream common stock (including the directors and executive officers of Gulfstream) will have the opportunity to exercise those options prior to the completion of the merger, whether or not those options are vested at the time of exercise, and unvested options held by certain optionholders (including certain directors and executive officers) will become fully vested and exercisable by reason of the completion of the merger. In addition, under the terms of the existing option agreements, certain transfer restrictions applicable to shares issuable upon the exercise of options will lapse upon completion of the merger.

     All options to acquire Gulfstream common stock which are unexercised on completion of the merger will be converted in the merger into options to acquire the same number of shares of General Dynamics common stock at the same exercise price, and the converted options will be subject to the same terms and conditions as are applicable to the Gulfstream options. General Dynamics has agreed to register all shares subject to the converted stock options on an appropriate registration statement, and to deliver prospectuses to option holders, within one day following completion of the merger.

     Employee Benefits. General Dynamics has agreed that, until December 31, 2000, it will not reduce the current base salary and hourly wage rate of Gulfstream employees. Until December 31, 2000, General Dynamics will also maintain employee benefits, other than equity-based compensation, that are substantially comparable to the employee benefits provided to Gulfstream employees before the merger. As a result of these arrangements, the current executive officers and all other employees of Gulfstream will continue to receive salaries and employee benefits, other than equity-based compensation, that are comparable to those they currently receive from Gulfstream through the year 2000. See "The Merger Agreement -- Compensation and Benefit Plans."

     Indemnification and Insurance. General Dynamics has agreed to indemnify the officers and directors of Gulfstream and its present or former subsidiaries or parents from and against all losses arising out of their actions or omissions occurring at or prior to the merger. General Dynamics has also agreed to maintain, for six years after the merger, the provisions of Gulfstream's certificate of incorporation and bylaws regarding indemnification of directors and officers and the limitation of liability of directors and officers. In addition, General Dynamics has agreed to continue, for six years after the merger, the coverage of the directors and officers of Gulfstream and its subsidiaries under directors and officers and fiduciary liability insurance policies equivalent to the policies currently maintained by Gulfstream. As a result of these arrangements, the current directors and officers of Gulfstream may continue to be entitled to payment or reimbursement of their expenses, including court judgments, settlements and legal fees and expenses, in connection with claims and suits arising out of their activities before the merger, including their activities relating to the approval of the merger agreement and the merger. See "The Merger Agreement -- Indemnification and Insurance."

     Continuing Directors; Executive Officers. Under the merger agreement, for at least one year following the merger, General Dynamics will elect Theodore J. Forstmann, who is the Chairman and Chief Executive Officer of Gulfstream and a general partner of Forstmann Little, as a director and the non-executive Chairman of the board of directors of Gulfstream and will elect Sandra J. Horbach, who is a director of Gulfstream and a general partner of Forstmann Little, as a director of Gulfstream. In addition, each of the other executive officers of Gulfstream is expected to continue to serve in the same capacity after the merger. See "Management and Operations After the Merger."

NO APPRAISAL RIGHTS

     Under Delaware law, Gulfstream and General Dynamics stockholders will not have any appraisal or dissenters' rights in connection with the merger.

ACCOUNTING TREATMENT

     We believe that the merger will qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, our assets and liabilities will be combined based on the respective carrying values of the accounts in the historical financial statements of each entity. Results of operations of General Dynamics will include incomes of both General Dynamics and Gulfstream for the entire fiscal period in which the combination occurs. The historical results of operations of the separate companies for fiscal years before the merger will be combined and reported as General Dynamics' results of operations. Pooling of interests accounting treatment of the merger is a condition to the completion of the merger. See "The Merger Agreement -- Conditions" and "Unaudited Pro Forma Combined Financial Data."

FEDERAL INCOME TAX CONSEQUENCES

     In the opinions of Jenner & Block, counsel to General Dynamics, and Fried, Frank, Harris, Shriver & Jacobson, counsel to Gulfstream, the material federal income tax consequences of the merger to General Dynamics, Gulfstream and the holders of Gulfstream common stock who are citizens or residents of the United States or who are domestic corporations are discussed below. The discussion below is based upon current provisions of the Internal Revenue Code, currently applicable Treasury regulations and judicial and administrative decisions, all of which are subject to change, possibly with retroactive effect. The discussion below is for general information only and does not purport to address all aspects of federal income taxation that may affect particular stockholders in light of their particular circumstances, that are generally assumed to be known by investors or that may affect stockholders subject to special treatment under the federal income tax laws. See "-- Qualifications" below. The discussion assumes that the stockholders of Gulfstream hold their Gulfstream common stock as capital assets. In addition, no information is being provided with respect to the tax consequences of the merger under foreign, state or local laws.

     Neither Gulfstream nor General Dynamics has requested a ruling from the Internal Revenue Service with regard to any of the federal income tax consequences of the merger, and the opinions of counsel described below to be delivered as conditions to the merger will not be binding on the IRS. There can be no assurance that the IRS or the courts will not take a contrary view.

     Tax Opinions. As conditions to the merger, which General Dynamics and Gulfstream agree may not be waived, General Dynamics must receive an opinion of Jenner & Block, counsel to General Dynamics, and Gulfstream must receive an opinion of Fried, Frank, Harris, Shriver & Jacobson, counsel to Gulfstream, subject to the assumptions set forth below, to the effect that, based upon present federal income tax law, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on, among other things:

     - certain representations and statements of General Dynamics and Gulfstream;

     - the assumption that such representations and statements will be complete and accurate as of the effective time of the merger; and

     - the assumption that the merger and related transactions will take place in accordance with all of the terms of the merger agreement and as described in this Joint Proxy Statement/ Prospectus.

     Federal Income Tax Consequences. Assuming that the merger qualifies as a reorganization, the federal income tax consequences of the merger will be as follows:

     - none of Gulfstream, General Dynamics or Tara Acquisition Corporation will recognize gain or loss as a result of the merger;

     - Gulfstream stockholders who exchange their shares of Gulfstream common stock for shares of General Dynamics common stock will not recognize gain or loss as a result of the merger;

     - the tax basis of the shares of General Dynamics common stock received by the Gulfstream stockholders in exchange for their Gulfstream common stock in the merger will be the same as the tax basis of the shares of Gulfstream common stock surrendered in the exchange; and

     - the holding period of the shares of General Dynamics common stock received in the merger will include the holding period of the shares of Gulfstream common stock surrendered in the exchange.

     Tax Returns. A Gulfstream stockholder who exchanges Gulfstream common stock for General Dynamics common stock will be required to retain records and file with the stockholder's federal income tax return for the taxable year in which the merger takes place a statement including all relevant facts relating to the nonrecognition of gain or loss upon the exchange. The statement is required to include:

     - the stockholder's basis in the shares of Gulfstream common stock surrendered in the merger; and

     - the value of the General Dynamics common stock received in the merger, using fair market value as of the effective time.

     Qualifications. The preceding discussion does not address aspects of federal income taxation that may be relevant to some Gulfstream stockholders who are subject to special provisions of federal income tax law. For example, the discussion does not address aspects of federal income taxation that may be relevant to:

     - dealers in securities or currencies;

     - traders in securities;

     - financial institutions;

     - tax-exempt organizations;

     - insurance companies;

     - persons holding shares of Gulfstream common stock as part of a hedging, "straddle," conversion or other integrated transaction;

     - non-United States persons; or

     - persons who acquired their shares of Gulfstream common stock by exercising employee stock options or as some other form of compensation.

     THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIALLY RELEVANT TAX EFFECTS. GULFSTREAM STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECTS OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE EFFECTS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

REGULATORY MATTERS

     In order to complete the merger, we are required to give notification and furnish information to the Federal Trade Commission and the Antitrust Division of the Department of Justice and a specified waiting period requirement must be satisfied. We filed the required notification and report forms with the Federal Trade Commission and the Antitrust Division on May 21, 1999. [On
[                     ], 1999, the waiting period under the pre-merger
notification requirements of the federal antitrust laws expired.] We are not aware of any other significant regulatory approvals required for the merger.

     At any time before or after completion of the merger, the Federal Trade Commission, the Antitrust Division, a state governmental authority or a private person or entity could seek under the antitrust laws to enjoin the merger or to cause General Dynamics to divest, in whole or in part, any of its assets or businesses, including assets and businesses of Gulfstream. Although we do not believe that the merger presents any significant antitrust issues, we cannot guarantee that a challenge to the merger will not be made or, if a challenge is made, that we will prevail. Our obligations to complete the merger are dependent on the condition that there be no final order, decree or ruling issued by any court or other governmental agency that prohibits the merger.

RESALE RESTRICTIONS

     All General Dynamics common stock received by Gulfstream stockholders in the merger will be freely transferable, except those shares received by Gulfstream "affiliates," as that term is defined under the Securities Act of 1933, at the time of the Gulfstream special meeting. General Dynamics common stock received in the merger by affiliates of Gulfstream may be resold by them only in transactions permitted by the resale provisions of Rule 144 or Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. An individual or entity may be considered an affiliate of a company if it controls, is controlled by, or is under common control with, that company and may include that company's directors, executive officers and principal stockholders. In addition, in order for the merger to qualify for pooling of interests accounting treatment, affiliates of Gulfstream or General Dynamics may generally not sell, transfer or dispose of, or in any other way reduce their risk relative to, their shares of General Dynamics common stock or Gulfstream common stock during the period beginning 30 days before the merger and ending when General Dynamics publishes results covering at least 30 days of our post-merger combined operations. Under the merger agreement, General Dynamics is obligated to publish these results within 10 business days after the end of the first accounting month ending at least 30 days after the merger. The merger agreement requires each of us to use our best efforts to cause each of our respective affiliates to execute a written agreement to comply with these requirements. Under the terms of the merger agreement, certificates surrendered for exchange by an affiliate of Gulfstream will not be exchanged for shares of General Dynamics common stock until the affiliate has furnished such an executed agreement to General Dynamics. General Dynamics has received these agreements from the affiliates of Gulfstream.

                              THE MERGER AGREEMENT

     This is a summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this document. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement.

THE MERGER

     When the merger occurs, Tara Acquisition Corporation, a wholly-owned subsidiary of General Dynamics, will be merged with and into Gulfstream. As a result, Gulfstream will be a wholly-owned subsidiary of General Dynamics. The merger will have the effects specified in the Delaware General Corporation Law.

     Each share of Gulfstream common stock outstanding immediately before the merger will be canceled and converted into the right to receive one share of General Dynamics common stock. Each holder of a certificate representing shares of Gulfstream common stock will no longer have any rights with respect to the shares of Gulfstream common stock, except for the right to receive shares of General Dynamics common stock. Each share of Gulfstream common stock held in Gulfstream's treasury or by a subsidiary of Gulfstream or held by General Dynamics or its subsidiaries at the time of the merger will be canceled and retired without any payment.

     In the merger, each outstanding and unexercised option to buy shares of Gulfstream common stock will become an option to buy the same number of shares of General Dynamics common stock at the same price and on the same terms as were applicable to the Gulfstream option.

     If, before the merger becomes effective, the number of outstanding shares of General Dynamics or Gulfstream common stock is changed into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or similar transaction, the number of shares of General Dynamics common stock into which each share or option to buy shares of Gulfstream common stock will be converted in the merger will be adjusted appropriately.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective when we file a certificate of merger with the Secretary of State of the State of Delaware. However, we may agree to a later time and specify that time in the certificate of merger. The parties expect to file the certificate of merger and complete the merger shortly after the two stockholders meetings, assuming the stockholders of both companies approve the transaction and the other conditions in the merger agreement are satisfied or waived. We cannot assure you when, or if, all the conditions to consummation of the merger will be satisfied or waived. See "-- Conditions."

EXCHANGE PROCEDURES

     Promptly after the merger, First Chicago Trust Company of New York, a division of EquiServe L.P., as exchange agent, will mail a letter of transmittal to each person who holds shares of Gulfstream common stock at the time of the merger. The letter will include instructions for the exchange of Gulfstream stock certificates for General Dynamics stock certificates. Gulfstream stockholders must use this letter of transmittal to forward their Gulfstream stock certificates. After surrendering his or her Gulfstream stock certificate together with a completed letter of transmittal to the exchange agent, the holder of a Gulfstream stock certificate will receive a General Dynamics stock certificate. First Chicago will cancel the surrendered Gulfstream certificates. GULFSTREAM STOCKHOLDERS SHOULD NOT SEND IN THEIR GULFSTREAM STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

     In addition to a certificate representing General Dynamics common stock, the holder of a surrendered Gulfstream common stock certificate will receive any dividends or other distributions on the General Dynamics common stock that have a record date after the merger and a payment date before the holder surrenders the Gulfstream common stock certificate. However, General Dynamics will not pay any dividends until the holder of the Gulfstream stock certificate surrenders that certificate. Taxes will be withheld as required.

     After the merger, Gulfstream will not record any further transfers of shares of Gulfstream common stock.

     Any General Dynamics common stock certificates issued in the merger and any dividends or distributions deposited by General Dynamics with the exchange agent that remain unclaimed by the former Gulfstream stockholders one year after the merger will be delivered to General Dynamics. Any former Gulfstream stockholders who have not complied with the exchange procedures before the first anniversary of the merger may after that time look only to General Dynamics for payment of the General Dynamics common stock, and any unpaid dividends and distributions on the General Dynamics common stock. Neither Gulfstream nor General Dynamics will be liable to former Gulfstream stockholders for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     No interest will be paid or accrued on unpaid dividends and distributions, if any, which will be paid on surrender of Gulfstream common stock certificates.

     If your Gulfstream stock certificate has been lost, stolen or destroyed, you will only be entitled to obtain General Dynamics common stock by making an affidavit and, if required by General Dynamics, posting a bond in an amount sufficient to protect General Dynamics against claims related to your Gulfstream stock certificate. The letter of transmittal and instructions will have more details in this regard.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains essentially reciprocal representations and warranties made by each of us to the other, including representations and warranties relating to:

     - due organization, power and standing, and other corporate matters;

     - authorization, execution, delivery and enforceability of the merger agreement;

     - merger consents, filings and approvals and noncontravention of laws and of certain corporate documents and other agreements;

     - capital structure and outstanding securities;

     - documents filed with the SEC and the accuracy of the information in those documents;

     - the absence of undisclosed liabilities;

     - the absence of adverse changes;

     - litigation and legal compliance;

     - contract matters;

     - tax matters;

     - employee benefit matters;

     - environmental matters;

     - title to real and personal property;

     - intellectual property matters;

     - year 2000 compliance matters;

     - labor matters;

     - state takeover laws;

     - Gulfstream ownership of General Dynamics common stock and General Dynamics ownership of Gulfstream common stock;

     - the absence of actions that would prevent pooling treatment for the merger or prevent the merger from being tax free; and

     - brokers' and finders' fees with respect to the merger.

COVENANTS

     Mutual Covenants.  In the merger agreement, we have both agreed to:

     - use our best efforts to take all actions necessary or advisable to complete the merger;

     - cooperate to give all required notices to third parties and the government and use our best efforts to obtain all required third party and governmental consents;

     - grant each other reasonable access to our premises, properties, books, records and documents;

     - give each other prompt written notice of any material development affecting us or our subsidiaries or affecting our ability to complete the merger;

     - consult with each other before issuing any press releases or making any public announcements regarding the merger except as required by law;

     - not enter into any agreement which we know or have reason to know is reasonably likely to cause a major customer of the other party or one of its subsidiaries to terminate a material program or agreement;

     - use our best efforts to overturn or lift any court order or injunction which prohibits the merger, provided that doing so does not require General Dynamics to divest or hold any assets separate or take any other action that would have a material adverse effect on General Dynamics;

     - deliver to each other lists of names and addresses of individuals who are affiliates under the securities laws as well as letters from each of the affiliates acknowledging certain legal restrictions;

     - use our best efforts to cause the merger to be accounted for as a pooling of interests and to constitute a tax free reorganization and not knowingly take or omit to take any action that would prevent this accounting and tax treatment; and

     - use our best efforts to cause customary comfort letters from our accountants to be delivered to the other party.

CONDUCT OF BUSINESS

     Gulfstream. Gulfstream has agreed to conduct its business in the ordinary course before the merger. Gulfstream has also agreed to use its best efforts to keep its business organization intact in all material respects, keep available the services of its officers and employees as a group and maintain its existing business relations. In addition, Gulfstream has agreed that until we complete the merger, unless General Dynamics agrees in writing or as otherwise permitted by the merger agreement, Gulfstream will not:

     - amend its charter or bylaws or file any certificate of designation or similar document with respect to any authorized but unissued capital stock;

     - split, combine or reclassify its outstanding shares of capital stock;

     - declare any dividend or distribution;

     - issue or authorize the issuance of any shares of its capital stock other than in connection with the exercise of outstanding stock options;

     - repurchase, redeem or otherwise acquire any shares of its capital stock;

     - merge or consolidate with any entity;

     - sell, lease or otherwise dispose of any stock of its subsidiaries or any capital asset other than in the ordinary course of business;

     - liquidate, dissolve, recapitalize or reorganize its business;

     - acquire an interest in a business or enter into a joint venture;

     - incur any indebtedness for borrowed money other than existing debt, normal borrowings under existing credit lines and normal intercompany debt;

     - allow any lien, other than certain permitted liens, to exist with respect to any material assets;

     - change its accounting principles, practices or methods or revalue its assets except as required by generally accepted accounting principles and except for normal write-downs of inventory and accounts receivable;

     - grant any general or uniform increase in employee pay rates or benefits except as required by a current collective bargaining agreement;

     - increase the compensation payable or to become payable to, or the bonus, insurance, pension or other benefits, payments or arrangements of, an officer or salaried employee earning more than $75,000 annually, except as required by agreements in existence on the date of the merger agreement;

     - enter into a material contract or commitment or engage in a material transaction with an affiliated person, other than a subsidiary, or with an unaffiliated person if, to Gulfstream's knowledge, the contract, commitment or transaction is reasonably likely to result in a material financial loss;

     - make a material tax election or settle or compromise a material tax liability;

     - pay any claims, liabilities or obligations other than normal obligations that are reflected or reserved for in the consolidated financial statements or were otherwise incurred in the ordinary course of business;

     - settle or compromise a material pending or threatened lawsuit, action or proceeding; or

     - commit to do any of the acts listed above.

     General Dynamics. General Dynamics has agreed not to declare or pay any dividend or distribution with respect to its capital stock until we complete the merger, other than a regular quarterly cash dividend, unless Gulfstream agrees in writing or as otherwise permitted by the merger agreement.

NO SOLICITATION OF TRANSACTIONS

     Gulfstream agreed in the merger agreement that it and its subsidiaries would immediately cease any discussions being conducted with respect to any proposal made by a party to acquire all or a material portion of the assets of, or any material equity interest in, Gulfstream and its subsidiaries taken as a whole. Gulfstream also agreed not to initiate or solicit the making of such proposal and, except as described below, not to engage in any discussions with, furnish any information to, or enter into any agreement with, a party making such a proposal.

     The merger agreement permits Gulfstream to enter into discussions with, furnish information to, or withdraw or modify its recommendation and approval of the merger and enter into any agreement with, a party making such a proposal on or prior to June 30, 1999, if the board of directors of Gulfstream determines that the proposal could reasonably be likely to result in a written proposal which the board of directors of Gulfstream believes is reasonably capable of being completed, taking into account all aspects of the proposal, and presents to Gulfstream and its stockholders more favorable financial and other terms, taken as a whole, than the merger.

BOARDS' COVENANT TO RECOMMEND

     Each of our boards of directors has agreed to recommend to our stockholders that they vote in favor of each of the proposals required to complete the merger.

COMPENSATION AND BENEFITS PLANS

     Subject to the terms of any Gulfstream collective bargaining agreement, General Dynamics has agreed that until December 31, 2000, it will:

     - cause salary levels and hourly wages of all Gulfstream employees to be maintained at levels not less than the salary and wage levels provided by Gulfstream before the merger; and

     - cause the benefits and benefits levels, excluding equity-based compensation, of all Gulfstream employees to be maintained at levels that are substantially comparable to those provided before the merger.

     Employees of Gulfstream and its subsidiaries will also receive:

     - credit for years of service with Gulfstream for purposes of eligibility and vesting, but not for benefit accrual, under any General Dynamics benefit plans in which they may participate after the merger;

     - a waiver of any pre-existing condition exclusions, waiting periods and actively at work requirements under any General Dynamics medical, dental, vision or other welfare benefit plan in which they may participate after the merger; and

     - credit under any General Dynamics medical, dental, vision or other welfare benefit plan in which they may participate after the merger for eligible expenses incurred on or before the merger for the purpose of satisfying all deductible and similar requirements for the applicable plan year.

     Gulfstream has also agreed that an independent trustee will act with respect to the merger on behalf of each Gulfstream benefit plan that holds shares of Gulfstream common stock, in accordance with the terms of the benefit plan.

GOVERNANCE

     For at least one year following the merger, General Dynamics will elect Theodore J. Forstmann, who is the Chairman and Chief Executive Officer of Gulfstream and a general partner of Forstmann Little, as a director and the non-executive Chairman of the board of directors of Gulfstream and will elect Sandra J. Horbach, who is a director of Gulfstream and a general partner of Forstmann Little, as a director of Gulfstream.

     After the merger, Mr. Forstmann and Ms. Horbach will be entitled as directors of Gulfstream to exculpation, indemnification and reimbursement of expenses pursuant to terms and conditions identical to the terms and conditions applicable to the directors of General Dynamics included in the certificate of incorporation and bylaws of General Dynamics. They will also be entitled to coverage under the directors' and officers' liability and fiduciary liability insurance policies and any indemnification agreements of General Dynamics on the same terms and conditions applicable to the directors of General Dynamics. See "Management and Operations After the Merger."

INDEMNIFICATION AND INSURANCE

     General Dynamics has agreed that, after the merger, it will cause Gulfstream to indemnify each present and former director and officer of Gulfstream or any of its subsidiaries or corporate parents against all losses, claims, damages and expenses in connection with any action or omission, or alleged action or omission, existing or occurring at or before the merger, to the fullest extent permitted under the Delaware General Corporation Law or other applicable law. Any determination with respect to whether an indemnified party is entitled to indemnification will, if requested by such indemnified party, be made by independent legal counsel selected by the indemnified party and reasonably acceptable to Gulfstream.

     In addition, General Dynamics has agreed, for a period of six years after the merger, to maintain a policy of directors' and officers' liability insurance and fiduciary liability insurance for actions and omissions occurring at or before the merger with coverage in amount and scope at least as favorable as Gulfstream's existing directors' and officers' liability insurance and fiduciary liability insurance coverage, except that it need not spend more than 200% of the last annualized premium paid before the date of the merger agreement in doing so.

     General Dynamics will pay on an as-incurred basis the reasonable fees and expenses of each indemnified party (including reasonable fees and expenses of counsel) in advance of the final disposition of the action that is subject to indemnification, but the indemnified party must reimburse those amounts if the indemnified party is not entitled to indemnification.

     For six years after the merger, General Dynamics will cause Gulfstream to maintain the same provisions in its certificate of incorporation and bylaws with respect to exculpation and indemnification of directors and officers as are in effect on the date of the merger agreement.

     In the event of any action, suit, investigation or proceeding, the indemnified party will be entitled to control the defense of the action, suit, investigation or proceeding with counsel reasonably acceptable to General Dynamics.

REGISTRATION AGREEMENT

     General Dynamics has agreed to enter into a registration agreement with three investment partnerships affiliated with Forstmann Little and the directors and executive officers of Gulfstream who own stock of Gulfstream. The registration agreement provides, among other things, that General Dynamics will, upon request, register for resale the shares of General Dynamics common stock which the partnerships and the directors and executive officers will receive in the merger. Without this registration, the shares of General Dynamics common stock received by these persons in the merger would be subject to restrictions on resale under the federal securities laws that do not apply to the other stockholders of Gulfstream. It is anticipated that the three investment partnerships may register and sell all or a significant portion of the General Dynamics common stock they receive in the merger shortly after such resales are permitted under the accounting rules governing pooling of interests transactions (see "The Merger -- Resale Restrictions"), subject, however, to the market price of General Dynamics common stock, prevailing market conditions and other factors. A copy of the form of the registration agreement is attached as Appendix C to this document. You should refer to the full text of the registration agreement for the details of the terms and conditions of the registration agreement.

FINANCIAL STATEMENTS

     General Dynamics has agreed that it will prepare and publicly release, as soon as practicable, and in any event within 10 business days after the end of the first full accounting month ending at least 30 days after the closing date of the merger, a report filed with the SEC or any other public filing which includes the combined financial results (including combined net sales and net earnings) of General Dynamics and Gulfstream for a period of at least 30 days of combined operations following the merger.

OTHER COVENANTS

     Gulfstream has agreed to grant any approvals and take any other required actions to complete the merger as promptly as practicable on the terms contained in the merger agreement if a fair price, moratorium, control share acquisition or other form of anti-takeover statute, rule or regulation is or becomes applicable to the merger.

     Gulfstream has agreed to waive the restrictions on General Dynamics contained in certain standstill provisions in the confidentiality agreement between Gulfstream and General Dynamics to the extent required to allow General Dynamics to comply with its obligations and enforce its rights under the merger agreement.

     General Dynamics has agreed to use its best efforts to cause the shares of General Dynamics common stock issuable in the merger to be approved for listing on the New York Stock Exchange as soon as practicable.

CONDITIONS

     We may complete the merger only if the following conditions are met:

     - the holders of Gulfstream common stock and the holders of General Dynamics common stock have approved each of the proposals required to complete the merger;

     - the registration statement on Form S-4 of which this document is a part is effective under the Securities Act and we have satisfied all state securities or "blue sky" laws;

     - the General Dynamics common stock to be issued pursuant to the merger is approved for listing on the New York Stock Exchange;

     - the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expires or terminates;

     - all material consents, authorizations, orders and approvals of and filings with governmental authorities required in connection with the merger, if any, are obtained or made; and

     - there is no court order or injunction which prohibits the completion of the merger.

     Additionally, the merger agreement obligates each party to complete the merger only if, before the merger, the following conditions are satisfied:

     - the representations and warranties of the other party in the merger agreement are true and correct in all material respects as of the closing date;

     - the other party has complied in all material respects with all agreements and covenants required by the merger agreement to be complied with by it on or before the merger;

     - the party's independent public accountants have delivered a written opinion dated the closing date stating:

        - in the case of the opinion that Gulfstream receives, that Gulfstream's independent accountants concur with Gulfstream's conclusion that no conditions exist that would preclude Gulfstream's ability to be a party in a business combination to be accounted for as a pooling of interests; and

        - in the case of the opinion that General Dynamics receives, that the merger should be treated as a pooling of interests in accordance with generally accepted accounting principles as described in Opinion 16 of the Accounting Principles Board; and

     - the party has received an opinion of its counsel that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

TERMINATION

     We may terminate the merger agreement and abandon the merger at any time before we complete the merger by our mutual written consent.

     Either of us may terminate the merger agreement if:

     - a court or other government agency issues a final, nonappealable order, decree or ruling or takes any other final action prohibiting the merger;

     - any of the representations, warranties, covenants or agreements of the other party contained in the merger agreement is materially breached and the breach has not been cured within 45 days after written notice is received by the party alleged to be in breach;

     - the merger does not occur by December 31, 1999, but a party may not terminate for this reason if the failure of the merger to be consummated results primarily from that party's breach of any representation or agreement in the merger agreement;

     - the stockholders of the other party fail to approve each of the proposals required to complete the merger; or

     - the average market price of a share of General Dynamics common stock for the 15 trading day period ending on the fifth trading day before the Gulfstream special meeting is less than $63.

     General Dynamics may also terminate the merger agreement if the board of directors of Gulfstream withdraws or amends in any manner adverse to General Dynamics its recommendation and approval of the merger.

     Gulfstream may also terminate the merger agreement if it receives, on or before June 30, 1999, a competing acquisition proposal which Gulfstream's board of directors determines to be a "superior acquisition proposal" as defined in the merger agreement and Gulfstream enters into a letter of intent, agreement in principle, acquisition agreement or other agreement with respect to that proposal.

TERMINATION FEE

     Gulfstream has agreed to pay a termination fee of $150 million to General Dynamics if:

     - General Dynamics terminates the merger agreement:

        - as a result of the withdrawal or modification of the recommendation of the merger by Gulfstream's board of directors or because Gulfstream's stockholders do not approve the merger; and within 12 months after the date of termination, Gulfstream enters into an agreement involving a "third party acquisition" as defined in the merger agreement or a third party acquisition occurs, and the agreement was entered into, or the third party acquisition was publicly announced, on or before the date of the termination of the merger agreement; or

     - Gulfstream terminates the merger agreement because it has received, on or before June 30, 1999, a competing acquisition proposal which Gulfstream's board of directors determines to be a "superior acquisition proposal" as defined in the merger agreement and Gulfstream enters into a letter of intent, agreement in principle, acquisition agreement or other agreement with respect to that proposal.

     If Gulfstream is obligated to but does not promptly pay the termination fee to General Dynamics, Gulfstream must pay all of General Dynamics' reasonable costs and expenses, including reasonable attorney's fees, in enforcing its rights to collect the termination fee.

OTHER EXPENSES

     Each of us has agreed to pay and be responsible for the expenses incurred by us in connection with the merger agreement.

AMENDMENT, EXTENSION AND WAIVER

     We may amend the merger agreement at any time before or after our stockholders have approved the proposals required to complete the merger. However, after the Gulfstream stockholders have approved the merger, no amendment will be effective unless approved by the Gulfstream stockholders to the extent such approval is required under the Delaware General Corporation Law. All amendments to the merger agreement must be in writing.

     At any time before the merger becomes effective, either party may waive any requirement that the merger agreement imposes on the other party or may grant the other party more time to complete its obligations. Each party may waive any breach or violation by the other party of its representations and warranties made in the merger agreement. A waiver or extension will be effective only if it is in writing.

                              THE VOTING AGREEMENT

     This is a summary of the material provisions of the voting agreement, a copy of which is attached as Appendix B to this document. You should refer to the full text of the voting agreement for details of its terms and conditions.

     As an inducement to General Dynamics to enter into the merger agreement, Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-IV, L.P., Gulfstream Partners, L.P., Gulfstream Partners II, L.P., Nicholas C. Forstmann and Theodore J. Forstmann have entered into a voting agreement with General Dynamics under which they have agreed to vote all shares of Gulfstream common stock owned by them in favor of the merger and, if applicable, give consents with respect to those shares. Forstmann Little & Co. Subordinated Debt and Equity Management

Buyout Partnership-IV, L.P., Gulfstream Partners, L.P. and Gulfstream Partners II, L.P. are investment partnerships that are affiliates of Forstmann Little. Nicholas C. Forstmann and Theodore J. Forstmann are general partners of the general partners of those partnerships and are principals of Forstmann Little. Together, the three partnerships hold a total of 16,554,375 shares of Gulfstream common stock, representing approximately 23% of the outstanding common stock of Gulfstream. The parties to the voting agreement have granted to General Dynamics an irrevocable proxy to vote the shares of Gulfstream common stock held by them in favor of the merger.

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

     The merger agreement provides that for at least one year following the merger, General Dynamics will elect Theodore J. Forstmann, who is the Chairman and Chief Executive Officer of Gulfstream and a general partner of Forstmann Little, as a director and the non-executive Chairman of the board of directors of Gulfstream and will elect Sandra J. Horbach, who is a director of Gulfstream and a general partner of Forstmann Little, as a director of Gulfstream. In addition, each of the other executive officers of Gulfstream is expected to continue to serve in the same capacity after the merger. None of the directors of Gulfstream is expected to become a director of General Dynamics after the merger.

     General Dynamics currently intends to operate Gulfstream as a separate subsidiary after the merger under the management of its present executive officers. Changes in certain administrative functions, such as accounting, financial reporting and management information systems, may be made in order to integrate the businesses of General Dynamics and Gulfstream. General Dynamics also intends to apply its core competencies in the development, design and production of sophisticated products to the Gulfstream business in order to continue to improve Gulfstream's production efficiency and profitability.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following unaudited pro forma combined financial statements give effect to the merger using the pooling of interests method of accounting. For a description of pooling of interests accounting with respect to the merger, see "The Merger -- Accounting Treatment." The unaudited pro forma combined financial statements have been prepared from, should be read in conjunction with and are qualified in their entirety by reference to the historical consolidated financial statements and notes thereto for General Dynamics and Gulfstream, which are incorporated by reference into this document. See "Where You Can Find More Information".

     The unaudited pro forma combined financial information gives effect to the merger as if it had been consummated, with respect to the statements of earnings, at the beginning of the periods presented or, with respect to the balance sheet, as of the date presented.

     The following merger-related items are based on preliminary estimates and certain assumptions that the management of General Dynamics and Gulfstream believe are reasonable, and are not included as pro forma adjustments because they will be recognized in the period immediately following the consummation of the merger:

        1) General Dynamics and Gulfstream estimate that they will incur direct transaction costs of approximately $33 million associated with the merger. These costs consist primarily of investment banking, legal, bank fees, accounting, printing and regulatory filing fees.

        2) In connection with the implementation of the merger, General Dynamics expects to initiate actions to refinance certain of Gulfstream's debt instruments. As a result of these actions, General Dynamics anticipates recording a one-time non-cash charge of approximately $8 million for the unamortized debt costs associated with these instruments.

     The unaudited pro forma combined financial information has been included for illustrative purposes only and is not necessarily indicative of the actual or future financial position or results of operations that would have occurred or will occur upon consummation of the merger.

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
                (Dollars in millions, except per share amounts)

                                                          THREE MONTHS ENDED APRIL 4, 1999
                                                 --------------------------------------------------
                                                 GENERAL                                  PRO FORMA
                                                 DYNAMICS   GULFSTREAM(A)   ADJUSTMENTS   COMBINED
                                                 --------   -------------   -----------   ---------
Net sales......................................   $1,377      $625                          $2,002
Operating costs and expenses...................    1,234       528                           1,762
                                                  ------    ------                          ------
Operating earnings.............................      143        97                             240
  Interest (expense) income, net...............       (1)       (5)                             (6)
  Other income, net............................        9        --                               9
                                                  ------    ------                          ------
Earnings before income taxes...................      151        92                             243
(Benefit)/provision for income taxes
  R&E tax credit...............................     (165)       --                            (165)
  Provision....................................       51        34                              85
                                                  ------    ------                          ------
                                                    (114)       34                             (80)
                                                  ------    ------                          ------
Net earnings...................................     $265     $  58                          $  323
                                                  ======    ======                          ======
Net earnings per share:
  Basic........................................   $ 2.09     $ .81                          $ 1.62
  Diluted......................................     2.07       .79                            1.60
Weighted average shares outstanding (in
  millions):
  Basic........................................    127.0      72.5                           199.5
  Diluted......................................    128.3      73.9                           202.2

See notes to unaudited pro forma combined financial data on page [  ].

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
                (Dollars in millions, except per share amounts)

                                                         THREE MONTHS ENDED MARCH 29, 1998
                                                 --------------------------------------------------
                                                 GENERAL                                  PRO FORMA
                                                 DYNAMICS   GULFSTREAM(A)   ADJUSTMENTS   COMBINED
                                                 --------   -------------   -----------   ---------
Net sales......................................   $1,154      $ 503                      $1,657
Operating costs and expenses...................    1,030        434                       1,464
                                                  ------     ------                      ------
Operating earnings.............................      124         69                         193
  Interest (expense) income, net...............        1         (4)                         (3)
  Other income (expense), net..................       (1)        --                          (1)
                                                  ------     ------                      ------
Earnings before income taxes...................      124         65                         189
Provision for income taxes.....................       42         24                          66
                                                  ------     ------                      ------
Net earnings...................................   $   82      $  41                       $ 123
                                                  ======     ======                      ======
Net earnings per share:
  Basic........................................   $  .65      $ .56                      $  .62
  Diluted......................................      .65        .54                         .61
Weighted average shares outstanding (in
  millions):
  Basic........................................    125.9       72.5                       198.4
  Diluted......................................    126.9       75.4                       202.3

See notes to unaudited pro forma combined financial data on page [  ].

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
                (Dollars in millions, except per share amounts)

                                                            YEAR ENDED DECEMBER 31, 1998
                                                   -----------------------------------------------
                                                   GENERAL                               PRO FORMA
                                                   DYNAMICS   GULFSTREAM   ADJUSTMENTS   COMBINED
                                                   --------   ----------   -----------   ---------
Net sales........................................  $4,970     $2,428                       $7,398
Operating costs and expenses.....................   4,428      2,055                        6,483
                                                    ------    ------                       ------
Operating earnings...............................     542        373                          915
  Interest (expense) income, net.................       4        (21)                         (17)
  Other income, net..............................       3        --                             3
                                                    ------    ------                       ------
Earnings before income taxes.....................     549        352                          901
Provision for income taxes.......................     185        127                          312
                                                    ------    ------                       ------
Net earnings.....................................  $  364     $  225                       $  589
                                                    ======    ======                       ======
Net earnings per share:
  Basic..........................................  $ 2.88     $ 3.08                       $ 2.95
  Diluted........................................    2.86       3.00                         2.91
Weighted average shares outstanding (in
  millions):
  Basic..........................................   126.4       73.1                        199.5
  Diluted........................................   127.2       75.0                        202.2

See notes to unaudited pro forma combined financial data on page [  ].

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
                (Dollars in millions, except per share amounts)

                                                            YEAR ENDED DECEMBER 31, 1997
                                                   -----------------------------------------------
                                                   GENERAL                               PRO FORMA
                                                   DYNAMICS   GULFSTREAM   ADJUSTMENTS   COMBINED
                                                   --------   ----------   -----------   ---------
Net sales........................................   $4,062    $1,904                      $5,966
Operating costs and expenses.....................    3,616     1,675                       5,291
                                                    ------    ------                      ------
Operating earnings...............................      446       229                         675
  Interest income (expense), net.................       36       (20)                         16
  Other income (expense), net....................       (3)      --                           (3)
                                                    ------    ------                      ------
Earnings before income taxes.....................      479       209                         688
Provision/(benefit) for income taxes.............      163       (34)                        129
                                                    ------    ------                      ------
Net earnings.....................................   $  316    $  243                      $  559
                                                    ======    ======                      ======
Net earnings per share:
  Basic..........................................   $ 2.51    $ 3.28                      $ 2.80
  Diluted........................................     2.50      3.12                        2.73
Weighted average shares outstanding (in
  millions):
  Basic..........................................    125.7      74.1                       199.8
  Diluted........................................    126.6      77.9                       204.5

See notes to unaudited pro forma combined financial data on page [  ].

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
                (Dollars in millions, except per share amounts)

                                                            YEAR ENDED DECEMBER 31, 1996
                                                   -----------------------------------------------
                                                   GENERAL                               PRO FORMA
                                                   DYNAMICS   GULFSTREAM   ADJUSTMENTS   COMBINED
                                                   --------   ----------   -----------   ---------
Net sales........................................  $3,581    $1,064                      $4,645
Operating costs and expenses.....................   3,228     1,014                       4,242
                                                   ------    ------                      ------
Operating earnings...............................     353        50                         403
  Interest (expense) income, net.................      55        (3)                         52
  Other income, net..............................       1        --                           1
                                                   ------    ------                      ------
Earnings before income taxes.....................     409        47                         456
Provision for income taxes.......................     139        --                         139
                                                   ------    ------                      ------
Net earnings.....................................  $  270    $   47                      $  317
                                                   ======    ======                      ======
Net earnings per share:
  Basic..........................................  $ 2.14    $  .64                      $ 1.58
  Diluted........................................    2.13       .60                        1.54
Weighted average shares outstanding (in
  millions):
  Basic..........................................   126.3      73.9                       200.2
  Diluted........................................   126.9      78.5                       205.4

See notes to unaudited pro forma combined financial data on page [  ].

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                             (Dollars in millions)

                                                                  AS OF APRIL 4, 1999
                                                --------------------------------------------------------
                                                GENERAL                                        PRO FORMA
                                                DYNAMICS   GULFSTREAM(a)   ADJUSTMENTS         COMBINED
                                                --------   -------------   -----------         ---------
ASSETS
CURRENT ASSETS
     Cash and equivalents.....................   $  133       $   75                            $  208
     Marketable securities....................       52           --                                52
                                                 ------       ------                            ------
                                                    185           75                               260
     Accounts receivable......................      314          330                               644
     Contracts in process.....................    1,186           --                             1,186
     Inventories..............................       --          787                               787
     Other current assets.....................      729           13                               742
                                                 ------       ------                            ------
  Total Current Assets........................    2,414        1,205                             3,619
NONCURRENT ASSETS
     Leases receivable -- finance
       operations.............................      181           --                               181
     Real estate held for development.........       63           --                                63
     Property, plant and equipment, net.......      718          166                               884
     Intangible assets........................    1,528          256                             1,784
     Other assets.............................      202           96                               298
                                                 ------       ------                            ------
  Total Noncurrent Assets.....................    2,692          518                             3,210
                                                 ------       ------                            ------
                                                 $5,106       $1,723                            $6,829
                                                 ======       ======                            ======

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
     Current portion of long-term debt........   $   --       $   76                            $   76
     Short-term debt -- finance operations....       58           --                                58
     Accounts payable.........................      215          210                               425
     Customer deposits........................       --          566                               566
     Other current liabilities................    1,301          177                             1,478
                                                 ------       ------                            ------
  Total Current Liabilities...................    1,574        1,029                             2,603
NONCURRENT LIABILITIES
     Long-term debt...........................      162          266                               428
     Long-term debt -- finance operations.....       79           --                                79
     Other liabilities........................      802          213                             1,015
                                                 ------       ------                            ------
  Total Noncurrent Liabilities................    1,043          479                             1,522
SHAREHOLDERS' EQUITY
     Common Stock, par........................      169            1            75 (b)             245
     Additional paid-in capital...............      143          449          (366)(b)             226
     Retained earnings........................    2,875           58                             2,933
     Treasury stock...........................     (695)        (291)          291 (b)            (695)
     Accumulated other comprehensive income...       (3)          (2)                               (5)
                                                 ------       ------          ----              ------
  Total Shareholders' Equity..................    2,489          215            --               2,704
                                                 ------       ------          ----              ------
                                                 $5,106       $1,723            --              $6,829
                                                 ======       ======          ====              ======

See notes to unaudited pro forma combined financial data on page [     ].

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     (a) Gulfstream information is as of and for the three months ended March 31, 1999 and 1998. Certain Gulfstream balance sheet captions have been combined to conform with General Dynamics' presentation.

     (b) Represents the retirement of treasury stock and the conversion of Gulfstream common stock into General Dynamics common stock.

                 DESCRIPTION OF GENERAL DYNAMICS CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     General Dynamics' authorized capital stock consists of 200,000,000 shares of common stock, par value $1.00 per share, and 50,000,000 shares of preferred stock, par value $1.00 per share. At the General Dynamics special meeting, General Dynamics stockholders will be asked to approve an increase in the number of authorized shares of common stock to 300,000,000.

GENERAL DYNAMICS COMMON STOCK

     The holders of General Dynamics common stock are entitled to one vote for each share on all matters voted on by stockholders. The holders of General Dynamics common stock do not have any conversion, redemption or preemptive rights. The holders of General Dynamics common stock are entitled to dividends as declared by the General Dynamics board of directors. On liquidation, holders are entitled to receive on a pro rata basis all assets of General Dynamics available for distribution to stockholders. The rights and dividends upon liquidation may be junior to the rights of holders of any outstanding preferred stock.

GENERAL DYNAMICS PREFERRED STOCK

     There are no shares of General Dynamics preferred stock outstanding as of
[               ], 1999. The General Dynamics board of directors is permitted, without further authorization by General Dynamics' stockholders, to provide for the issuance of General Dynamics preferred stock, in one or more series, and to fix for each series, among other things:

     - the designation and number of shares;

     - the dividend rate;

     - the limitations, restrictions or conditions on the payment of dividends;

     - the redemption rights of General Dynamics and the price or prices at which shares may be redeemed;

     - the amount payable on any voluntary or involuntary liquidation, dissolution or winding up of General Dynamics;

     - the amount of the sinking fund, if any, to be applied to the purchase or redemption of shares and the manner of its application;

     - whether the shares will be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of stock of General Dynamics and, if so, on what terms;

     - whether the issue of any additional shares of this series or any future series or any other class of stock will have any restrictions and, if so, the nature of these restrictions;

     - the voting powers, if any, of the shares and, if so granted, the extent of such voting powers; and

     - any other designations, powers, preferences, rights, qualifications, limitations and restrictions as are permitted by the Delaware General Corporation Law and the General Dynamics certificate of incorporation.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

GENERAL

     After the merger, stockholders of Gulfstream will become stockholders of General Dynamics. Their rights will then be governed by the General Dynamics certificate of incorporation and bylaws. Presently, Gulfstream stockholders' rights are governed by the Gulfstream certificate of incorporation and bylaws. Both companies are incorporated in Delaware, so the Delaware General Corporation Law will continue to govern the rights of Gulfstream stockholders after the merger. The following summary discusses differences between the Gulfstream certificate of incorporation and bylaws and the General Dynamics certificate of incorporation and bylaws. This summary is not a complete statement of all differences between rights of the holders of General Dynamics common stock and Gulfstream common stock and is qualified by the full text of each document and the Delaware General Corporation Law. For information as to how to get those documents, see "Where You Can Find More Information."

CLASSIFIED BOARD OF DIRECTORS

     The Gulfstream certificate of incorporation provides that its board of directors is classified into three classes with each class elected in staggered elections and serving a three-year term. Classification of directors makes it more difficult for stockholders to change the composition of the board of directors. At least two annual meetings of stockholders, instead of one, are generally required to change who represents the majority of the board of directors. If a company were confronted by a holder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, this classification and time period would allow the board sufficient time to review the proposal. The board would also have the opportunity to review any available alternatives to the proposal and to act in what it believes to be the best interests of the stockholders.

     The classification provisions could also discourage a third party from starting a proxy contest, making a tender offer or otherwise attempting to obtain control of Gulfstream. That transaction could be beneficial to Gulfstream or its stockholders.

     The General Dynamics board of directors is not classified into different classes. Each director serves a one-year term.

NUMBER OF DIRECTORS

     Gulfstream's certificate of incorporation provides that the Gulfstream board of directors will consist of not less than three directors. The Gulfstream board of directors currently consists of 22 directors. The number of directors is determined by resolution of the Gulfstream board of directors adopted by a majority of the authorized number of directors at the time.

     The General Dynamics bylaws provide that the number of directors will not be less than five nor more than 15. The General Dynamics board of directors currently consists of ten directors. The number of directors is determined by resolution of the General Dynamics board of directors approved by two-thirds of the directors in office at the time.

REMOVAL OF DIRECTORS

     The Gulfstream certificate of incorporation provides that stockholders may remove any director or the entire board of directors from office only for cause and by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of Gulfstream common stock entitled to elect directors. Gulfstream's certificate of incorporation does not define the term "for cause."

     The General Dynamics certificate of incorporation and bylaws do not include provisions limiting the removal of directors.

VACANCIES

     Gulfstream's certificate of incorporation provides that vacancies in the board of directors and newly created directorships may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director so elected will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until that director's successor has been elected and qualified.

     The General Dynamics bylaws provide that, except as required by the General Dynamics certificate of incorporation, vacancies in the board of directors and newly created directorships may be filled by either the stockholders entitled to vote for the election of directors or by a vote of two-thirds of the directors then in office, although less than a quorum. Any director so elected will serve until the next annual meeting and until that director's successor has been elected and qualified, or until that director dies or resigns.

SPECIAL MEETINGS

     The Gulfstream bylaws provide that the board of directors, chairman of the board of directors or president of Gulfstream may call a special meeting of stockholders. The Gulfstream bylaws also provide that the secretary of Gulfstream will call a special meeting of stockholders upon the written request of a stockholder or stockholders holding of record a majority of the voting power of the issued and outstanding Gulfstream common stock entitled to vote at a special meeting.

     The General Dynamics bylaws provide that the chairman of the board of directors or a majority of the directors of General Dynamics may call a special meeting of stockholders.

CONSENT OF STOCKHOLDERS IN LIEU OF A MEETING

     The Gulfstream bylaws provide that except as required by Gulfstream's certificate of incorporation or by law, any action required or permitted to be taken at an annual meeting or special meeting of the Gulfstream stockholders may also be taken without a meeting of the Gulfstream stockholders. This is possible if a written consent that describes the action taken is signed by the holders of outstanding Gulfstream common stock having at least the minimum number of votes that would be necessary to authorize the action at an annual meeting or special meeting of the Gulfstream stockholders.

     Because the General Dynamics certificate of incorporation and bylaws do not specifically prohibit the taking of action by the General Dynamics stockholders by written consent of stockholders without a meeting, under the Delaware General Corporation Law, General Dynamics stockholders have the same right to act by written consent as do the stockholders of Gulfstream.

ADVANCED NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS

     The Gulfstream bylaws require that in the case of an annual meeting of stockholders, a stockholder who wishes to nominate a person for election to the board of directors, must deliver a nomination to the secretary of Gulfstream on a timely basis. To be timely, a stockholder must give notice that is received by Gulfstream's principal executive offices not less than 60 days nor more than 90 days before the annual meeting. However, if Gulfstream gives its stockholders less than 70 days' notice of the annual meeting, Gulfstream must receive the stockholder's notice no later than the tenth day after Gulfstream notifies the stockholders of the meeting. In the case of any special meeting of Gulfstream stockholders called to elect directors, stockholders must give notice to

Gulfstream's principal office no later than the close of business on the tenth day after Gulfstream mailed notice or publicly disclosed the date of the special meeting, whichever came first.

     Unlike Gulfstream, with respect to timely notice procedures, the General Dynamics bylaws do not differentiate between annual and special meetings. In the case of all annual and special meetings of General Dynamics stockholders at which the stockholders will elect directors, the General Dynamics bylaws include notice procedures and deadlines similar to those contained in Gulfstream's bylaws with respect to annual meetings.

     The Gulfstream bylaws require that a Gulfstream stockholder giving the required notice provide Gulfstream with his or her name and address, the class and number of shares of Gulfstream common stock beneficially owned by the stockholder, a description of all arrangements or understandings between the stockholder and his or her nominee for the Gulfstream board of directors, a representation that the stockholder intends to appear in person or by proxy at the annual or special meeting in order to nominate such candidate for election to the board of directors and any other information relating to the stockholder that would be required under the securities laws to be disclosed in a proxy statement or other federal securities law filing by Gulfstream. The Gulfstream stockholder must also provide the nominee's name, age, business and residence addresses and principal occupation or employment, the class and number of shares of Gulfstream common stock beneficially owned by the nominee and any other information relating to the nominee that would be required to be disclosed by Gulfstream in connection with its federal securities law filings.

     The General Dynamics bylaws require that a General Dynamics stockholder giving notice provide General Dynamics with his or her name and address, the class and number of General Dynamics common shares beneficially owned by the stockholder and all information about a nominee that would be required to be disclosed by General Dynamics in connection with its federal securities law filings.

ADVANCED NOTICE PROVISIONS FOR STOCKHOLDER PROPOSALS

     The Gulfstream bylaws require that a stockholder wishing to have any matter discussed at an annual meeting of stockholders must give a notice to the secretary of Gulfstream. To be timely, a stockholder must deliver notice that is received by Gulfstream not less than 60 days nor more than 90 days before the annual meeting. If Gulfstream gives its stockholders less than 70 days' notice of the annual meeting, Gulfstream must receive the stockholder's notice no later than the tenth day after Gulfstream notified the stockholders of the annual meeting or publicly disclosed the annual meeting of stockholders. Neither the Gulfstream bylaws nor certificate of incorporation contains any provision with respect to advance notice of stockholder proposals for discussion at special meetings of stockholders.

     In the case of all annual and special meetings of General Dynamics stockholders at which the stockholders will elect directors, the General Dynamics bylaws include notice procedures and deadlines similar to those contained in Gulfstream's bylaws with respect to annual meetings of Gulfstream's stockholders.

     The Gulfstream bylaws require that a stockholder giving notice of business to be discussed at an annual meeting of stockholders provide Gulfstream with a brief description of such business and the reason for proposing to discuss such business at the meeting, the stockholder's name and address, the class and number of shares of Gulfstream common stock beneficially owned, any material interest of the stockholder in the business proposed to be discussed, a description of all arrangements or understandings between the stockholder and any other person in connection with such business and a representation that the stockholder intends to appear in person or by proxy at such annual meeting in order to bring such business before the meeting.

     The General Dynamics bylaws require that a stockholder giving notice of business to be discussed at an annual or special meeting of stockholders provide General Dynamics with a brief description of such business, the stockholder's name and address, the class and number of General Dynamics common shares beneficially owned, and any material interest of the stockholder in the business proposed to be discussed.

TRANSACTIONS WITH INTERESTED STOCKHOLDERS

     The Gulfstream bylaws provide that the fact that a director or officer of Gulfstream has a financial interest in a contract or other transaction between Gulfstream and any other entity, or the fact that a director or officer of Gulfstream is also a director or officer of the other entity involved, will not make the contract or transaction void or voidable as long as the disinterested directors on the board of directors or committee of the board of directors who approved the contract or transaction, if the contract or transaction was approved by the board or a committee, knew the material facts relating to the Gulfstream director's or officer's financial interest or other involvement with the other entity at the time a majority of them approved in good faith the contract or transaction or, alternatively, so long as the Gulfstream stockholders, if the contract or transaction was approved by the stockholders, knew the material facts relating to the Gulfstream director's or officer's financial interest or other involvement with the other entity at the time they approved in good faith the contract or transaction or, alternatively, so long as the contract or transaction was fair to Gulfstream when it was authorized, approved or ratified by the Gulfstream board of directors or committee of the board of directors, or by the Gulfstream stockholders. An interested Gulfstream director may be counted in determining the existence of a quorum at any meeting of the Gulfstream board of directors or committee of the board of directors.

     The General Dynamics certificate of incorporation provides that the fact that a director of General Dynamics has a financial interest in a contract or other transaction between General Dynamics and any other corporation, or the fact that a director of General Dynamics is also an officer or director of the other corporation involved, will not affect or invalidate the contract, transaction or act involving General Dynamics as long as a majority of the General Dynamics board of directors was aware of these facts when it approved the contract, transaction or act. An interested General Dynamics director may be counted in determining the existence of a quorum at any meeting of the General Dynamics board of directors and may vote on the contract, transaction or act in which he has a financial interest or with a corporation of which he is an officer or director.

LIABILITY AND INDEMNIFICATION

     Gulfstream's certificate of incorporation and bylaws provide that Gulfstream will indemnify and hold harmless its current and former directors and officers against all expenses, liabilities, losses and claims including attorneys' fees, judgments, fines, certain excise taxes, penalties and amounts to be paid in settlement actually incurred or suffered by the director or officer in connection with any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, including stockholder derivative actions, to the full extent permitted by law. Gulfstream's bylaws provide that Gulfstream will automatically indemnify a director or officer who is wholly successful in connection with a matter. If the director or officer is not wholly successful, Gulfstream will indemnify the director or officer against losses actually incurred in connection with each successfully resolved claim, issue or matter. Whether a director or officer will be entitled to indemnification is determined by the disinterested Gulfstream directors, by independent legal counsel if there are no disinterested directors or by the Gulfstream stockholders. Prior to the final disposition of a matter, Gulfstream will advance expenses incurred by a current or former director or officer if the director or officer provides Gulfstream evidence of the expenses incurred and with an undertaking to repay the amount advanced if he or she is not entitled to indemnification after the final disposition of the matter.

     The General Dynamics certificate of incorporation similarly provides that General Dynamics will indemnify its current and former directors and officers from and against all liabilities and reasonable expenses that they incur in connection with or resulting from any claims, actions, suits or proceedings to the extent that indemnification is not inconsistent with Delaware law. In order to be entitled to indemnification under the provisions of the certificate of incorporation, a General Dynamics director or officer must be wholly successful with respect to the claim, action, suit or proceeding or have acted in good faith in what he or she reasonably believed to be the best interests of General Dynamics, or with respect to a criminal action or proceeding, must have had no reasonable cause to believe that his or her conduct was unlawful. Like Gulfstream, prior to the final disposition of a claim, action, suit or proceeding, General Dynamics will advance expenses incurred by a current or former director or officer if the director or officer provides General Dynamics with an undertaking to repay the amount advanced if he or she is not entitled to indemnification after the final disposition of the matter.

     Gulfstream's certificate of incorporation provides that, to the fullest extent permitted under the law of the State of Delaware, a director will not be personally liable to Gulfstream or its stockholders for damages for any breach of fiduciary duty as a director.

     General Dynamics' certificate of incorporation similarly provides that a director will not be personally liable to General Dynamics or its stockholders for monetary damages for breach of fiduciary duty as a director except for breach of the director's duty of loyalty to General Dynamics or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payment of a dividend or unlawful stock purchase or redemption under the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit. While this provision provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate that duty.

     General Dynamics and Gulfstream each maintain directors' and officers' liability insurance on behalf of their directors, officers, employees and agents. Additionally, the merger agreement requires General Dynamics to maintain insurance covering present and former directors and officers of Gulfstream for a period of six years following the merger, with some limitations. See "The Merger Agreement -- Indemnification and Insurance."

AMENDMENTS TO CHARTER DOCUMENTS

     Gulfstream's certificate of incorporation permits the repeal, alteration, amendment or rescission of any provision of the certificate of incorporation pursuant to the Delaware General Corporation Law, except that the terms of any series of Gulfstream preferred stock may be amended without the consent of the holders of any other series of Gulfstream preferred stock or class of common stock. Gulfstream's bylaws may be partially or completely repealed, altered, amended or rescinded, or new bylaws may be adopted, either by a majority vote of the Gulfstream board of directors or by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding Gulfstream common stock entitled to vote.

     The General Dynamics certificate of incorporation permits the amendment, alteration, repeal or addition to any provision of the certificate of incorporation pursuant to the Delaware General Corporation Law. The General Dynamics bylaws may be altered, amended or repealed by a majority vote of either the General Dynamics board of directors or stockholders, except that a two-thirds affirmative vote of the board of directors is required to amend provisions of the General Dynamics bylaws relating to the number, qualifications and term of office of directors, vacancies in the board of directors, regular and special meetings of the board of directors and quorum, manner of acting and agendas at those meetings.

                                 LEGAL MATTERS

     The validity of the issuance of the General Dynamics common stock being offered by this document will be passed upon for General Dynamics by Jenner & Block, counsel for General Dynamics. Jenner & Block and Fried, Frank, Harris, Shriver & Jacobson, counsel for Gulfstream, will each be delivering an opinion concerning the federal income tax consequences of the merger. See "The
Merger -- Federal Income Tax Consequences."

                                    EXPERTS

     The December 31, 1998 consolidated financial statements of General Dynamics, incorporated by reference and referred to elsewhere in this document, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in this document in reliance upon the authority of Arthur Andersen LLP as experts in accounting and auditing giving said reports.

     The consolidated financial statements of Gulfstream incorporated in this document by reference to Gulfstream's 1998 Annual Report on Form 10-K, and which are referred to and made a part of the registration statement of which this document is a part, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETINGS

     As described in General Dynamics' proxy statement on Schedule 14A relating to its 1999 annual meeting of stockholders, any proposals that stockholders of General Dynamics wish to be considered for inclusion in the proxy statement for its 2000 annual meeting of stockholders must be received by General Dynamics at its principal executive offices no later than November 28, 1999. Any stockholder proposals included in General Dynamics' proxy solicitation materials for its 2000 annual meeting or otherwise to be considered at the meeting will be subject to the requirements of the General Dynamics bylaws and the proxy rules promulgated under the Securities Exchange Act.

     As described in Gulfstream's proxy statement on Schedule 14A relating to its 1999 annual meeting of stockholders, in order for a proposal of stockholders of Gulfstream to be considered for inclusion in the proxy statement for its 2000 annual meeting of stockholders (if the merger is not completed before the meeting) the proposal must be received by Gulfstream at its principal executive offices no later than December 1, 1999. Any stockholder proposals included in Gulfstream's proxy solicitation materials for its 2000 annual meeting or otherwise to be considered at the meeting will be subject to the requirements of the Gulfstream bylaws and the proxy rules promulgated under the Securities Exchange Act.

     Representatives of Arthur Andersen LLP are expected to be present at the General Dynamics special meeting, and representatives of Deloitte & Touche LLP are expected to be present at the Gulfstream special meeting. In each case, their representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                      WHERE YOU CAN FIND MORE INFORMATION

     General Dynamics has filed with the SEC a registration statement under the Securities Act that registers the distribution to Gulfstream stockholders of the General Dynamics common stock to be issued in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about General Dynamics and Gulfstream. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this document.

     In addition, we each file reports, proxy statements and other information with the SEC under the Securities Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

Public Reference Room   New York Regional Office   Chicago Regional Office
450 Fifth Street, N.W.  7 World Trade Center       Citicorp Center
Room 1024               Suite 1300                 500 West Madison Street
Washington, D.C. 20549  New York, New York 10048   Suite 1400
                                                   Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including General Dynamics and Gulfstream, who file electronically with the SEC. The address of that site is www.sec.gov. You can also inspect reports, proxy statements and other information about each of us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" information into this document. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

     This document incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about our companies and their financial condition.

             GENERAL DYNAMICS                                GULFSTREAM
             ----------------                                ----------
Annual Report on Form 10-K for the fiscal    Annual Report on Form 10-K for the fiscal
year ended December 31, 1998.                year ended December 31, 1998.
Quarterly Report on Form 10-Q for the        Quarterly Report on Form 10-Q for the
quarter ended April 4, 1999.                 quarter ended March 31, 1999.
Description of the common stock of General
Dynamics contained in its Registration
Statement on Form 8-A dated
[               ], which registers the
common stock under Section 12(b) of the
Securities Exchange Act.

     We incorporate by reference additional documents that either company may file with the SEC between the date of this document and the dates of the General Dynamics special meeting and the

Gulfstream special meeting. These documents include periodic reports, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

     You can obtain any of the documents incorporated by reference in this document through General Dynamics or Gulfstream or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

General Dynamics Corporation          Gulfstream Aerospace Corporation
3190 Fairview Park Drive              500 Gulfstream Road
Falls Church, Virginia 20042-4523     Savannah, Georgia 31408
Attention: Corporate Secretary        Attention: Investor Relations
Telephone: (703) 876-3000             Telephone: (912) 965-3700

     If you would like to request documents, please do so by [               ],
1999 to assure that you will receive them before the special meetings. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     We have not authorized anyone to give any information or make any representation about the merger or our companies that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

     If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

     The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies. Information in this document about General Dynamics has been supplied by General Dynamics, and information about Gulfstream has been supplied by Gulfstream.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                         GENERAL DYNAMICS CORPORATION,

                          TARA ACQUISITION CORPORATION

                                      AND

                        GULFSTREAM AEROSPACE CORPORATION

                                  MAY 16, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE 1 THE MERGER........................................  A -7
  Section 1.1  The Merger...................................  A- 7
  Section 1.2  The Closing..................................  A- 7
  Section 1.3  Effective Time...............................  A- 7
  Section 1.4  Effects of the Merger........................  A- 7
  Section 1.5  Certificate of Incorporation and Bylaws......  A- 8
  Section 1.6  Directors....................................  A- 8
  Section 1.7  Officers.....................................  A- 8
  Section 1.8  Conversion of Company Common Stock...........  A- 8
  Section 1.9  Stock Options................................  A- 9
  Section 1.10 Conversion of Acquisition Corporation Common
     Stock..................................................  A-10
ARTICLE 2 STOCKHOLDER APPROVAL..............................  A-10
  Section 2.1  Company Actions..............................  A-10
  Section 2.2  Parent Corporation Actions...................  A-10
  Section 2.3  Cooperation..................................  A-11
ARTICLE 3 EXCHANGE OF CERTIFICATES..........................  A-11
  Section 3.1  Exchange of Certificates.....................  A-11
  Section 3.2  Exchange Agent; Exchange Procedures..........  A-11
  Section 3.3  Transfer Books...............................  A-12
  Section 3.4  Termination of Exchange Fund.................  A-12
  Section 3.5  Lost Certificates............................  A-12
  Section 3.6  No Rights as Stockholder.....................  A-12
  Section 3.7  Withholding..................................  A-13
  Section 3.8  Escheat......................................  A-13
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....  A-13
  Section 4.1  Organization.................................  A-13
  Section 4.2  Authorization of Transaction;
     Enforceability.........................................  A-13
  Section 4.3  Noncontravention; Consents...................  A-14
  Section 4.4  Capitalization...............................  A-14
  Section 4.5  Company Reports; Joint Proxy Statement.......  A-15
  Section 4.6  No Undisclosed Liabilities...................  A-16
  Section 4.7  Absence of Material Adverse Change...........  A-16
  Section 4.8  Litigation and Legal Compliance..............  A-16
  Section 4.9  Contract Matters.............................  A-16
  Section 4.10 Tax Matters..................................  A-16
  Section 4.11 Employee Benefit Matters.....................  A-17
  Section 4.12 Environmental Matters........................  A-19
  Section 4.13 Title........................................  A-20
  Section 4.14 Intellectual Property Matters................  A-20
  Section 4.15 Year 2000 Compliance Matters.................  A-21
  Section 4.16 Labor Matters................................  A-21
  Section 4.17 State Takeover Laws..........................  A-21
  Section 4.18 Parent Common Stock Ownership................  A-22
  Section 4.19 Accounting and Tax Matters...................  A-22
  Section 4.20 Brokers' Fees................................  A-22
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE PARENT
          CORPORATION.......................................  A-22

                                                              PAGE
                                                              ----
  Section 5.1  Organization.................................  A-22
  Section 5.2  Authorization of Transaction;
     Enforceability.........................................  A-22
  Section 5.3  Noncontravention; Consents...................  A-23
  Section 5.4  Capitalization...............................  A-23
  Section 5.5  Parent Corporation Reports; Joint Proxy and
     Registration Statements................................  A-24
  Section 5.6  No Undisclosed Liabilities...................  A-25
  Section 5.7  Absence of Material Adverse Change...........  A-25
  Section 5.8  Litigation and Legal Compliance..............  A-25
  Section 5.9  Contract Matters.............................  A-26
  Section 5.10 Tax Matters..................................  A-26
  Section 5.11 Employee Benefit Matters.....................  A-26
  Section 5.12 Environmental Matters........................  A-28
  Section 5.13 Title........................................  A-29
  Section 5.14 Intellectual Property Matters................  A-29
  Section 5.15 Year 2000 Compliance Matters.................  A-29
  Section 5.16 Labor Matters................................  A-29
  Section 5.17 Company Common Stock Ownership...............  A-30
  Section 5.18 Accounting and Tax Matters...................  A-30
ARTICLE 6 COVENANTS.........................................  A-30
  Section 6.1  General......................................  A-30
  Section 6.2  Notices and Consents.........................  A-30
  Section 6.3  Interim Conduct of the Company...............  A-30
  Section 6.4  Interim Conduct of the Parent Corporation....  A-32
  Section 6.5  Preservation of Organization.................  A-32
  Section 6.6  Full Access..................................  A-32
  Section 6.7  Notice of Developments.......................  A-32
  Section 6.8  Acquisition Proposals........................  A-32
  Section 6.9  Indemnification..............................  A-34
  Section 6.10 Public Announcements.........................  A-35
  Section 6.11 Preservation of Programs and Agreements......  A-35
  Section 6.12 Actions Regarding Antitakeover Statutes......  A-36
  Section 6.13 Standstill Provisions........................  A-36
  Section 6.14 Defense of Orders and Injunctions............  A-36
  Section 6.15 Affiliate Letters............................  A-36
  Section 6.16 Preservation of Accounting and Tax
     Treatment..............................................  A-36
  Section 6.17 Accountant's Comfort Letters.................  A-36
  Section 6.18 Registration Agreement.......................  A-37
  Section 6.19 New York Stock Exchange Quotation............  A-37
  Section 6.20 Publishing Financial Results.................  A-37
  Section 6.21 Employee Benefit Matters.....................  A-37
  Section 6.22 Directors of the Surviving Corporation.......  A-38
ARTICLE 7 CONDITIONS TO THE CONSUMMATION OF THE MERGER......  A-38
  Section 7.1  Conditions to the Obligations of Each
     Party..................................................  A-38
  Section 7.2  Conditions to the Obligation of the
     Company................................................  A-39
  Section 7.3  Conditions to the Obligation of the Parent
               Corporation and the Acquisition
               Corporation..................................  A-39
ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER.................  A-40
  Section 8.1  Termination..................................  A-40

                                                              PAGE
                                                              ----
  Section 8.2  Effect of Termination........................  A-41
  Section 8.3  Termination Fee..............................  A-41
ARTICLE 9 MISCELLANEOUS.....................................  A-42
  Section 9.1  Nonsurvival of Representations...............  A-42
  Section 9.2  Remedies.....................................  A-42
  Section 9.3  Successors and Assigns.......................  A-42
  Section 9.4  Amendment....................................  A-42
  Section 9.5  Extension and Waiver.........................  A-43
  Section 9.6  Severability.................................  A-43
  Section 9.7  Counterparts.................................  A-43
  Section 9.8  Descriptive Headings.........................  A-43
  Section 9.9  Notices......................................  A-43
  Section 9.10 No Third Party Beneficiaries.................  A-44
  Section 9.11 Entire Agreement.............................  A-44
  Section 9.12 Construction.................................  A-44
  Section 9.13 Submission to Jurisdiction...................  A-44
  Section 9.14 Governing Law................................  A-44

                                    EXHIBITS

Exhibit A-1    Form of Company Affiliate Letter
Exhibit A-2    Form of Parent Corporation Affiliate Letter
Exhibit B-1    Form of Company Tax Representations
Exhibit B-2    Form of Parent Corporation Tax Representations

                             TABLE OF DEFINED TERMS

Acquisition Corporation                                        Preamble
Acquisition Proposal                                           Section 6.8(g)
Applicable Period                                              Section 6.8(b)
Average Stock Price                                            Section 8.1(f)
Certificate                                                    Section 3.1(a)
Charter Amendment                                              Section 2.2(a)
Closing                                                        Section 1.2
Closing Date                                                   Section 1.2
Code                                                           Section 4.10(f)
Company                                                        Preamble
Company Common Stock                                           Section 1.8(a)
Company Disclosure Letter                                      Section 4
Company Form 10-Q                                              Section 4
Company Material Adverse Effect                                Section 4.1
Company Plans                                                  Section 4.11(a)
Company SEC Documents                                          Section 4.5(a)
Company Stockholder Approval                                   Section 2.1(a)
Company Stockholders Meeting                                   Section 2.1(a)
Confidentiality Agreement                                      Section 6.6
Continuing Employees                                           Section 6.21(a)
Daily Per Share Price                                          Section 8.1(f)
Delaware Act                                                   Section 1.1
Effective Time                                                 Section 1.3
Employee Pension Benefit Plan                                  Section 4.11(a)
Employee Welfare Benefit Plan                                  Section 4.11(a)
Environmental Law                                              Section 4.12(b)
ERISA                                                          Section 4.11(a)
Exchange Agent                                                 Section 3.1
Exchange Fund                                                  Section 3.2(a)
Hazardous Materials                                            Section 4.12(c)
HSR Act                                                        Section 4.3
Indemnified Parties                                            Section 6.9(a)
Intellectual Property                                          Section 4.14(b)
Joint Proxy Statement                                          Section 2.1(b)
Lien                                                           Section 4.3
Merger                                                         Section 1.1
Merger Consideration                                           Section 1.8(c)
Multiemployer Plan                                             Section 4.11(a)
Parent Common Stock                                            Section 1.8(a)
Parent Corporation                                             Preamble
Parent Corporation Disclosure Letter                           Section 5
Parent Corporation Form 10-Q                                   Section 5
Parent Corporation Material Adverse Effect                     Section 5.1
Parent Corporation Plans                                       Section 5.11(a)
Parent Corporation Stockholder Approval                        Section 2.2(a)
Parent Corporation Stockholders Meeting                        Section 2.2(a)
Permitted Liens                                                Section 4.13
Registration Statement                                         Section 2.2(b)

SEC                                                            Section 2.1(b)
Securities Act                                                 Section 2.1(b)
Securities Exchange Act                                        Section 1.9(d)
Standstill Provisions                                          Section 6.8(e)
Stock Options                                                  Section 1.9(a)
Stock Plans                                                    Section 1.9(a)
Subsidiary                                                     Section 1.8(d)
Superior Acquisition Proposal                                  Section 6.8(h)
Surviving Corporation                                          Section 1.1
Taxes                                                          Section 4.10(a)
Tax Returns                                                    Section 4.10(a)
Termination Fee                                                Section 8.3(a)
Third Party Acquisition                                        Section 8.3(b)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of May 16, 1999 among General Dynamics Corporation, a Delaware corporation (the "Parent Corporation"), Tara Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Parent Corporation (the "Acquisition Corporation"), and Gulfstream Aerospace Corporation, a Delaware corporation (the "Company").

     The Boards of Directors of the Parent Corporation and the Company have each determined that a business combination between the Parent Corporation and the Company is desirable and in the best interests of the Parent Corporation and the Company and their respective stockholders. The Boards of Directors of the Parent Corporation and the Company accordingly have each duly adopted resolutions approving this Agreement and the transactions contemplated hereby.

     It is intended that the merger provided for in this Agreement will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and that for financial accounting purposes the merger will be accounted for as a pooling of interests.

     NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) the Acquisition Corporation will be merged (the "Merger") with and into the Company in accordance with the provisions of the Delaware General Corporation Law (the "Delaware Act"). Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of the Acquisition Corporation will cease.

     Section 1.2 The Closing. Upon the terms and subject to the conditions set forth in this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement (the "Closing") will take place at the offices of Jenner & Block, 601 13th Street, N.W., Washington, D.C. 20005, at 10:00 a.m., local time, on the first business day following the satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, where permitted, waiver of those conditions), or at such other date, time or place as the Parent Corporation and the Company may agree. The date upon which the Closing occurs is referred to in this Agreement as the "Closing Date."

     Section 1.3 Effective Time. The Merger will be consummated by the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with Section 251(c) of the Delaware Act. The time the Merger becomes effective in accordance with Sections 103 and 251 of the Delaware Act is referred to in this Agreement as the "Effective Time."

     Section 1.4 Effects of the Merger. The Merger will have the effects set forth in the Delaware Act. Without limiting the generality of the foregoing, as of the Effective Time, all properties, rights, privileges, powers and franchises of the Company and the Acquisition Corporation will vest in the Surviving Corporation and all debts, liabilities and duties of the Company and the Acquisition Corporation will become debts, liabilities and duties of the Surviving Corporation.

     Section 1.5 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation and Bylaws of the Acquisition Corporation in the respective forms delivered by the Parent Corporation to the Company prior to the date of this Agreement will be amended and restated to change the name of the Acquisition Corporation to "Gulfstream Aerospace Corporation" or such other name as the Parent Corporation may determine. The Certificate of Incorporation and Bylaws of the Acquisition Corporation, as so amended and restated, will be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     Section 1.6 Directors. Subject to the provisions of Section 6.22, the directors of the Acquisition Corporation at the Effective Time will be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by law.

     Section 1.7 Officers. The officers of the Company at the Effective Time will be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by law.

     Section 1.8  Conversion of Company Common Stock.

          (a) Subject to the provisions of Section 1.8(b), each share of the Company's Common Stock, par value $.01 per share (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held in the treasury of the Company, held by any Subsidiary (as defined in Section 1.8(d)) of the Company or held by the Parent Corporation or any Subsidiary of the Parent Corporation) will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive, upon the surrender of the certificate formerly representing such share, one share of the Parent Corporation's Common Stock, par value $1.00 per share (the "Parent Common Stock"). In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock are changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or similar transaction, the number of shares of Parent Common Stock into which each share of Company Common Stock will be converted as a result of the Merger will be adjusted appropriately and provisions will be made for appropriate payments of cash in lieu of the issuance of fractional shares of Parent Common Stock.

          (b) Each share of Company Common Stock held in the treasury of the Company, held by any Subsidiary of the Company or held by the Parent Corporation or any Subsidiary of the Parent Corporation immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and will cease to exist. For purposes of this Section 1.8(b), shares of Company Common Stock owned beneficially or held of record by any plan, program or arrangement sponsored or maintained for the benefit of any current or former employee of the Company, the Parent Corporation or any of their respective Subsidiaries will not be deemed to be held by the Company, the Parent Corporation or any such Subsidiary, regardless of whether the Company, the Parent Corporation or any such Subsidiary has the power, directly or indirectly, to vote or control the disposition of such shares.

          (c) The shares of Parent Common Stock to be issued upon the conversion of shares of Company Common Stock pursuant to Section 1.8(a) and any cash to be paid in lieu of fractional shares of Parent Common Stock pursuant to
     Section 1.8(a) are referred to in this Agreement collectively as the "Merger Consideration."

          (d) The term "Subsidiary" as used in this Agreement means any corporation, partnership, limited liability company or other business entity 50 percent or more of the outstanding voting equity securities of which are owned, directly or indirectly, by the Company or the Parent Corporation, as applicable.

     Section 1.9  Stock Options.

          (a) The Parent Corporation and the Company will take all necessary actions to cause each option to purchase shares of Company Common Stock (a "Stock Option") granted under any stock option plan, program, agreement or arrangement of the Company or any of its Subsidiaries (collectively, the "Stock Plans") which is outstanding and unexercised immediately prior to the Effective Time to be converted at the Effective Time into an option to purchase the same number of shares of Parent Common Stock that could have been obtained upon the exercise of such Stock Option immediately prior to the Effective Time and the conversion and exchange of the shares of Company Common Stock issued upon such exercise for shares of Parent Common Stock as provided in Section 1.8(a). The exercise price per share applicable to each such converted stock option will be the same as was applicable to such Stock Option immediately prior to the Effective Time (subject to adjustment pursuant to the last sentence of Section 1.8(a)). Upon and following the conversion of the Stock Options pursuant to this Section 1.9(a), each converted stock option will be subject to the same terms and conditions as in effect immediately prior to the Effective Time; provided that (i) if a form of agreement evidencing the Stock Option provides for acceleration of vesting of the Stock Option upon the Merger, the converted stock option will be so vested following the Merger and (ii) consistent with the forms of stockholder's agreements in use by the Company prior to the date hereof, upon exercise of any converted stock option, there will be no obligation that the holder thereof execute a stockholder's agreement.

          (b) The Company and the Parent Corporation acknowledge that, consistent with the terms of such stockholder's agreements, any stockholder's agreement entered into prior to the Effective Time by reason of the exercise of a Stock Option or otherwise will cease to be of any force or effect upon and following the Effective Time.

          (c) The Parent Corporation will take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of all of the Stock Options converted into options to purchase Parent Common Stock pursuant to Section 1.9(a). Not later than one day following the Effective Time, the Parent Corporation will file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to the converted stock options and will deliver prospectuses to the holders of such stock options. Following the Effective Time, the Parent Corporation will use all reasonable efforts to maintain the effectiveness of the foregoing registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of the converted stock options remain outstanding and unexercised.

          (d) At the Effective Time, the Parent Corporation will assume the obligations of the Company under the Stock Plans as in effect at the Effective Time. No additional Stock Options will be granted pursuant to the Stock Plans after the Effective Time.

          (e) The Board of Directors or Compensation Committee of the Company and the Parent Corporation will each grant all approvals and take all other actions required pursuant to Rules 16b-3(d) and 16b-3(e) under the Securities Exchange Act of 1934, as amended (together with the rules and regulations of the SEC thereunder, the "Securities Exchange Act"), to cause the disposition in the Merger of Company Common Stock and Stock Options and the acquisition in the Merger of Parent Common Stock and options to acquire Parent Common Stock to be exempt from the provisions of Section 16(b) of the Securities Exchange Act.

          Section 1.10  Conversion of Acquisition Corporation Common
     Stock. Each share of the Common Stock, par value $1.00 per share, of the Acquisition Corporation issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of the Common Stock, par value $1.00 per share, of the Surviving Corporation.

                                   ARTICLE 2

                              STOCKHOLDER APPROVAL

     Section 2.1 Company Actions. The Company, acting through its Board of Directors, in accordance with applicable law, its Certificate of Incorporation and Bylaws and the rules of the New York Stock Exchange, will:

          (a) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Company Stockholders Meeting"), to be held as soon as practicable after the date of this Agreement, for the purpose of submitting this Agreement for adoption and approval by the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval");

          (b) cooperate with the Parent Corporation in preparing and filing with the Securities and Exchange Commission (the "SEC") as promptly as practicable after the date of this Agreement a Joint Proxy Statement/Prospectus and related materials (the "Joint Proxy Statement") with respect to the Company Stockholders Meeting satisfying the requirements of the Securities Act of 1933, as amended (together with the rules and regulations of the SEC thereunder, the "Securities Act"), and the Securities Exchange Act, respond promptly to any comments raised by the SEC with respect to the preliminary version of the Joint Proxy Statement, and cause the definitive version of the Joint Proxy Statement to be mailed to its stockholders as soon as it is legally permitted to do so;

          (c) subject to the provisions of Section 6.8, include in the Joint Proxy Statement (i) the recommendation of the Board of Directors of the Company that the stockholders of the Company vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby and
     (ii) the written opinion dated as of the date of this Agreement of Merrill Lynch & Co., financial advisor to the Board of Directors of the Company, to the effect that as of the date of this Agreement the Merger Consideration is fair to the stockholders of the Company, other than the Parent Corporation and its affiliates, from a financial point of view; and

          (d) provide the Parent Corporation with the information concerning the Company required to be included in the Joint Proxy Statement and the Registration Statement (as defined in Section 2.2(b)).

     Section 2.2 Parent Corporation Actions. The Parent Corporation, acting through its Board of Directors, in accordance with applicable law, its Certificate of Incorporation and Bylaws and the rules of the New York Stock Exchange, will:

          (a) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Parent Corporation Stockholders Meeting"), to be held as soon as practicable after the date of this Agreement, for the purpose of submitting for the approval of the holders of a majority of the outstanding shares of Parent Common Stock (the "Parent Corporation Stockholder Approval") the proposals adopted by the Board of Directors of the Parent Corporation to (i) amend and restate the Certificate of Incorporation of the Parent Corporation to increase the number of shares of Parent Common Stock the Parent Corporation is authorized to issue to 300,000,000 shares (the "Charter Amendment") and (ii) issue shares of Parent Common Stock pursuant to the Merger;

          (b) file with the SEC as promptly as practicable after the date of this Agreement a Registration Statement on Form S-4 (which will include the Joint Proxy Statement) complying in all material respects with the Securities Act and the Securities Exchange Act registering the issuance of the Parent Common Stock proposed to be issued by the Parent Corporation pursuant to the Merger (the "Registration Statement"), respond promptly to any comments raised by the SEC with respect to the preliminary version of the Joint Proxy Statement or the Registration Statement, use its best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable and cause the definitive version of the Joint Proxy Statement to be mailed to its stockholders as soon as it is legally permitted to do so;

          (c) provide the Company with the information concerning the Parent Corporation and the Acquisition Corporation required to be included in the Joint Proxy Statement; and

          (d) include in the Joint Proxy Statement (i) the recommendation of the Board of Directors of the Parent Corporation that the stockholders of the Parent Corporation vote in favor of the Charter Amendment and the issuance of shares of Parent Common Stock pursuant to the Merger and (ii) the written opinion dated as of May 13, 1999 of Bear Stearns & Co., financial advisor to the Board of Directors of the Parent Corporation, to the effect that the Merger is fair, from a financial point of view, to the Parent Corporation and its stockholders.

     Section 2.3 Cooperation. Each party will promptly advise the other of its receipt of, and will promptly furnish the other party with copies of, all comments received from the SEC with respect to the Registration Statement and the Joint Proxy Statement and will consult with the other party in responding to such comments.

                                   ARTICLE 3

                            EXCHANGE OF CERTIFICATES

     Section 3.1 Exchange of Certificates. From and after the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (a "Certificate") will be entitled to receive in exchange therefor, upon surrender thereof to an exchange agent to be designated by the parties (the "Exchange Agent"), the Merger Consideration into which the shares of Company Common Stock evidenced by such Certificate were converted pursuant to the Merger. No interest will be payable on the Merger Consideration to be paid to any holder of a Certificate irrespective of the time at which such Certificate is surrendered for exchange. Certificates surrendered for exchange by any holder that is an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act will not be exchanged until the Parent Corporation has received a letter from such holder as provided in Section 6.15.

     Section 3.2  Exchange Agent; Exchange Procedures.

          (a) As soon as reasonably practicable following the Effective Time, the Parent Corporation will deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of Certificates, certificates representing the Merger Consideration and the amount of any dividends or distributions payable in accordance with the provisions of
     Section 3.2(b) (the "Exchange Fund").

          (b) As soon as reasonably practicable after the Effective Time, the Parent Corporation will instruct the Exchange Agent to mail to each record holder of a Certificate (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to such

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     Certificates will pass, only upon delivery of the Certificate to the
     Exchange Agent and will be in such form and have such other provisions as the Parent Corporation will reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates for certificates representing shares of Parent Common Stock. Commencing immediately after the Effective Time, upon the surrender to the Exchange Agent of such Certificate or Certificates, together with a duly executed and completed letter of transmittal and all other documents and other materials required by the Exchange Agent to be delivered in connection therewith, the holder will be entitled to receive a certificate or certificates representing the number of shares of Parent Common Stock into which the Certificate or Certificates so surrendered have been converted in accordance with the provisions of Section 1.8. Unless and until any Certificate or Certificates are so surrendered, no dividend or other distribution, if any, payable to the holders of record of shares of Parent Common Stock as of any date subsequent to the Effective Time will be paid to the holders of such Certificate or Certificates in respect of the shares of Parent Common Stock into which such Certificates are convertible. Upon the surrender of any Certificate or Certificates, the record holder of the certificate or certificates representing shares of Parent Common Stock issued in exchange therefor will be entitled to receive (i) at the time of surrender, the amount of any dividends or other distributions (net of any applicable tax withholdings) having a record date after the Effective Time and a payment date prior to the surrender date, payable in respect of such shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions (net of any applicable tax withholdings) having a record date after the Effective Time and a payment date subsequent to the date of such surrender, payable in respect of such shares of Parent Common Stock.

     Section 3.3 Transfer Books. The stock transfer books of the Company will be closed at the Effective Time and no transfer of any shares of Company Common Stock will thereafter be recorded on any of the stock transfer books. In the event of a transfer of ownership of any Company Common Stock prior to the Effective Time that is not registered in the stock transfer records of the Company at the Effective Time, a certificate or certificates representing the number of shares of Parent Common Stock into which such Company Common Stock has been converted in the Merger will be issued to the transferee together with a cash payment in respect of dividends and distributions, if any, in accordance with the provisions of Section 3.2(b), only if the Certificate is surrendered as provided in Section 3.1, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer taxes.

     Section 3.4 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed one year after the Effective Time will be delivered to the Parent Corporation upon demand, and each holder of Company Common Stock who has not theretofore surrendered Certificates in accordance with the provisions of this Article 3 will thereafter look only to the Parent Corporation for satisfaction of such holder's claims for shares of Parent Common Stock and any dividends or distributions payable in accordance with the provisions of Section 3.2(b).

     Section 3.5 Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock issuable pursuant to Section 1.8, and unpaid dividends and distributions, if any, on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

     Section 3.6 No Rights as Stockholder. From and after the Effective Time, the holders of Certificates will cease to have any rights as a stockholder of the Surviving Corporation except as

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

otherwise provided in this Agreement or by applicable law and the Parent Corporation will be entitled to treat each Certificate that has not yet been surrendered for exchange solely as evidence of the right to receive the Merger Consideration into which the shares of Company Common Stock evidenced by such Certificate have been converted pursuant to the Merger and the right to receive dividends and distributions, if any, in accordance with the provisions of
Section 3.2(b).

     Section 3.7 Withholding. The Parent Corporation will be entitled to deduct and withhold from the Merger Consideration otherwise payable to any former holder of Company Common Stock all amounts required by law to be deducted or withheld therefrom.

     Section 3.8 Escheat. Neither the Parent Corporation, the Acquisition Corporation nor the Company will be liable to any former holder of Company Common Stock for any portion of the Merger Consideration delivered to any public official pursuant to any applicable abandoned property, escheat or similar law. In the event any Certificate has not been surrendered for exchange prior to the sixth anniversary of the Closing Date, or prior to such earlier date as of which such Certificate or the Merger Consideration payable upon the surrender thereof would otherwise escheat to or become the property of any governmental entity, then the Merger Consideration otherwise payable upon the surrender of such Certificate will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all rights, interests and adverse claims of any person.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Parent Corporation and the Acquisition Corporation that except as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with the SEC and publicly available prior to the date of this Agreement, as disclosed in the draft of the Quarterly Statement on Form 10-Q for the Company's fiscal quarter ended March 31, 1999 (the "Company Form 10-Q") delivered to the Parent Corporation prior to the date of this Agreement or as disclosed in the letter dated as of the date of this Agreement from the Company to the Parent Corporation (the "Company Disclosure Letter"):

     Section 4.1 Organization. The Company and each of its Subsidiaries is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently being conducted. The Company and each of its Subsidiaries is in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to conduct business as a foreign corporation in each other jurisdiction where such qualification is required, except where the failure to be so qualified and in good standing would not have a material adverse effect on the business, financial condition, operations or results of operations of the Company and its Subsidiaries taken as a whole or the ability of the Company to consummate the Merger and to perform its obligations under this Agreement (a "Company Material Adverse Effect"). The Company has delivered to the Parent Corporation correct and complete copies of its charter and bylaws, as presently in effect, and will make available to the Parent Corporation after the date of this Agreement correct and complete copies of the charter and bylaws, as presently in effect, of each of its Subsidiaries.

     Section 4.2 Authorization of Transaction; Enforceability. Subject to obtaining the Company Stockholder Approval, the Company has full corporate power and authority and has taken all requisite corporate action to enable it to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder. The Board of Directors of the Company, at a meeting thereof duly called and held, has duly adopted resolutions by the requisite majority vote approving this Agreement, the Merger and the other transactions contemplated hereby, determining that the terms and conditions of this Agreement, the

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

Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders and recommending that the Company's stockholders adopt and approve this Agreement. The foregoing resolutions of the Board of Directors of the Company have not been modified, supplemented or rescinded and remain in full force and effect as of the date of this Agreement. In connection with its adoption of the foregoing resolutions, the Board of Directors of the Company received the written opinion of Merrill Lynch & Co., financial advisor to the Board of Directors of the Company, dated as of the date of this Agreement to the effect that, as of such date, the Merger Consideration is fair to the stockholders of the Company, other than the Parent Corporation and its affiliates, from a financial point of view. The foregoing opinion has not been modified, supplemented or rescinded prior to the date of this Agreement. The Company will deliver to the Parent Corporation promptly after the date of this Agreement correct and complete copies of the foregoing resolutions and opinion. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions.

     Section 4.3 Noncontravention; Consents. Except for (a) certain filings and approvals necessary to comply with the applicable requirements of the Securities Act, the Securities Exchange Act and the "blue sky" laws and regulations of various states, (b) certain filings and approvals necessary to comply with the requirements of the New York Stock Exchange with respect to the delisting of the Company Common Stock, (c) the filing of a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act of 1976, as amended (the "HSR Act"), (d) certain filings and approvals which may be necessary to comply with the rules and regulations of the Federal Aviation Administration and (e) the filing of a certificate of merger pursuant to the Delaware Act, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will constitute a violation of, be in conflict with, constitute or create (with or without notice or lapse of time or both) a default under, give rise to any right of termination, cancellation, amendment or acceleration with respect to, or result in the creation or imposition of any lien, encumbrance, security interest or other claim (a "Lien") upon any property of the Company or any of its Subsidiaries pursuant to (i) the charter or bylaws of the Company or any of its Subsidiaries, (ii) any constitutional provision, law, rule, regulation, permit, order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries is subject or (iii) any agreement or commitment to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties is bound or subject, except, in the case of clauses (ii) and (iii) above, for such matters which, individually or in the aggregate, would not have a Company Material Adverse Effect.

     Section 4.4  Capitalization.

          (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock. As of May 2, 1999, 71,607,043 shares of Company Common Stock were issued and outstanding, 18,212,231 shares were held by the Company as treasury shares and 4,715,946 shares were reserved for issuance upon the exercise of outstanding Stock Options. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable.

          (b) Other than Stock Options to acquire an aggregate of 4,715,946 shares of Company Common Stock granted by the Company to current and former directors, officers, employees and advisors of the Company and its Subsidiaries pursuant to the Stock Plans, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding any of its capital

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

     stock. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries.

          (c) Neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company or any of its Subsidiaries.

          (d) The Board of Directors of the Company has not declared any dividend or distribution with respect to the Company Common Stock the record or payment date for which is on or after the date of this Agreement.

          (e) All of the outstanding shares of the capital stock of each of the Company's Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or one of its Subsidiaries, free and clear of any Lien. Except for its Subsidiaries set forth in the Company Disclosure Letter, the Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, limited liability company, joint venture or other entity.

     Section 4.5  Company Reports; Joint Proxy Statement.

          (a) The Company has since October 9, 1996 filed all reports, forms, statements and other documents (collectively, together with all financial statements included or incorporated by reference therein and the Company Form 10-Q, the "Company SEC Documents") required to be filed by the Company with the SEC pursuant to the provisions of the Securities Act or the Securities Exchange Act. Each of the Company SEC Documents, as of its filing date, complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act. None of the Company SEC Documents, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any reports, forms, statements or other documents pursuant to the Securities Act or the Securities Exchange Act.

          (b) Each of the consolidated financial statements (including related notes) included in the Company SEC Documents presented fairly in all material respects the consolidated financial condition, cash flows and results of operations of the Company and its Subsidiaries for the respective periods or as of the respective dates set forth therein. Each of the financial statements (including related notes) included in the Company SEC Documents has been prepared in accordance with United States generally accepted accounting principles, consistently applied during the periods involved, except (i) as noted therein, (ii) to the extent required by changes in United States generally accepted accounting principles or (iii) in the case of unaudited interim financial statements, normal recurring year-end audit adjustments.

          (c) The Company has delivered to the Parent Corporation correct and complete copies of any proposed or contemplated amendments or modifications to the Company SEC Documents (including any exhibit documents included therein) that have not yet been filed by the Company with the SEC. The Company has delivered to the Parent Corporation a correct and complete copy of the most recent draft of the Company Form 10-Q.

          (d) The Joint Proxy Statement will comply in all material respects with the applicable requirements of the Securities Exchange Act and will not, at the time the definitive Joint Proxy Statement is filed with the SEC and mailed to the stockholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which

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

     they were made, not misleading. No representation or warranty is made herein by the Company with respect to any information supplied by the Parent Corporation for inclusion in the Joint Proxy Statement. For purposes of this Section 4.5(d), all information included in the Joint Proxy Statement concerning or related to the Parent Corporation and its Subsidiaries, including the Acquisition Corporation, will be deemed to have been supplied by the Parent Corporation.

     Section 4.6 No Undisclosed Liabilities. The Company and its Subsidiaries have no liabilities or obligations (whether absolute or contingent, liquidated or unliquidated, or due or to become due) except for (a) liabilities and obligations reflected in the Company SEC Documents and (b) other liabilities and obligations which, individually or in the aggregate, would not have a Company Material Adverse Effect.

     Section 4.7 Absence of Material Adverse Change. Since December 31, 1998, there has not occurred any event, change, effect or development which, individually or in the aggregate, would have a Company Material Adverse Effect.

     Section 4.8  Litigation and Legal Compliance.

          (a) The Company Disclosure Letter sets forth each instance in which the Company or any of its Subsidiaries is (i) subject to any material unsatisfied judgment order, decree, stipulation, injunction or charge or
     (ii) a party to or, to the Company's knowledge, threatened to be made a party to any material charge, complaint, action, suit, proceeding, hearing or, to the Company's knowledge, investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, except for judgments, orders, decrees, stipulations, injunctions, charges, complaints, actions, suits, proceedings, hearings and investigations which, individually or in the aggregate, would not have a Company Material Adverse Effect. There are no judicial or administrative actions, proceedings or, to the Company's knowledge, investigations pending or, to the Company's knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by the Company in connection with this Agreement which would have a Company Material Adverse Effect.

          (b) Except for instances of noncompliance which, individually or in the aggregate, would not have a Company Material Adverse Effect, the Company and its Subsidiaries have complied with each constitutional provision, law, rule, regulation, permit, order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries is subject.

     Section 4.9  Contract Matters.

          (a) Neither the Company nor any of its Subsidiaries is in default or violation of (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of any note, mortgage, indenture, loan agreement, other evidence of indebtedness, guarantee, license, lease, agreement or other contract, instrument or contractual obligation to which the Company or any of its Subsidiaries is a party or by which any of their respective assets is bound or subject, except for defaults and violations which, individually or in the aggregate, would not have a Company Material Adverse Effect.

     Section 4.10  Tax Matters.

          (a) The Company and each of its Subsidiaries have timely filed all required returns, declarations, reports, claims for refund or information returns and statements, including any schedule or attachment thereto (collectively "Tax Returns"), relating to any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other tax, fee, assessment or charge, including any interest, penalty or addition thereto and including any

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     liability for the taxes of any other person or entity under Treasury
     Regulation Section 1.1502-6 (or any similar state, local or foreign law, rule or regulation), and any liability in respect of any tax as a transferee or successor, by law, contract or otherwise (collectively "Taxes"), and all such Tax Returns are accurate and complete in all respects, except to the extent any such failure to file or any such inaccuracy in any filed Tax Return, individually or in the aggregate, would not have a Company Material Adverse Effect. All Taxes owed by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid or adequately reserved for in accordance with generally accepted accounting principles in the financial statements of the Company, except to the extent any such failure to pay or reserve, individually or in the aggregate, would not have a Company Material Adverse Effect.

          (b) The most recent financial statements contained in the Company SEC Documents reflect adequate reserves in accordance with generally accepted accounting principles for all Taxes payable by the Company and its Subsidiaries for all Tax periods and portions thereof through the date of such financial statements, except to the extent that any failure to so reserve, individually or in the aggregate, would not have a Company Material Adverse Effect. No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, would not have a Company Material Adverse Effect.

          (c) None of the federal income Tax Returns of the Company or any of its Subsidiaries consolidated in such Tax Returns have been examined by and settled with the Internal Revenue Service.

          (d) Except for Liens for current Taxes not yet due and payable or which are being contested in good faith, there is no Lien affecting any of the assets or properties of the Company or any of its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax, except for Liens which, individually or in the aggregate, would not have a Company Material Adverse Effect.

          (e) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement.

          (f) Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that under any circumstances could obligate it to make any payments that will not be fully deductible under Sections 280G or 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

     Section 4.11  Employee Benefit Matters.

          (a) The Company Disclosure Letter lists each plan, program or arrangement constituting a material employee welfare benefit plan (an "Employee Welfare Benefit Plan") as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a material employee pension benefit plan (an "Employee Pension Benefit Plan") as defined in Section 3(2) of ERISA, and each other material employee benefit plan, program or arrangement or employment practice maintained by the Company or any of its Subsidiaries with respect to any of its current or former employees or to which the Company or any of the Company Subsidiaries contributes or is required to contribute with respect to any of its current or former employees (collectively, the "Company Plans"). With respect to each Company Plan:

             (i) such Company Plan (and each related trust, insurance contract or fund) has been administered in a manner consistent in all respects with its written terms and complies in form and operation with the applicable requirements of ERISA, the Code and other

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        applicable laws, except for failures of administration or compliance that would not have a Company Material Adverse Effect;

             (ii) all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's and Summary Plan Descriptions) have been filed or distributed appropriately with respect to such Company Plan, except for failures of filing or distribution that would not have a Company Material Adverse Effect;

             (iii) the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code have been met with respect to each such Company Plan which is an Employee Welfare Benefit Plan, except for failures that would not have a Company Material Adverse Effect;

             (iv) all material contributions, premiums or other payments (including all employer contributions and employee salary reduction contributions) that are due have been paid to each such Company Plan;

             (v) each such Company Plan which is an Employee Pension Benefit Plan intended to be a "qualified plan" under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and no event has occurred which could reasonably be expected to cause the loss or denial of such qualification under Section 401(a) of the Code;

             (vi) the Company has made available or prior to the Closing Date will make available to the Parent Corporation, upon its request, correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, the most recent actuarial report, the most recent audited financial statements, and all related trust agreements, insurance contracts and other funding agreements that implement such Company Plan (but excluding the failure to make available any such document which is not material). The valuation summaries provided by the Company to the Parent Corporation reasonably represent the assets and liabilities attributable to Company Plans calculated in accordance with the Company's past practices, but excluding any failure that would not have a Company Material Adverse Effect;

             (vii) no Company Plan which is an Employee Pension Benefit Plan has been amended in any manner which would require the posting of security under Section 401(a)(29) of the Code or Section 307 of ERISA; and

             (viii) neither the Company nor any of its Subsidiaries has communicated to any employee (excluding internal memoranda to management) any plan or commitment, whether or not legally binding, to create any additional material employee benefit plan or to materially modify or change any Company Plan affecting any employee or terminated employee of the Company or any of its Subsidiaries, but excluding any such action that does not materially increase the liability of the Company or its Subsidiaries.

          (b) With respect to each Employee Welfare Benefit Plan or Employee Pension Benefit Plan that the Company or any of its Subsidiaries maintains or ever has maintained, or to which any of them contributes, ever has contributed or ever has been required to contribute:

             (i) no such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated (other than any termination that would not have a Company Material Adverse Effect), no reportable event (as defined in Section 4043 of ERISA) as to which notices would be required to be filed with the Pension Benefit Guaranty Corporation has occurred but has not yet been so reported (but excluding any failure to report which would not have a Company Material Adverse Effect), and no

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        proceeding by the Pension Benefit Guaranty Corporation to terminate such
        Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted; and

             (ii) there have been no non-exempt prohibited transactions (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to such plan, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such plan, and no action, suit, proceeding, hearing or, to the Company's knowledge, investigation with respect to the administration or the investment of the assets of such plan (other than routine claims for benefits) is pending or, to the Company's knowledge, threatened, but excluding, from each of the foregoing, events or circumstances that would not have a Company Material Adverse Effect.

          (c) Neither the Company nor any of its Subsidiaries contributes to or has any liability (including withdrawal liability) under any Multiemployer Plan, which liability would have a Company Material Adverse Effect. None of the transactions contemplated by this Agreement will trigger any withdrawal or termination liability under any Multiemployer Plan set forth in the Company Disclosure Letter, which liability would have a Company Material Adverse Effect.

          (d) Other than pursuant to a Company Plan, neither the Company nor any of its Subsidiaries has any obligation to provide medical, health, life insurance or other welfare benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code), except for obligations that would not have a Company Material Adverse Effect.

          (e) No Company Plan contains any provision that would prohibit the transactions contemplated by this Agreement, would give rise to any severance, termination or other payments as a result of the transactions contemplated by this Agreement (alone or together with the occurrence of any other event), or would cause any payment, acceleration or increase in benefits provided by any Company Plan as a result of the transactions contemplated by this Agreement (alone or together with the occurrence of any other event), but excluding from this paragraph (e) any payment, acceleration or increase which is not material.

          (f) Any individual who is classified as a non-employee for purposes of receiving benefits (such as an independent contractor, leased employee, consultant or special consultant) regardless of treatment for other purposes, is not unintentionally eligible to participate in any Company Plan, except where such treatment would not have a Company Material Adverse Effect.

     Section 4.12  Environmental Matters.

          (a) With respect to the current and former operations and properties of the Company and its Subsidiaries, and in each case except for matters which, individually or in the aggregate, would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have complied in all respects with all Environmental Laws (as defined in Section 4.12(b)) in connection with the ownership, use, maintenance and operation of all real property owned or leased by them and otherwise in connection with their operations, (ii) neither the Company nor any of its Subsidiaries has any liability, whether contingent or otherwise, under any Environmental Law,
     (iii) no notices of any violation or alleged violation of, non-compliance or alleged noncompliance with or any liability under, any Environmental Law have been received by the Company or any of its Subsidiaries since January 1, 1994, (iv) there are no administrative, civil or criminal writs, injunctions, decrees, orders or judgments outstanding or any administrative, civil or criminal actions, suits, claims, proceedings or, to the Company's knowledge, investigations pending or, to the Company's knowledge, threatened, relating to compliance with or liability under any Environmental Law affecting the Company or any of its Subsidiaries and (v) to the knowledge of the Company, no material changes or alterations in the practices or

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     operations of the Company or any of its Subsidiaries as presently conducted are anticipated to be required in the future in order to permit the Company and its Subsidiaries to continue to comply in all material respects with all applicable Environmental Laws.

          (b) The term "Environmental Law" as used in this Agreement means any law, rule, regulation, permit, order, writ, injunction, judgment or decree with respect to the preservation of the environment or the promotion of worker health and safety, including any law, rule, regulation, permit, order, writ, injunction, judgment or decree relating to Hazardous Materials (as defined in Section 4.12(c)), drinking water, surface water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, noises, odors, air emissions, waste emissions or wells. Without limiting the generality of the foregoing, the term will encompass each of the following statutes and the regulations promulgated thereunder, and any similar applicable state, local or foreign law, rule or regulation, each as amended
     (i) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, (ii) the Solid Waste Disposal Act, (iii) the Hazardous Materials Transportation Act, (iv) the Toxic Substances Control Act, (v) the Clean Water Act, (vi) the Clean Air Act, (vii) the Safe Drinking Water Act, (viii) the National Environmental Policy Act of 1969, (ix) the Superfund Amendments and Reauthorization Act of 1986, (x) Title III of the Superfund Amendments and Reauthorization Act, (xi) the Federal Insecticide, Fungicide and Rodenticide Act and (xii) the provisions of the Occupational Safety and Health Act of 1970 relating to the handling of and exposure to Hazardous Materials and similar substances.

          (c) The term "Hazardous Materials" as used in this Agreement means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance that is defined, determined or identified as hazardous or toxic under any Environmental Law or the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, discarding, burying, abandoning or disposing into the environment of which is prohibited under any Environmental Law. Without limiting the generality of the foregoing, the term will include (i) "hazardous substances" as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, or Title III of the Superfund Amendments and Reauthorization Act and regulations promulgated thereunder, each as amended, (ii) "hazardous waste" as defined in the Solid Waste Disposal Act and regulations promulgated thereunder, each as amended, (iii) "hazardous materials" as defined in the Hazardous Materials Transportation Act and the regulations promulgated thereunder, each as amended, (iv) "chemical substance or mixture" as defined in the Toxic Substances Control Act and regulation promulgated thereunder, each as amended, (v) petroleum and petroleum products and byproducts and (vi) asbestos.

     Section 4.13 Title. The Company and its Subsidiaries now have and at the Effective Time will have good and, in the case of real property, marketable title to all the properties and assets purported to be owned by them, free and clear of all Liens except (a) Liens for current Taxes or assessments not delinquent, (b) builder, mechanic, warehousemen, materialmen, contractor, workmen, repairmen, carrier or other similar Liens arising and continuing in the ordinary course of business for obligations that are not delinquent, (c) the rights, if any, of vendors having possession of tooling of the Company and its Subsidiaries, (d) liens arising from the receipt by the Company and its Subsidiaries of progress payments by the United States government, (e) Liens securing rental payments under capital lease arrangements and (f) other Liens which, individually or in the aggregate, would not have a Company Material Adverse Effect (collectively, "Permitted Liens").

     Section 4.14  Intellectual Property Matters.

          (a) The Company and its Subsidiaries own or have the right to use pursuant to valid license, sublicense, agreement or permission all items of Intellectual Property (as defined in

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     Section 4.14(b)) necessary for their operations as presently conducted and as presently proposed to be conducted, except where the failure to have such rights, individually or in the aggregate, would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation of the Intellectual Property rights of any third party, except for interferences, infringements, misappropriations and violations which, individually or in the aggregate, would not have a Company Material Adverse Effect. To the Company's knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Company or any of its Subsidiaries, except for misappropriations and violations which, individually or in the aggregate, would not have a Company Material Adverse Effect.

          (b) The term "Intellectual Property" as used in this Agreement means, collectively, patents, patent disclosures, trademarks, service marks, trade dress, logos, trade names, copyrights and mask works, and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated good will with respect to each of the foregoing, computer software (including source and object codes), computer programs, computer data bases and related documentation and materials, data, documentation, trade secrets, confidential business information (including ideas, formulas, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and other intellectual property rights (in whatever form or medium).

     Section 4.15 Year 2000 Compliance Matters. Except for matters which, individually and in the aggregate, would not have a Company Material Adverse Effect, all computer systems and computer software used by the Company and its Subsidiaries and all computer systems and computer software incorporated in products manufactured by the Company and its Subsidiaries (a) recognize, or are being adapted so that, prior to December 31, 1999, they will recognize, the advent of the year 2000 without any material adverse change in operation associated with such recognition, (b) can correctly recognize and manipulate, or are being adapted so that, prior to December 31, 1999, they can recognize and manipulate, date information relating to dates prior to, on and after January 1, 2000 and (c) to the Company's knowledge, can suitably interact with other year 2000 compliant computer systems and computer software in a way that does not compromise their ability to correctly recognize the advent of the year 2000 or to recognize and manipulate date information relating to dates prior to, on or after January 1, 2000. The costs of the adaptations to computer systems and computer software being made by the Company and its Subsidiaries in order to achieve year 2000 compliance are not presently expected to have a Company Material Adverse Effect.

     Section 4.16 Labor Matters. There are no controversies pending or, to the Company's knowledge, threatened between the Company or any of its Subsidiaries and any of their current or former employees or any labor or other collective bargaining unit representing any such employee that could reasonably be expected to result in a material labor strike, dispute, slow-down or work stoppage or otherwise which, individually or in the aggregate, would have a Company Material Adverse Effect. The Company is not aware of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries. To the Company's knowledge, as of the date of this Agreement no executive, key employee or group of employees of the Company or any of its Subsidiaries has any plan to terminate employment with the Company and its Subsidiaries, which termination would have a Company Material Adverse Effect.

     Section 4.17 State Takeover Laws. The resolutions adopted by the Board of Directors of the Company approving this Agreement are sufficient to cause the provisions of Section 203 of the

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Delaware Act to be inapplicable to this Agreement, the Merger and the other transactions contemplated hereby. To the Company's knowledge, no other fair price, moratorium, control share acquisition or other form of antitakeover statute, rule or regulation of any state or jurisdiction applies or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby.

     Section 4.18 Parent Common Stock Ownership. Neither the Company nor any of its Subsidiaries owns any shares of Parent Common Stock or any securities exercisable or exchangeable for or convertible into shares of Parent Common Stock.

     Section 4.19 Accounting and Tax Matters. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action that would prevent accounting for the Merger in accordance with the pooling of interests method of accounting under the requirements of APB No. 16 or prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

     Section 4.20 Brokers' Fees. Except for the fees and expenses payable by the Company to Merrill Lynch & Co. and Goldman Sachs & Co., neither the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement. The Company has delivered to the Parent Corporation a correct and complete copy of the engagement letter between the Company and Merrill Lynch & Co. relating to the transactions contemplated by this Agreement. The Company Disclosure Letter sets forth the fees payable to Merrill Lynch & Co. and Goldman Sachs & Co. in connection with this Agreement.

                                   ARTICLE 5

            REPRESENTATIONS AND WARRANTIES OF THE PARENT CORPORATION

     The Parent Corporation represents and warrants to the Company that except as disclosed in the reports, schedules, forms, statements and other documents filed by the Parent Corporation with the SEC and publicly available prior to the date of this Agreement, as disclosed in the draft of the Quarterly Statement on Form 10-Q for the Parent Corporation's fiscal quarter ended March 31, 1999 (the "Parent Corporation Form 10-Q") delivered to the Parent Corporation prior to the date of this Agreement or as disclosed in the letter dated as of the date of this Agreement from the Parent Corporation to the Company (the "Parent Corporation Disclosure Letter"):

     Section 5.1 Organization. The Parent Corporation and each of its Subsidiaries is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently being conducted. The Parent Corporation and each of its Subsidiaries is in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to conduct business as a foreign corporation in each other jurisdiction where such qualification is required, except where the failure to be so qualified and in good standing would not have a material adverse effect on the business, financial condition, operations or results of operations of the Parent Corporation and its Subsidiaries taken as a whole or the ability of the Parent Corporation to consummate the Merger and to perform its obligations under this Agreement (a "Parent Corporation Material Adverse Effect"). The Parent Corporation has delivered to the Company correct and complete copies of its charter and bylaws, as presently in effect, and will make available to the Company after the date of this Agreement correct and complete copies of the charter and bylaws, as presently in effect, of each of its Subsidiaries.

     Section 5.2 Authorization of Transaction; Enforceability. Subject to obtaining the Parent Corporation Stockholder Approval, each of the Parent Corporation and the Acquisition Corporation has full corporate power and authority and has taken all requisite corporate action to enable it to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder. The Parent Corporation has executed a written consent in lieu of a special meeting of the sole stockholder of the Acquisition Corporation in accordance with Section 228 of the Delaware Act adopting and approving this Agreement. The Board of Directors of the Parent Corporation, at a meeting thereof duly called and held, has duly adopted resolutions by the requisite majority vote approving this Agreement, the Merger and the other transactions contemplated hereby, determining that the terms and conditions of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Parent Corporation and its stockholders, approving and setting forth the Charter Amendment and declaring its advisability, and recommending that the Parent Corporation's stockholders approve and adopt the Charter Amendment and the issuance of the Parent Common Stock in the Merger. The foregoing resolutions of the Board of Directors of the Company have not been modified, supplemented or rescinded and remain in full force and effect as of the date of this Agreement. In connection with its adoption of the foregoing resolutions, the Board of Directors of the Parent Corporation received the written opinion of Bear Stearns & Co. Inc., financial advisor to the Board of Directors of the Parent Corporation, that the Merger is fair, from a financial point of view, to the Parent Corporation and its stockholders. The foregoing opinion has not been modified, supplemented or rescinded prior to the date of this Agreement. The Parent Corporation will deliver to the Company promptly after the date of this Agreement correct and complete copies of the foregoing resolutions and opinion. This Agreement constitutes the valid and legally binding obligation of each of the Parent Corporation and the Acquisition Corporation, enforceable against the Parent Corporation and the Acquisition Corporation in accordance with its terms and conditions.

     Section 5.3 Noncontravention; Consents. Except for (a) certain filings and approvals necessary to comply with the applicable requirements of the Securities Act, the Securities Exchange Act and the "blue sky" laws and regulations of various states, (b) the approval by the New York Stock Exchange of the listing, upon official notice of issuance, of the shares of Parent Common Stock proposed to be issued pursuant to the Merger, (c) the filing of a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, (d) certain filings and approvals which may be necessary to comply with the rules and regulations of the Federal Aviation Administration and
(e) the filing of a certificate of merger pursuant to the Delaware Act, neither the execution and delivery of this Agreement by the Parent Corporation or the Acquisition Corporation, nor the consummation by the Parent Corporation or the Acquisition Corporation of the transactions contemplated hereby, will constitute a violation of, be in conflict with, constitute or create (with or without notice or lapse of time or both) a default under, give rise to any right of termination, cancellation, amendment or acceleration with respect to, or result in the creation or imposition of any Lien upon any property of the Parent Corporation or any of its Subsidiaries pursuant to (i) the charter or bylaws of the Parent Corporation or any of its Subsidiaries, (ii) any constitutional provision, law, rule, regulation, permit, order, writ, injunction, judgment or decree to which the Parent Corporation or any of its Subsidiaries is subject or
(iii) any agreement or commitment to which the Parent Corporation or any of its Subsidiaries is a party or by which the Parent Corporation, any of its Subsidiaries or any of their respective properties is bound or subject, except, in the case of clauses (ii) and (iii) above, for such matters which, individually or in the aggregate, would not have a Parent Corporation Material Adverse Effect.

     Section 5.4  Capitalization.

          (a) As of the date of this Agreement, the authorized capital stock of the Parent Corporation consists of 250,000,000 shares divided into 200,000,000 shares of Parent Common Stock and 50,000,000 shares of Preferred Stock, par value $1.00 per share. As of May 11, 1999, 127,569,456 shares of Parent Common Stock were issued and outstanding, 41,205,216 shares were held by the Parent Corporation as treasury shares and 4,926,641 shares were reserved for issuance upon the exercise of options or other rights to purchase or otherwise acquire shares of Parent Common Stock granted by the Parent Corporation to current and former directors, officers and employees of the Parent Corporation and its Subsidiaries. No shares of the Parent Corporation's Preferred Stock are issued or outstanding. All of the issued and outstanding shares of capital stock of the Parent Corporation have been duly authorized and are validly issued, fully paid and nonassessable.

          (b) Other than options and other rights to purchase or otherwise acquire an aggregate of 4,926,641 shares of Parent Common Stock granted by the Parent Corporation to current and former directors, officers and employees of the Parent Corporation and its Subsidiaries pursuant to various stock option, restricted stock and similar plans, programs and arrangements of the Parent Corporation and its Subsidiaries, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Parent Corporation or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Parent Corporation or any of its Subsidiaries.

          (c) Neither the Parent Corporation nor any of its Subsidiaries is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Parent Corporation or any of its Subsidiaries.

          (d) All of the outstanding shares of the capital stock of each of the Parent Corporation's Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Parent Corporation or one of its Subsidiaries, free and clear of any Lien. Except for its Subsidiaries set forth in the Parent Corporation Disclosure Letter, the Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, limited liability company, joint venture or other entity. The Acquisition Corporation has been formed solely for purposes of the transactions contemplated by this Agreement and has not conducted any business or engaged in any activities prior to the date of this Agreement.

     Section 5.5 Parent Corporation Reports; Joint Proxy and Registration Statements.

          (a) The Parent Corporation has since January 1, 1994 filed all reports, forms, statements and other documents (collectively, together with all financial statements included or incorporated by reference therein and the Parent Corporation Form 10-Q, the "Parent Corporation SEC Documents") required to be filed by the Parent Corporation with the SEC pursuant to the provisions of the Securities Act or the Securities Exchange Act. Each of the Parent Corporation SEC Documents, as of its filing date, complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act. None of the Parent Corporation SEC Documents, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Parent Corporation is required to file any reports, forms, statements or other documents pursuant to the Securities Act of the Securities Exchange Act.

          (b) Each of the consolidated financial statements (including related notes) included in the Parent Corporation SEC Documents presented fairly in all material respects the consolidated financial condition, cash flows and results of operations of the Parent Corporation and its Subsidiaries for the respective periods or as of the respective dates set forth therein. Each of the financial statements (including related notes) included in the Parent Corporation SEC Documents has been prepared in accordance with United States generally accepted accounting principles, consistently applied during the periods involved, except (i) as noted therein, (ii) to

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

     the extent required by changes in United States generally accepted accounting principles or (iii) in the case of unaudited interim financial statements, normal recurring year-end audit adjustments.

          (c) The Parent Corporation has delivered to the Company correct and complete copies of any proposed or contemplated amendments or modifications to the Parent Corporation SEC Documents (including any exhibit documents included therein) that have not yet been filed by the Parent Corporation with the SEC. The Parent Corporation has delivered to the Company a correct and complete copy of the most recent draft of the Parent Corporation Form 10-Q.

          (d) The Joint Proxy Statement and the Registration Statement will comply in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act and will not, at the time the definitive Joint Proxy Statement is filed with the SEC and mailed to the stockholders of the Parent Corporation and at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made herein by the Parent Corporation with respect to any information supplied by the Company for inclusion in the Joint Proxy Statement or the Registration Statement. For purposes of this
     Section 5.5(d), all information included in the Joint Proxy Statement and the Registration Statement concerning or related to the Company and its Subsidiaries will be deemed to have been supplied by the Company.

     Section 5.6 No Undisclosed Liabilities. The Parent Corporation and its Subsidiaries have no liabilities or obligations (whether absolute or contingent, liquidated or unliquidated, or due or to become due) except for (a) liabilities and obligations reflected in the Parent Corporation SEC Documents and (b) other liabilities and obligations which, individually or in the aggregate, would not have a Parent Corporation Material Adverse Effect.

     Section 5.7 Absence of Material Adverse Change. Since December 31, 1998, there has not occurred any event, change, effect or development which, individually or in the aggregate, would have a Parent Corporation Material Adverse Effect.

     Section 5.8  Litigation and Legal Compliance.

          (a) The Parent Corporation Disclosure Letter sets forth each instance in which the Parent Corporation or any of its Subsidiaries is (i) subject to any material unsatisfied judgment order, decree, stipulation, injunction or charge or (ii) a party to or, to the Parent Corporation's knowledge, threatened to be made a party to any material charge, complaint, action, suit, proceeding, hearing or, to the Parent Corporation's knowledge, investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, except for judgments, orders, decrees, stipulations, injunctions, charges, complaints, actions, suits, proceedings, hearings and investigations which, individually or in the aggregate, would not have a Parent Corporation Material Adverse Effect. There are no judicial or administrative actions, proceedings or, to the Parent Corporation's knowledge, investigations pending or, to the Parent Corporation's knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by the Parent Corporation in connection with this Agreement which would have a Parent Corporation Material Adverse Effect.

          (b) Except for instances of noncompliance which, individually or in the aggregate, would not have a Parent Corporation Material Adverse Effect, the Parent Corporation and its Subsidiaries have complied with each constitutional provision, law, rule, regulation, permit, order, writ, injunction, judgment or decree to which the Parent Corporation or any of its Subsidiaries is subject.

     Section 5.9  Contract Matters.

          (a) Neither the Parent Corporation nor any of its Subsidiaries is in default or violation of (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of any note, mortgage, indenture, loan agreement, other evidence of indebtedness, guarantee, license, lease, agreement or other contract, instrument or contractual obligation to which the Parent Corporation or any of its Subsidiaries is a party or by which any of their respective assets is bound or subject, except for defaults and violations which, individually or in the aggregate, would not have a Parent Corporation Material Adverse Effect.

     Section 5.10  Tax Matters.

          (a) The Parent Corporation and each of its Subsidiaries have timely filed all required Tax Returns and all such Tax Returns are accurate and complete in all respects, except to the extent any such failure to file or any such inaccuracy in any filed Tax Return, individually or in the aggregate, would not have a Parent Corporation Material Adverse Effect. All Taxes owed by the Parent Corporation or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid or adequately reserved for in accordance with generally accepted accounting principles in the financial statements of the Parent Corporation, except to the extent any such failure to pay or reserve, individually or in the aggregate, would not have a Parent Corporation Material Adverse Effect.

          (b) The most recent financial statements contained in the Parent Corporation SEC Documents reflect adequate reserves in accordance with generally accepted accounting principles for all Taxes payable by the Parent Corporation and its Subsidiaries for all Tax periods and portions thereof through the date of such financial statements, except to the extent that any failure to so reserve, individually or in the aggregate, would not have a Parent Corporation Material Adverse Effect. No deficiency with respect to Taxes has been proposed, asserted or assessed against the Parent Corporation or any of its Subsidiaries and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, would not have a Parent Corporation Material Adverse Effect.

          (c) The federal income Tax Returns of the Parent Corporation and each of its Subsidiaries consolidated in such Tax Returns have been examined by and settled with the Internal Revenue Service for all Tax years through 1989.

          (d) Except for Liens for current Taxes not yet due and payable or which are being contested in good faith, there is no Lien affecting any of the assets or properties of the Parent Corporation or any of its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax, except for Liens which, individually or in the aggregate, would not have a Parent Corporation Material Adverse Effect.

          (e) Neither the Parent Corporation nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement.

     Section 5.11  Employee Benefit Matters.

          (a) The Parent Corporation Disclosure Letter lists each plan, program or arrangement constituting a material Employee Welfare Benefit Plan or a material Employee Pension Benefit Plan and each other material employee benefit plan, program or arrangement or employment practice maintained by the Parent Corporation or any of its Subsidiaries with respect to any of its current or former employees or to which the Parent Corporation or any of the Parent Corporation Subsidiaries contributes or is required to contribute with respect to any of its current or former employees (collectively, the "Parent Corporation Plans"). With respect to each Parent Corporation Plan:

             (i) such Parent Corporation Plan (and each related trust, insurance contract or fund) has been administered in a manner consistent in all respects with its written terms and complies in form and operation with the applicable requirements of ERISA, the Code and other applicable laws, except for failures of administration or compliance that would not have a Parent Corporation Material Adverse Effect;

             (ii) all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's and Summary Plan Descriptions) have been filed or distributed appropriately with respect to such Parent Corporation Plan, except for failures of filing or distribution that would not have a Parent Corporation Material Adverse Effect;

             (iii) the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code have been met with respect to each such Parent Corporation Plan which is an Employee Welfare Benefit Plan, except for failures that would not have a Parent Corporation Material Adverse Effect;

             (iv) all material contributions, premiums or other payments (including all employer contributions and employee salary reduction contributions) that are due have been paid to each such Parent Corporation Plan;

             (v) each such Parent Corporation Plan which is an Employee Pension Benefit Plan intended to be a "qualified plan" under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and no event has occurred which could reasonably be expected to cause the loss or denial of such qualification under Section 401(a) of the Code;

             (vi) the Parent Corporation has made available or prior to the Closing Date will make available to the Company, upon its request, correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, the most recent actuarial report, the most recent audited financial statements, and all related trust agreements, insurance contracts and other funding agreements that implement such Parent Corporation Plan (but excluding the failure to make available any such document which is not material). The valuation summaries provided by the Parent Corporation to the Company reasonably represent the assets and liabilities attributable to the Parent Corporation Plans calculated in accordance with the Parent Corporation's past practices, but excluding any failure that would not have a Parent Corporation Material Adverse Effect;

             (vii) no Parent Corporation Plan which is an Employee Pension Benefit Plan has been amended in any manner which would require the posting of security under Section 401(a)(29) of the Code or Section 307 of ERISA; and

             (viii) neither the Parent Corporation nor any of its Subsidiaries has communicated to any employee (excluding internal memoranda to management) any plan or commitment, whether or not legally binding, to create any additional material employee benefit plan or to materially modify or change any Parent Corporation Plan affecting any employee or terminated employee of the Parent Corporation or any of its Subsidiaries, but excluding any such action that does not materially increase the liability of the Parent Corporation or its Subsidiaries.

          (b) With respect to each Employee Welfare Benefit Plan or Employee Pension Benefit Plan that the Parent Corporation or any of its Subsidiaries maintains or ever has maintained, or to which any of them contributes, ever has contributed or ever has been required to contribute:

             (i) no such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated (other than any termination that would not have a Parent Corporation Material Adverse Effect, no reportable event (as defined in Section 4043 of ERISA) as to which notices would be required to be filed with the Pension Benefit Guaranty Corporation has occurred but has not yet been so reported (excluding any such failure to report which would not have a Parent Corporation Material Adverse Effect), and no proceeding by the Pension Benefit Guaranty Corporation to terminate such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted; and

             (ii) there have been no non-exempt prohibited transactions (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to such plan, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such plan, and no action, suit, proceeding, hearing or, to the Parent Corporation's knowledge, investigation with respect to the administration or the investment of the assets of such plan (other than routine claims for benefits) is pending or, to the Parent Corporation's knowledge, threatened, but excluding, from each of the foregoing, events or circumstances that would not have a Parent Corporation Material Adverse Effect.

          (c) None of the transactions contemplated by this Agreement will trigger any withdrawal or termination liability under any Multiemployer Plan set forth in the Parent Corporation Disclosure Letter, which liability would have a Parent Corporation Material Adverse Effect.

          (d) Other than pursuant to a Parent Corporation Plan, neither the Parent Corporation nor any of its Subsidiaries has any obligation to provide medical, health, life insurance or other welfare benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code), except for obligations that would not have a Parent Corporation Material Adverse Effect.

          (e) No Parent Corporation Plan contains any provision that would prohibit the transactions contemplated by this Agreement, would give rise to any severance, termination or other payments as a result of the transactions contemplated by this Agreement (alone or together with the occurrence of any other event), or would cause any payment, acceleration or increase in benefits provided by any Parent Corporation Plan as a result of the transactions contemplated by this Agreement (alone or together with the occurrence of any other event), but excluding from this paragraph (e) any payment, acceleration or increase which is not material.

          (f) Any individual who is classified as a non-employee for purposes of receiving benefits (such as an independent contractor, leased employee, consultant or special consultant) regardless of treatment for other purposes, is not unintentionally eligible to participate in any Parent Corporation Plan, except where such treatment would not have a Parent Corporation Material Adverse Effect.

     Section 5.12 Environmental Matters. With respect to the current and former operations and properties of the Parent Corporation and its Subsidiaries, and in each case except for matters which, individually or in the aggregate, would not have a Parent Corporation Material Adverse Effect, (a) the Parent Corporation and its Subsidiaries have complied in all respects with all Environmental Laws in connection with the ownership, use, maintenance and operation of all real property owned or leased by them and otherwise in connection with their operations, (b) neither the Parent Corporation nor any of its Subsidiaries has any liability, whether contingent or otherwise, under any

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Environmental Law, (c) no notices of any violation or alleged violation of, non-compliance or alleged noncompliance with or any liability under, any Environmental Law have been received by the Parent Corporation or any of its Subsidiaries since January 1, 1994, (d) there are no administrative, civil or criminal writs, injunctions, decrees, orders or judgments outstanding or any administrative, civil or criminal actions, suits, claims, proceedings or, to the Parent Corporation's knowledge, investigations pending or, to the Parent Corporation's knowledge, threatened, relating to compliance with or liability under any Environmental Law affecting the Parent Corporation or any of its Subsidiaries and (e) to the knowledge of the Parent Corporation, no material changes or alterations in the practices or operations of the Parent Corporation or any of its Subsidiaries as presently conducted are anticipated to be required in the future in order to permit the Parent Corporation and its Subsidiaries to continue to comply in all material respects with all applicable Environmental Laws.

     Section 5.13 Title. The Parent Corporation and its Subsidiaries now have and at the Effective Time will have good and, in the case of real property, marketable title to all the properties and assets purported to be owned by them, free and clear of all Liens except Permitted Liens.

     Section 5.14 Intellectual Property Matters. The Parent Corporation and its Subsidiaries own or have the right to use pursuant to valid license, sublicense, agreement or permission all items of Intellectual Property necessary for their operations as presently conducted and as presently proposed to be conducted, except where the failure to have such rights, individually or in the aggregate, would not have a Parent Corporation Material Adverse Effect. Neither the Parent Corporation nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation of the Intellectual Property rights of any third party, except for interferences, infringements, misappropriations and violations which, individually or in the aggregate, would not have a Parent Corporation Material Adverse Effect. To the Parent Corporation's knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Parent Corporation or any of its Subsidiaries, except for misappropriations and violations which, individually or in the aggregate, would not have a Parent Corporation Material Adverse Effect.

     Section 5.15 Year 2000 Compliance Matters. Except for matters which, individually and in the aggregate, would not have a Parent Corporation Material Adverse Effect, all computer systems and computer software used by the Parent Corporation and its Subsidiaries and all computer systems and computer software incorporated in products manufactured by the Parent Corporation and its Subsidiaries (a) recognize, or are being adapted so that, prior to December 31, 1999, they will recognize, the advent of the year 2000 without any material adverse change in operation associated with such recognition, (b) can correctly recognize and manipulate, or are being adapted so that, prior to December 31, 1999, they can recognize and manipulate, date information relating to dates prior to, on and after January 1, 2000 and (c) to the Parent Corporation's knowledge, can suitably interact with other year 2000 compliant computer systems and computer software in a way that does not compromise their ability to correctly recognize the advent of the year 2000 or to recognize and manipulate date information relating to dates prior to, on or after January 1, 2000. The costs of the adaptations to computer systems and computer software being made by the Parent Corporation and its Subsidiaries in order to achieve year 2000 compliance are not presently expected to have a Parent Corporation Material Adverse Effect.

     Section 5.16 Labor Matters. There are no controversies pending or, to the Parent Corporation's knowledge, threatened between the Parent Corporation or any of its Subsidiaries and any of their current or former employees or any labor or other collective bargaining unit representing any such employee that could reasonably be expected to result in a material labor strike, dispute, slow-down or work stoppage or otherwise which, individually or in the aggregate, would have a Parent Corporation Material Adverse Effect. The Parent Corporation is not aware of any organizational effort

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presently being made or threatened by or on behalf of any labor union with respect to employees of the Parent Corporation or any of its Subsidiaries. To the Parent Corporation's knowledge, as of the date of this Agreement no executive, key employee or group of employees of the Parent Corporation or any of its Subsidiaries has any plan to terminate employment with the Parent Corporation and its Subsidiaries, which termination would have a Parent Corporation Material Adverse Effect.

     Section 5.17 Company Common Stock Ownership. Neither the Parent Corporation nor any of its Subsidiaries owns any shares of Company Common Stock or any securities exercisable or exchangeable for or convertible into shares of Company Common Stock.

     Section 5.18 Accounting and Tax Matters. Neither the Parent Corporation nor any of its Subsidiaries has taken or agreed to take any action that would prevent accounting for the Merger in accordance with the pooling of interests method of accounting under the requirements of APB No. 16 or prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE 6

                                   COVENANTS

     Section 6.1 General. Each of the parties will use its respective best efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

     Section 6.2 Notices and Consents. Each of the parties prior to the Closing Date will give all notices to third parties and governmental entities and will use its respective best efforts to obtain all third party and governmental consents and approvals that are required in connection with the transactions contemplated by this Agreement. Within five business days following the execution and delivery of this Agreement, each of the parties will file a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use its respective best efforts to obtain early termination of the applicable waiting period and will make all further filings pursuant thereto that may be necessary, proper or advisable. The foregoing will not be deemed to require the Parent Corporation to enter into any agreement, consent decree or other commitment requiring the Parent Corporation or any of its Subsidiaries to divest or hold separate any assets (including any assets of the Company or any of its Subsidiaries) or to take any other action that would have a Parent Corporation Material Adverse Effect.

     Section 6.3 Interim Conduct of the Company. Except as expressly contemplated by this Agreement, as set forth in the Company Disclosure Letter, as required by law or by the terms of any contract in effect on the date of this Agreement or as the Parent Corporation may approve, which approval will not be unreasonably withheld, from and after the date of this Agreement through the Closing Date, the Company will, and will cause each of its Subsidiaries to, conduct its operations in accordance with its ordinary course of business, consistent with past practice, and in accordance with such covenant will not, and will not cause or permit any of its Subsidiaries to:

          (a) amend its charter or bylaws or file any certificate of designation or similar instrument with respect to any shares of its authorized but unissued capital stock;

          (b) authorize or effect any stock split or combination or reclassification of shares of its capital stock;

          (c) declare or pay any dividend or distribution with respect to its capital stock (other than dividends payable by a Subsidiary of the Company to the Company or another Subsidiary), issue or authorize the issuance of any shares of its capital stock (other than in connection with the

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     exercise of currently outstanding Stock Options and any other Stock Options issued in accordance with this Agreement) or any other securities exercisable or exchangeable for or convertible into shares of its capital stock, or repurchase, redeem or otherwise acquire for value any shares of its capital stock or any other securities exercisable or exchangeable for or convertible into shares of its capital stock;

          (d) merge or consolidate with any entity;

          (e) sell, lease or otherwise dispose of any of its capital assets, including any shares of the capital stock of any of its Subsidiaries, other than sales, leases or other dispositions of machinery, equipment, tools, vehicles and other operating assets no longer required in its operations made in the ordinary course of business, consistent with past practice;

          (f) liquidate, dissolve or effect any recapitalization or reorganization in any form;

          (g) acquire any interest in any business (whether by purchase of assets, purchase of stock, merger or otherwise) or enter into any joint venture;

          (h) create, incur, assume or suffer to exist any indebtedness for borrowed money (including capital lease obligations), other than indebtedness existing as of the date of this Agreement, borrowings under existing credit lines in the ordinary course of business, consistent with past practice, and intercompany indebtedness among the Company and its Subsidiaries arising in the ordinary course of business, consistent with past practice;

          (i) create, incur, assume or suffer to exist any Lien (other than Permitted Liens) affecting any of its material assets or properties;

          (j) except as required as the result of changes in United States generally accepted accounting principles, change any of the accounting principles or practices used by it or revalue in any material respect any of its assets or properties, other than write-downs of inventory or accounts receivable in the ordinary course of business, consistent with past practice;

          (k) except as required under the terms of any collective bargaining agreement in effect as of the date of this Agreement, grant any general or uniform increase in the rates of pay of its employees or grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment;

          (l) except for any increase required under the terms of any collective bargaining agreement or consulting or employment agreement in effect on the date of this Agreement, increase the compensation payable or to become payable to officers and salaried employees with a base salary in excess of $75,000 per year or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers or salaried employees;

          (m) enter into any material contract or commitment or engage in any material transaction with any affiliated person or entity (other than the Company or its Subsidiaries) or enter into any material contract or commitment or engage in any material transaction with any unaffiliated person or entity which, to the Company's knowledge, is reasonably likely to result in a material financial loss to the Company and its Subsidiaries taken as a whole;

          (n) make any material Tax election or settle or compromise any material Tax liability;

          (o) pay, discharge or satisfy any claims, liabilities or obligations other than the payment, discharge and satisfaction in the ordinary course of business of liabilities reflected or reserved for in the consolidated financial statements of the Company or otherwise incurred in the ordinary course of business, consistent with past practice;

          (p) settle or compromise any material pending or threatened suit, action or proceeding; or

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

          (q) commit to do any of the foregoing.

     Section 6.4 Interim Conduct of the Parent Corporation. Except as the Company may approve, which approval will not be unreasonably withheld, from and after the date of this Agreement through the Closing Date, the Parent Corporation will not declare or pay any dividend or distribution with respect to its capital stock (other than the declaration and payment of regular quarterly cash dividends in amounts consistent with past practice).

     Section 6.5 Preservation of Organization. Subject to compliance with the provisions of Section 6.3, the Company will, and will cause each of its Subsidiaries to, use its best efforts to preserve its business organization intact in all material respects, to keep available to the Company and its Subsidiaries after the Closing Date the present officers and employees of the Company and its Subsidiaries as a group and to preserve the present relationships of the Company and its Subsidiaries with suppliers and customers and others having business relations with the Company and its Subsidiaries, in each case so that there will not be a Company Material Adverse Effect.

     Section 6.6 Full Access. Each party will, and will cause its Subsidiaries and its and their representatives to, afford the other party and the representatives of the other party reasonable access, upon reasonable notice at all reasonable times to all premises, properties, books, records, contracts and documents of or pertaining to such party and its Subsidiaries. Without limiting the generality of the foregoing, the Company acknowledges and agrees that the Parent Corporation and its representatives and agents may, with prior notice to the Company and subject to the prior approval of the Company (which will not be unreasonably withheld or delayed), conduct customary environmental assessments of the real property and facilities owned or leased by the Company and its Subsidiaries. Notwithstanding the foregoing, neither party will be required to provide access or to disclose information where such access or disclosure would contravene any law or contract or would result in the waiver of any legal privilege or work-product protection. Any information disclosed will be subject to the provisions of the Confidentiality Agreement between the Company and the Parent Corporation (the "Confidentiality Agreement").

     Section 6.7 Notice of Developments. Each party will give prompt written notice to the other party of any material development affecting such party or any of its Subsidiaries. Each party will give prompt written notice to the other of any material development affecting the ability of the parties to consummate the transactions contemplated by this Agreement. No such written notice of a material development will be deemed to have amended any of the disclosures set forth in the Company Disclosure Letter or the Parent Disclosure Letter, to have qualified the representations and warranties contained herein and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such material development.

     Section 6.8  Acquisition Proposals.

          (a) The Company and each of its Subsidiaries, and each of their respective directors, officers, employees, agents and representatives, will immediately cease any discussions or negotiations presently being conducted with respect to any Acquisition Proposal (as defined in Section 6.8(g)). The Company and its Subsidiaries will not and will use their best efforts to cause their respective directors, officers, employees, agents and representatives not to (i) initiate or solicit, directly or indirectly, any inquiries with respect to, or the making of, any Acquisition Proposal or
     (ii) except as expressly permitted in accordance with Section 6.8(b), engage in any negotiations or discussions with, furnish any information or data to or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with any party relating to any Acquisition Proposal. The Company will be responsible for any breach of the provisions of this Section 6.8 by any director, officer, employee, agent or representative of the Company or any of its Subsidiaries.

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

          (b) Notwithstanding the provisions of Section 6.8(a) but subject to the other provisions of this Section 6.8, the Company may engage in discussions or negotiations with, furnish information and data to, withdraw, modify or amend its recommendation and approval of the Merger and enter into a letter of intent, agreement in principle, acquisition agreement or similar agreement with any party that submits an Acquisition Proposal to the Company after the date of this Agreement and on or prior to June 30, 1999 (the "Applicable Period") which the Board of Directors of the Company by majority vote determines in its good faith judgment could reasonably be expected to result in a Superior Acquisition Proposal (as defined in Section 6.8(h)).

          (c) Nothing in this Section 6.8 will prevent the Board of Directors of the Company from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Securities Exchange Act with respect to any publicly announced unsolicited tender offer or otherwise from making any disclosure to its stockholders if, in its good faith judgment based on the opinion of outside legal counsel, failure to so disclose would be inconsistent with its obligations under applicable law; provided that the Board of Directors will not recommend that the stockholders of the Company tender their shares of Company Common Stock in connection with any such tender offer unless (i) such tender offer is determined to be a Superior Acquisition Proposal in accordance with the provisions of Section 6.8(h) and (ii) the Company has provided the Parent Corporation with not less than five business days prior written notice of any such action.

          (d) The Company will within 24 hours after its receipt of any Acquisition Proposal provide the Parent Corporation with a copy of such Acquisition Proposal or, in connection with any non-written Acquisition Proposal, a written statement setting forth in reasonable detail the terms and conditions of such Acquisition Proposal, including the identity of the acquiring party. The Company will promptly inform the Parent Corporation of the status and content of any discussions or negotiations involving any Acquisition Proposal. In connection with any determination by the Board of Directors of the Company that an Acquisition Proposal is a Superior Acquisition Proposal, the Company will within 24 hours after the making of such determination provide the Parent Corporation with a written summary in reasonable detail of the reasons for such determination.

          (e) In no event will the Company provide any non-public information regarding the Company or any of its Subsidiaries to any party making an Acquisition Proposal unless such party enters into a written confidentiality agreement containing confidentiality provisions substantially similar to those contained in the Confidentiality Agreement. In the event the Company enters into any confidentiality agreement with a party pursuant to the provisions of this Section 6.8(e) that does not include terms and conditions that are substantially similar to those contained in the sixth paragraph of the Confidentiality Agreement (the "Standstill Provisions"), then the Parent Corporation and its Subsidiaries will be released from their obligations under the Standstill Provisions to the same extent as such party.

          (f) The Company will not enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any Superior Acquisition Proposal unless (i) the Company has provided the Parent Corporation with not less than five business days prior written notice of such action and (ii) such action is taken by the Company concurrently with or after the termination of this Agreement in accordance with the provisions of Section 8.1(e).

          (g) The term "Acquisition Proposal" as used in this Agreement means any bona fide proposal, whether or not in writing, made by a party to acquire beneficial ownership (as defined under Rule 13(d) promulgated under the Securities Exchange Act) of all or a material portion of the assets of, or any material equity interest in, the Company and Subsidiaries taken as a

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     whole pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender or exchange offer or similar transaction involving the Company or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions that is structured to permit such party to acquire such beneficial ownership.

          (h) The term "Superior Acquisition Proposal" as used in this Agreement means an unsolicited written Acquisition Proposal that the Board of Directors of the Company by majority vote determines in its good faith judgment after consulting with the Company's outside financial and legal advisors (i) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal, and
     (ii) presents to the Company and its stockholders more favorable financial and other terms, taken as a whole, than the Merger.

          (i) No action taken in respect of an Acquisition Proposal or a Superior Acquisition Proposal which is permitted by the provisions of this
     Section 6.8, including any withdrawal, modification or amendment of the recommendation and approval of the Merger by the Board of Directors of the Company and the public announcement thereof permitted by the provisions of this Section 6.8, will constitute a breach of any other provision of this Agreement.

     Section 6.9  Indemnification.

          (a) From and after the Closing Date, the Parent Corporation will cause the Surviving Corporation to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the Effective Time, an officer or director of the Company or any of its present or former Subsidiaries or corporate parents (collectively, the "Indemnified Parties") from and against all losses, claims, damages and expenses (including reasonable attorney's fees and expenses) arising out of or relating to actions or omissions, or alleged actions or omissions, occurring at or prior to the Effective Time to the fullest extent permitted from time to time by the Delaware Act or any other applicable laws as presently or hereafter in effect.

          (b) Any determination required to be made with respect to whether any Indemnified Party may be entitled to indemnification will, if requested by such Indemnified Party, be made by independent legal counsel selected by the Indemnified Party and reasonably satisfactory to the Surviving Corporation.

          (c) For a period of six years after the Closing Date, the Parent Corporation will cause to be maintained in effect the policies of directors and officers liability insurance and fiduciary liability insurance currently maintained by the Company with respect to claims arising from or relating to actions or omissions, or alleged actions or omissions, occurring on or prior to the Closing Date. The Parent Corporation may at its discretion substitute for such policies currently maintained by the Company directors and officers liability insurance and fiduciary liability insurance policies with reputable and financially sound carriers providing for no less favorable coverage. Notwithstanding the provisions of this
     Section 6.9(c), the Parent Corporation will not be obligated to make annual premium payments with respect to such policies of insurance to the extent such premiums exceed 200 percent of the annual premiums paid by the Company as of the date of this Agreement. If the annual premium costs necessary to maintain such insurance coverage exceed the foregoing amount, the Parent Corporation will maintain the most advantageous policies of directors and officers liability insurance and fiduciary liability insurance obtainable for an annual premium equal to the foregoing amount.

          (d) To the fullest extent permitted from time to time under the law of the State of Delaware, the Parent Corporation will cause the Surviving Corporation to pay on an as-incurred basis the reasonable fees and expenses of each Indemnified Party (including reasonable fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or

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     investigation that is the subject of the right to indemnification, subject to reimbursement in the event such Indemnified Party is not entitled to indemnification.

          (e) The certificate of incorporation and bylaws of the Surviving Corporation will contain the same provisions providing for exculpation of director and officer liability and indemnification on the same basis as set forth in the certificate of incorporation and bylaws of the Company in effect on the date of this Agreement. For a period of six years after the Closing Date, the Parent Corporation will cause the Surviving Corporation to maintain in effect such provisions in the certificate of incorporation and bylaws of the Surviving Corporation providing for exculpation of director and officer liability and indemnification to the fullest extent permitted from time to time under the law of the State of Delaware, which provisions will not be amended, except as required by applicable law or except to make changes permitted by applicable law that would enlarge the scope of the Indemnified Parties' indemnification rights thereunder. The foregoing will not be deemed to restrict the right of the Surviving Corporation to modify the provisions of its certificate of incorporation or bylaws relating to exculpation of director and officer liability or indemnification with respect to events or occurrences after the Closing Date so long as such modifications do not adversely affect the rights of the Indemnified Parties hereunder.

          (f) In the event of any action, suit, investigation or proceeding, the Indemnified Party will be entitled to control the defense thereof with counsel of its own choosing reasonably acceptable to the Parent Corporation, and the Parent Corporation and the Surviving Corporation will cooperate in the defense thereof; provided that neither the Parent Corporation nor the Surviving Corporation will be liable for the fees of more than one counsel for all Indemnified Parties, other than local counsel, unless the use of a single counsel would present conflict of interest issues which would make it impracticable for all Indemnified Parties to be represented by a single counsel, and provided further that neither the Parent Corporation nor the Surviving Corporation will be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld).

          (g) The rights of each Indemnified Party hereunder will be in addition to any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of the Surviving Corporation or any of their respective Subsidiaries, under the law of the State of Delaware or otherwise. Notwithstanding anything to the contrary contained in this Agreement or otherwise, the provisions of this Section 6.9 will survive the consummation of the Merger, and each Indemnified Party will, for all purposes, be a third party beneficiary of the covenants and agreements contained in this Section 6.9 and, accordingly, will be treated as a party to this Agreement for purposes of the rights and remedies relating to enforcement of such covenants and agreements and will be entitled to enforce any such rights and exercise any such remedies directly against the Parent Corporation and the Surviving Corporation. The Parent Corporation will cause the Surviving Corporation to pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by an Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.9.

     Section 6.10 Public Announcements. The initial press release announcing the transactions contemplated by this Agreement will be a joint press release. Thereafter, the Parent Corporation and the Company will consult with one another before issuing any press releases or otherwise making any public announcements with respect to the transactions contemplated by this Agreement and, except as may be required by applicable law or by the rules and regulations of the New York Stock Exchange, will not issue any such press release or make any such announcement prior to such consultation.

     Section 6.11 Preservation of Programs and Agreements. From and after the date of this Agreement through the Closing Date, neither party nor any of its Subsidiaries will enter into any

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agreement which such party knows or has reason to know is reasonably likely to cause a major customer of the other party or any of its Subsidiaries to terminate any material program or agreement.

     Section 6.12 Actions Regarding Antitakeover Statutes. If any fair price, moratorium, control share acquisition or other form of antitakeover statute, rule or regulation is or becomes applicable to the transactions contemplated by this Agreement, the Board of Directors of the Company will grant such approvals and take such other actions as may be required so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms and conditions set forth in this Agreement.

     Section 6.13 Standstill Provisions. The restrictions on the Parent Corporation and the Acquisition Corporation contained in the Standstill Provisions are hereby waived by the Company to the extent reasonably required to permit the Parent Corporation and the Acquisition Corporation to comply with their obligations or enforce their rights under this Agreement.

     Section 6.14 Defense of Orders and Injunctions. In the event either party becomes subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement, each party will use its best efforts to overturn or lift such order or injunction. The foregoing will not be deemed to require the Parent Corporation to enter into any agreement, consent decree or other commitment requiring the Parent Corporation or any of its Subsidiaries to divest or hold separate any assets or to take any other action that would have a Parent Corporation Material Adverse Effect.

     Section 6.15 Affiliate Letters. Promptly following the date of this Agreement, the Company will deliver to the Parent Corporation a list of the names and addresses of those persons who were, or will be, in the Company's reasonable judgment, "affiliates" of the Company within the meaning of Rule 145(c) under the Securities Act as of the record date for the Company Stockholders Meeting. The Company will use its best efforts to deliver to the Parent Corporation a letter, in substantially the form of Exhibit A-1 attached to this Agreement, from each person identified in the foregoing list. Promptly following the date of this Agreement, the Parent Corporation will deliver to the Company a list of the names and addresses of those persons who were or will be, in the Parent Corporation's reasonable judgment, "affiliates" of the Parent Corporation within the meaning of Rule 145(c) under the Securities Act as of the record date for the Parent Corporation Stockholders Meeting. The Parent Corporation will use its best efforts to deliver to the Company a letter, in substantially the form of Exhibit A-2 attached to this Agreement, from each person identified in the foregoing list. The Parent Corporation will be entitled to place appropriate legends on the certificates evidencing the Parent Common Stock held by or issued to persons delivering such letters and to issue stop transfer instructions to the transfer agent for the Parent Common Stock consistent with the terms of such letters.

     Section 6.16 Preservation of Accounting and Tax Treatment. From and after the date of this Agreement (a) the Parent Corporation and the Company and their respective Subsidiaries will use their best efforts to cause the Merger to be accounted for as a pooling of interests in accordance with APB No. 16 and to constitute a reorganization within the meaning of Section 368(a) of the Code and
(b) neither the Parent Corporation nor the Company, nor any of their respective Subsidiaries, will knowingly take or omit to take any action that would prevent the accounting for the Merger in accordance with the pooling of interests method of accounting under the requirements of APB No. 16 or prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

     Section 6.17 Accountant's Comfort Letters. Each party will use its best efforts to cause to be delivered to the other party two letters from its independent public accountants, one dated a date within two business days before the date on which the Registration Statement becomes effective and one dated the Closing Date, in form and substance reasonably satisfactory to the recipient and customary in scope and substance for comfort letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.

     Section 6.18 Registration Agreement. On or prior to the Closing Date, the Parent Corporation will enter into an agreement, in the form of the Registration Agreement attached to the Company Disclosure Letter, with certain stockholders of the Company to provide such stockholders with registration rights with respect to the Parent Common Stock to be received in the Merger and will have complied with the provisions thereof referring to actions to be taken prior to the date of such Registration Agreement.

     Section 6.19 New York Stock Exchange Quotation. The Parent Corporation will use its best efforts to cause the Parent Common Stock issuable in the Merger or otherwise pursuant to the terms of this Agreement to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, as promptly as practicable after the date of this Agreement and in any event prior to the Closing Date.

     Section 6.20 Publishing Financial Results. The Parent Corporation will prepare and publicly release, as soon as practicable and in any event within 10 business days following the end of the first accounting month ending at least 30 days after the Closing Date, a report filed with the SEC on Form 8-K or any other public filing, statement or announcement which includes the combined financial results (including combined sales and net income) of the Parent Corporation and the Company for a period of at least 30 days of combined operations of the Parent Corporation and the Company following the Closing Date.

     Section 6.21  Employee Benefit Matters.

          (a) Subject to the provisions of any collective bargaining agreement to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, until (or in respect of the period ending on) December 31, 2000, the Parent Corporation will cause to be maintained for the employees of the Company and its Subsidiaries as of the Closing Date (collectively, the "Continuing Employees") salary levels not less than the salary levels provided by the Company and its Subsidiaries as of the Closing Date and benefits and benefit levels (including cash incentive compensation benefits and benefit levels) which are substantially comparable to the benefits and benefit levels provided by the Company and its Subsidiaries through the Company Plans as of the Closing Date. The foregoing covenant will not apply to any equity-based compensation plan or arrangement.

          (b) The Continuing Employees will be credited with their years of service with the Company and its Subsidiaries for purposes of determining eligibility and vesting (but not benefit accrual) under any employee benefit plans, programs, arrangements and employment practices of the Parent Corporation and its Subsidiaries in which the Continuing Employees participate following the Closing Date. To the extent that any such employee benefit plan, program, arrangement or employment practice in which a Continuing Employee participates following the Closing Date provides medical, dental, vision or other welfare benefits, the Parent Corporation will cause all pre-existing condition exclusions, waiting periods and actively at work requirements thereunder to be waived for such Continuing Employee and his or her covered dependents and the Parent Corporation will cause any eligible expenses incurred by such Continuing Employee on or before the Closing Date to be taken into account thereunder for purposes of satisfying any deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year.

          (c) The Company agrees that an independent trustee, either a bank or a trust company, will act with respect to the Merger on behalf of each Company Plan (and its participants) that holds Company Common Stock in accordance with the terms and conditions of such Plan.

     Section 6.22 Directors of the Surviving Corporation. Until at least the first anniversary of the Closing Date, the Parent Corporation will, and will cause the Surviving Corporation to, take all actions necessary to cause Theodore
J. Forstmann to be elected as a director and the non-executive Chairman of the Board of Directors of the Surviving Corporation and to cause Sandra J. Horbach to be elected as a member of the Board of Directors of the Surviving Corporation effective as of the Effective Time. Notwithstanding that they will be directors of the Surviving Corporation and not directors of the Parent Corporation, the foregoing individuals will be entitled as directors of the Surviving Corporation after the Effective Time to exculpation, indemnification and reimbursement of expenses pursuant to terms and conditions identical to the terms and conditions applicable to the directors of the Parent Corporation included in the Certificate of Incorporation and Bylaws of the Parent Corporation and will be entitled to coverage under the directors and officers liability and fiduciary liability insurance policies and any indemnification agreements maintained or entered into by the Parent Corporation on the same terms as applicable to the directors of the Parent Corporation.

                                   ARTICLE 7

                  CONDITIONS TO THE CONSUMMATION OF THE MERGER

     Section 7.1 Conditions to the Obligations of Each Party. The respective obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

          (a) the Company will have obtained the Company Stockholder Approval;

          (b) the Parent Corporation will have obtained the Parent Corporation Stockholder Approval;

          (c) the Registration Statement will have been declared effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness will have been issued and remain in effect, and the Parent Corporation will have received all state securities law authorizations necessary to issue the Parent Common Stock pursuant to the Merger;

          (d) the Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger will have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance;

          (e) all applicable waiting periods under the HSR Act will have terminated or expired;

          (f) all other consents, authorizations, orders and approvals of or filings with any governmental commission, board or other regulatory authority (other than in its capacity as a customer of the Company or its Subsidiaries) required in connection with the consummation of the transactions contemplated by this Agreement will have been obtained or made, except where the failure to obtain or make such consents, authorizations, orders, approvals or filings would not, from and after the Closing Date, individually or in the aggregate have a Company Material Adverse Effect; and

          (g) neither party will be subject to any order or injunction of a court of competent jurisdiction in the United States which prohibits the consummation of the transactions contemplated by this Agreement.

     Section 7.2 Conditions to the Obligation of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

          (a) the representations and warranties of the Parent Corporation set forth in Section 5 will be true and correct in all material respects at and as of the Closing Date as though then made, except as contemplated by this Agreement and except that any representation or warranty made as of a date other than the date of this Agreement will continue on the Closing Date to be true and correct in all material respects as of the specified date;

          (b) each of the Parent Corporation and the Acquisition Corporation will have in all material respects performed and complied with all of its obligations under this Agreement required to be performed by it at or prior to the Closing Date;

          (c) the Company will have received a written opinion, dated as of the Closing Date, from Deloitte & Touche LLP, the Company's independent public accountants, to the effect that they concur with the Company's conclusion that no conditions exist that would preclude the Company's ability to be a party to a business combination with the Parent Corporation to be accounted for using the pooling of interests method of accounting in accordance with the requirements of APB No. 16; and

          (d) the Company will have received a written opinion, dated as of the Closing Date, from Fried, Frank, Harris, Shriver & Jacobson, counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of representations provided by the parties in substantially the forms attached as Exhibits B-1 and B-2 to this Agreement.

     The Parent Corporation and the Acquisition Corporation will furnish the Company with a customary bring down certificate with respect to the satisfaction of the conditions set forth in Sections 7.2(a) and (b).

     Section 7.3 Conditions to the Obligation of the Parent Corporation and the Acquisition Corporation. The obligation of the Parent Corporation and the Acquisition Corporation to effect the Merger is subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

          (a) the representations and warranties of the Company set forth in
     Section 4 will be true and correct in all material respects at and as of the Closing Date as though then made, except as contemplated by this Agreement and except that any representation or warranty made as of a date other than the date of this Agreement will continue on the Closing Date to be true and correct in all material respects as of the specified date;

          (b) the Company will have in all material respects performed and complied with all of its obligations under this Agreement required to be performed by it at or prior to the Closing Date;

          (c) the Parent Corporation will have received a written opinion, dated as of the Closing Date, from Arthur Andersen LLP, the Parent Corporation's independent public accountants, to the effect that the business combination between the Parent Corporation and the Company contemplated by this Agreement should be treated as a "pooling of interests" in conformity with generally accepted accounting principles as described in APB No. 16; and

          (d) the Parent Corporation will have received a written opinion, dated as of the Closing Date, from Jenner & Block, counsel to the Parent Corporation, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of representations provided by the parties in substantially the forms attached as Exhibits B-1 and B-2 to this Agreement.

     The Company will furnish the Parent Corporation with a customary bring down certificate with respect to the satisfaction of the conditions set forth in Sections 7.3(a) and (b).

                                   ARTICLE 8

                       TERMINATION, AMENDMENT AND WAIVER

     Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the receipt of the Company Stockholder Approval or the Parent Corporation Stockholder Approval):

          (a) with the written consent of the Parent Corporation and the Company;

          (b) by the Parent Corporation or the Company if any court of competent jurisdiction or other governmental agency has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Merger, and such order, decree, ruling or other action is or has become nonappealable;

          (c) by the Parent Corporation if (i) the Company has materially breached any of its representations or warranties set forth in this Agreement and such breach is not cured within 45 days after the date written notice of such breach is given by the Parent Corporation to the Company, (ii) the Company has materially breached any of its covenants or agreements contained in this Agreement and such breach is not cured within 45 days after the date written notice of such breach is given by the Parent Corporation to the Company, (iii) the Board of Directors of the Company has withdrawn or amended in any manner adverse to the Parent Corporation and the Acquisition Corporation its recommendation and approval of the Merger,
     (iv) the Company Stockholder Approval has not been obtained at a meeting duly called for such purpose or (v) the Merger has not been consummated on or before December 31, 1999 (unless the failure of the Merger to have been consummated results primarily from the Parent Corporation or the Acquisition Corporation breaching any representation, warranty, covenant or agreement contained in this Agreement);

          (d) by the Company if (i) the Parent Corporation has materially breached any of its representations or warranties set forth in this Agreement and such breach is not cured within 45 days after the date written notice of such breach is given by the Company to the Parent Corporation, (ii) the Parent Corporation or the Acquisition Corporation has materially breached any of its covenants or agreements contained in this Agreement and such breach is not cured within 45 days after the date written notice of such breach is given by the Company to the Parent Corporation, (iii) the Parent Stockholder Approval has not been obtained at a meeting duly called for such purpose or (iv) the Merger has not been consummated on or before December 31, 1999 (unless the failure of the Merger to have been consummated results primarily from the Company breaching any representation, warranty, covenant or agreement contained in this Agreement); or

          (e) by the Company if a party has made a Superior Acquisition Proposal and the Company enters into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to such Superior Acquisition Proposal in accordance with the provisions of Section 6.8; provided that termination of this Agreement pursuant to this Section 8.1(e) will not become effective until the payment by the Company to the Parent Corporation of the termination fee provided in Section 8.3.

          (f) by the Parent Corporation or the Company prior to the third trading day preceding the Company Stockholders Meeting if the Average Stock Price of the Parent Common Stock is less than $63 per share. The "Average Stock Price" means the average of the Daily Per Share Prices (as hereinafter defined) for the fifteen consecutive trading days ending on the fifth trading day prior to the Company Stockholders Meeting. The "Daily Per Share Price" for any trading day means the weighted average of the per share selling prices (as reported on the New York Stock Exchange Composite Transaction Tape) for that day.

     Section 8.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement will forthwith become void and will be deemed to have terminated without liability to any party (except for any liability of any party then in wilful breach of any covenant or agreement); provided that the provisions of the Confidentiality Agreement and Section 8.3 of this Agreement will continue in full force and effect notwithstanding such termination and abandonment.

     Section 8.3  Termination Fee.

          (a) If (i) the Parent Corporation terminates this Agreement pursuant to the provisions of Section 8.1(c)(iii) or Section 8.1(c)(iv) and the Company enters into an agreement with respect to a Third Party Acquisition (as defined in Section 8.3(b)), or a Third Party Acquisition occurs within 12 months after the date of such termination, and such agreement was entered into, or such Third Party Acquisition was publicly announced, concurrently with or prior to the date of the termination of this Agreement or (ii) the Company terminates this Agreement pursuant to the provisions of
     Section 8.1(e), then, in each case, the Company will pay to the Parent Corporation, within one business day following the occurrence of such event (in the case of a termination under clause (i) above) or the delivery of notice of such termination (in the case of a termination under clause (ii) above), a termination fee equal to $150 million (the "Termination Fee"), payable by wire transfer of immediately available funds to an account designated by the Parent Corporation.

          (b) The term "Third Party Acquisition" as used in this Agreement means
     (i) the acquisition of the Company by merger or otherwise by any person (including for purposes of this Section 8.3(b) any "person" or "group" as defined in Section 13(d)(3) of the Securities Exchange Act) or entity other than the Parent Corporation or the Acquisition Corporation, (ii) the acquisition by any person or entity other than the Parent Corporation or the Acquisition Corporation of more than 50 percent of the consolidated assets (determined based on book or fair market value) of the Company and its Subsidiaries, (iii) the acquisition by any person or entity other than the Parent Corporation or the Acquisition Corporation of more than 50 percent of the outstanding shares of Company Common Stock, (iv) the adoption by the Company of any plan of liquidation or the declaration by the Company of any extraordinary dividend or distribution (including any distribution of any shares of the capital stock of any material Subsidiary) of cash or property constituting more than 50 percent of the consolidated assets (determined based on book or fair market value) of the Company and its Subsidiaries or (v) the purchase by the Company or any of its Subsidiaries of more than 50 percent of the outstanding shares of Company Common Stock.

          (c) Except as specifically provided in this Section 8.3, each party will bear its own expenses incurred in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

          (d) In the event of any breach of the covenants set forth in Section 6.8, nothing contained in this Section 8.3 will prevent the Parent Corporation or the Acquisition Corporation from challenging, by injunction or otherwise, the termination or attempted termination of this

     Agreement pursuant to the provisions of Section 8.1 (e), but acceptance by the Parent Corporation of the payment of the Termination Fee will constitute a full and complete waiver by the Parent Corporation of all of its rights under this Section 8.3(d) or otherwise.

          (e) The Company acknowledges that the agreements regarding the payment of fees contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, in the absence of such agreements, the Parent Corporation and the Acquisition Subsidiary would not have entered into this Agreement. The Company accordingly agrees that in the event the Company fails to pay the Termination Fee promptly, the Company will in addition to the payment of such amount also pay to the Parent Corporation all of the reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred by the Parent Corporation in the enforcement of its rights under this Section 8.3, together with interest on such amount at a rate of 10 percent per annum from the date upon which such payment was due, to and including the date of payment. Provided that the Company was not in breach of the provisions of Section 6.8, payment of the Termination Fee will constitute full and complete satisfaction, and will constitute the Parent Corporation's sole and exclusive remedy for any loss, liability, damage or claim arising out of or in connection with any such termination of this Agreement or the facts and circumstances resulting in or related to this Agreement.

                                   ARTICLE 9

                                 MISCELLANEOUS

     Section 9.1 Nonsurvival of Representations. The representations and warranties contained in this Agreement will not survive the Merger or the termination of this Agreement.

     Section 9.2 Remedies. The parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties will be entitled to specific performance of the terms of this Agreement, without posting a bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 9.3 Successors and Assigns. No party hereto may assign or delegate any of such party's rights or obligations under or in connection with this Agreement without the written consent of the other party hereto. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto or thereto will be binding upon and enforceable against the respective successors and assigns of such party and will be enforceable by and will inure to the benefit of the respective successors and permitted assigns of such party.

     Section 9.4 Amendment. This Agreement may be amended by the execution and delivery of an written instrument by or on behalf of the Parent Corporation, the Acquisition Corporation and the Company at any time before or after the Company Stockholder Approval and the Parent Corporation Stockholder Approval; provided that after the date of the Company Stockholder Approval, no amendment to this Agreement will be made without the approval of stockholders of the Company to the extent such approval is required under the Delaware Act.

     Section 9.5 Extension and Waiver. At any time prior to the Effective Time, the parties may extend the time for performance of or waive compliance with any of the covenants or agreements of the other parties to this Agreement and may waive any breach of the representations or warranties of such other parties. No agreement extending or waiving any provision of this Agreement will be valid or binding unless it is in writing and is executed and delivered by or on behalf of the party against which it is sought to be enforced.

     Section 9.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     Section 9.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

     Section 9.8 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     Section 9.9 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient or when sent to the recipient by telecopy (receipt confirmed), one business day after the date when sent to the recipient by reputable express courier service (charges prepaid) or three business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Parent Corporation and the Company at the addresses indicated below:

     If to the Parent Corporation:

        General Dynamics Corporation
        3190 Fairview Park Drive
        Falls Church, Virginia 22041-4523
        Attention: David A. Savner, Esq.
        Senior Vice President and
        General Counsel
        Facsimile No: (703) 876-3125

     With a copy (which will not constitute notice) to:

        Jenner & Block
        601 13th Street, N.W.
        Washington, D.C. 20005
        Attention: Craig A. Roeder, Esq.
        Facsimile No: (202) 639-6066

     If to the Company:

        Gulfstream Aerospace Corporation
        500 Gulfstream Road
        Savannah, Georgia 31402
        Attention: Ira Berman, Esq.
        Senior Vice President and General Counsel
        Facsimile No: (912) 965-4764

     With a copy (which will not constitute notice) to:

        Fried, Frank, Harris, Shriver & Jacobson
        One New York Plaza
        New York, New York 10004
        Attention: Stephen Fraidin, P.C.
        Aviva Diamant, Esq.
        Facsimile No: (212) 859-4000

     or to such other address or to the attention of such other party as the recipient party has specified by prior written notice to the sending party.

     Section 9.10 No Third Party Beneficiaries. This Agreement will not confer any rights or remedies upon any person or entity other than the Parent Corporation, the Acquisition Corporation and the Company and their respective successors and permitted assigns, except that the respective beneficiaries of the provisions of Sections 1.9, 6.9, 6.18, 6.20 and 6.22 will, for all purposes, be third party beneficiaries of the covenants and agreements contained therein and, accordingly, will be treated as a party to this Agreement for purposes of the rights and remedies relating to enforcement of such covenants and agreements and will be entitled to enforce any such rights and exercise any such remedies directly against the Parent Corporation and the Surviving Corporation.

     Section 9.11 Entire Agreement. This Agreement (including the Confidentiality Agreement and the other documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

     Section 9.12 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word "including" in this Agreement means "including without limitation" and is intended by the parties to be by way of example rather than limitation.

     Section 9.13 Submission to Jurisdiction. Each of the parties to this Agreement submits to the jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties to this Agreement waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

     Section 9.14 GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE SCHEDULES HERETO WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first written above.

GENERAL DYNAMICS CORPORATION,

By: /s/ NICHOLAS D. CHABRAJA
    -------------------------------------------------------
    Nicholas D. Chabraja
    Chairman and Chief Executive Officer

TARA ACQUISITION CORPORATION

By: /s/ DAVID A. SAVNER
    -------------------------------------------------------
    David A. Savner
    President

GULFSTREAM AEROSPACE
CORPORATION

By: /s/ THEODORE J. FORSTMANN
    -------------------------------------------------------
    Theodore J. Forstmann
    Chairman and Chief Executive Officer

                              [END SIGNATURE PAGE]

                                                                     EXHIBIT A-1

                        FORM OF COMPANY AFFILIATE LETTER

General Dynamics Corporation
3190 Fairview Park Drive
Falls Church, Virginia 22042-4523

Ladies and Gentlemen:

     General Dynamics Corporation, a Delaware corporation, Tara Acquisition Corporation, a Delaware corporation, and Gulfstream Aerospace Corporation, a Delaware corporation, are parties to an Agreement and Plan of Merger dated as of May 16, 1999 (the "Merger Agreement"). All capitalized terms used but not defined in this letter will have the respective meanings give such terms in the Merger Agreement.

     The undersigned, a record holder and beneficial owner of shares of Company Common Stock, is entitled to receive shares of Parent Common Stock in connection with the Merger. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act or Accounting Series Releases 130 and 135, as amended, of the SEC (the "Releases"). Nothing contained in this letter, however, is intended or should be construed as an admission that the undersigned is an affiliate of the Company or as a waiver of any rights that the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

     If in fact the undersigned were an affiliate of the Company under the Securities Act, the undersigned's ability to sell, assign or transfer the Parent Common Stock received by the undersigned pursuant to the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned (i) understands that such exemptions are limited and that, except as provided for in the Merger Agreement and the registration agreement referred to in the Merger Agreement, the Parent Corporation is not under any obligation to effect any such registration and (ii) has obtained advice of counsel to the extent the undersigned has felt necessary as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act.

     The undersigned agrees with the Parent Corporation that the undersigned will not sell, assign or transfer any shares of Parent Common Stock received by the undersigned in exchange for shares of Company Common Stock pursuant to the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with Rule 145 promulgated under the Securities Act or (iii) in a transaction that, in the opinion of counsel reasonably satisfactory to Parent or as described in a "no-action" or interpretive letter from the staff of the SEC, is not required to be registered under the Securities Act.

     The undersigned further agrees with Parent Corporation that, until after such time as a report including results covering at least 30 days of combined operations of the Company and the Parent Corporation has been published by the Parent Corporation or the Merger Agreement has been terminated in accordance with its terms, the undersigned will not reduce its risk (within the meaning of the Releases) with respect to (i) any shares of Company Common Stock held by it or (ii) any shares of Parent Common Stock received by it in the Merger. The Parent Corporation will promptly notify the undersigned when such report has been published by the Parent Corporation.

     The Parent Corporation will prepare and publicly release, as soon as practicable and in any event within 10 business days following the end of the first accounting month ending at least 30 days after

                                      A-1-1
the Closing Date, a report filed with the SEC on Form 8-K or any other public filing, statement or announcement which includes the combined financial results (including combined sales and net income) of the Parent Corporation and the Company for a period of at least 30 days of combined operations of the Parent Corporation and the Company following the Closing Date.

     In the event of a sale or other disposition pursuant to Rule 145 of Parent Common Stock received by the undersigned in the Merger, the undersigned will supply the Parent Corporation with evidence of its compliance with Rule 145 by delivering to the Parent Corporation a letter in the form of Annex I hereto. The undersigned understands that the Parent Corporation may instruct its transfer agent to withhold the transfer of any Parent Common Stock disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent will effectuate the transfer of the Parent Common Stock sold as indicated in the letter.

     The undersigned acknowledges and agrees that the Parent Common Stock issued to the undersigned will all be in certificated form and that appropriate legends will be placed on certificates representing Parent Common Stock received by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to the Parent Corporation or a "no action" or interpretive letter from the staff of the SEC to the effect that such legends are no longer required for purposes of the Securities Act or upon the receipt of the letters referred to in the preceding paragraph.

     The Parent Corporation covenants that for so long and to the extent necessary to permit the undersigned to sell the shares of Parent Common Stock pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, the Parent Corporation will (i) use its best efforts to file, on a timely basis, all reports and data required to be filed by it with the SEC pursuant to Section 13 of the Securities Exchange Act and to furnish to the undersigned upon request a written statement as to whether the Parent Corporation has complied with such reporting requirements during the 12 months preceding any proposed sale of shares of Parent Common Stock by the undersigned under Rule 145 and (ii) otherwise take such action as may be reasonably available to permit the sale or other disposition of the Parent Common Stock by the undersigned under Rule 145 in accordance with the terms thereof.

     The undersigned acknowledges that the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock and that the receipt by the Parent Corporation of this letter is a material inducement and a condition to the Parent Corporation's obligation to consummate the Merger.

                                          Very truly yours,

Dated:

                                      A-1-2

                                    ANNEX I
                                 TO EXHIBIT A-1

General Dynamics Corporation
3190 Fairview Park Drive
Falls Church, Virginia 22042-4523

Ladies and Gentlemen:

     On           , the undersigned sold the shares of the Common Stock, par value $1.00 per share, of General Dynamics Corporation (the "Parent Corporation") described below (the "Shares"). The Shares were received by the undersigned in connection with the merger of Tara Acquisition Corporation, a subsidiary of the Parent Corporation, with and into Gulfstream Aerospace Corporation.

     Based upon the most recent report or statement filed by the Parent Corporation with the Securities and Exchange Commission, the Shares sold by the undersigned were within the prescribed limitations set forth in Rule 144(e) promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     The undersigned hereby represents that the Shares were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Shares, and that the undersigned has not made any payment in connection with the offer or sale of the Shares to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,

Dated:

                                      A-1-3

                                                                     EXHIBIT A-2

                  FORM OF PARENT CORPORATION AFFILIATE LETTER

Gulfstream Aerospace Corporation
500 Gulfstream Road
Savannah, Georgia 31402-2206

General Dynamics Corporation
3190 Fairview Park Drive
Falls Church, Virginia 22042-4523

Ladies and Gentlemen:

     General Dynamics Corporation, a Delaware corporation, Tara Acquisition Corporation, a Delaware corporation, and Gulfstream Aerospace Corporation, a Delaware corporation, are parties to an Agreement and Plan of Merger dated as of May 16, 1999 (the "Merger Agreement"). All capitalized terms used but not defined in this letter will have the respective meanings give such terms in the Merger Agreement.

     The undersigned is the record holder and beneficial owner of shares of Parent Common Stock. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Parent Corporation within the meaning of Accounting Series Releases 130 and 135, as amended, of the SEC (the "Releases"). Nothing contained in this letter, however, is intended or should be construed as an admission that the undersigned is an affiliate of the Parent Corporation or as a waiver of any rights that the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

     The undersigned agrees with Parent Corporation that, until after such time as a report including results covering at least 30 days of combined operations of the Company and the Parent Corporation has been published by the Parent Corporation or the Merger Agreement has been terminated in accordance with its terms, the undersigned will not reduce its risk (within the meaning of the Releases) with respect to any shares of Parent Common Stock held of record or owned beneficially by the undersigned. The Parent Corporation will promptly notify the undersigned when such report has been published by the Parent Corporation.

     The undersigned acknowledges that the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock and that the receipt by the Parent Corporation of this letter is a material inducement and a condition to the Company's obligation to consummate the Merger.

                                          Very truly yours,

Dated:

                                      A-2-1

                                                                     EXHIBIT B-1

                      FORM OF COMPANY TAX REPRESENTATIONS

                          [LETTERHEAD OF THE COMPANY]

                                   [ ], 1999

Jenner & Block
601 13th Street, N.W.
Washington, D.C. 20005

Fried, Frank, Harris, Shriver & Jacobson
One New York Plaza
New York, New York 10004

Ladies and Gentlemen:

     In connection with the legal opinions to be delivered pursuant to Sections 7.2(d) and 7.3(d)of the Agreement and Plan of Merger (the "Merger Agreement") dated as of May 16, 1999, by and among General Dynamics Corporation, a Delaware corporation (the "Parent Corporation"), Tara Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Parent Corporation (the "Acquisition Corporation"), and Gulfstream Aerospace Corporation, a Delaware corporation (the "Company"), and in connection with the filing with the Securities Exchange Commission (the "SEC") of the registration statement on Form S-4 (the "Registration Statement") relating to the Merger Agreement, which includes the joint proxy statement/prospectus of the Parent Corporation and the Company, the undersigned certifies and represents on behalf of the Parent Corporation and the Acquisition Corporation, after due inquiry and investigation, as follows (any capitalized term used but not defined herein having the meaning given to such term in the Merger Agreement):

     1. The facts relating to the contemplated merger (the "Merger") of the Acquisition Corporation with and into the Company as described in the Registration Statement and the documents described in the Registration Statement, as amended through the date hereof, are, insofar as such facts pertain to the Company, true, correct and complete in all material respects. The Merger will be consummated in accordance with the Merger Agreement.

     2. The formula set forth in the Merger Agreement pursuant to which each issued and outstanding share of common stock of the Company, par value $.01 per share ("Company Common Stock") will be converted into the right to receive Common Stock, par value $1.00 per share, of the Parent Corporation ("Parent Common Stock") is the result of arm's length bargaining and such formula was designed to result in the fair market value of the Parent Common Stock received by the stockholders of the Company approximately equaling the aggregate fair market value of the Company Common Stock surrendered in the exchange.

     3. Cash payments, if any, to be made to stockholders of the Company in lieu of fractional shares of Parent Common Stock that would otherwise be issued to such stockholders in the Merger represent a mere mechanical rounding off and will be made solely for the purpose of saving the Parent Corporation the expense and inconvenience of issuing and transferring fractional shares of Parent Common Stock, and do not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to stockholders of the Company in lieu of fractional shares of Parent Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to stockholders of the Company in exchange for their shares of Company Common Stock. The fractional share interests of each stockholder of the Company will be

                                      B-1-1
aggregated, and no stockholder of the Company, with the possible exception of stockholders whose holdings are in separate accounts or with different brokers, will receive cash in lieu of fractional shares in an amount greater than one full share of Parent Common Stock.

     4. Neither the Company nor any corporation related to the Company has acquired or redeemed or has any present plan or intention to acquire or redeem any Company Common Stock in contemplation of the Merger, after the Merger, or otherwise as part of a plan of which the Merger is a part. To the best knowledge of the management of the Company, neither the Parent Corporation nor any corporation that is related to the Parent Corporation has a present plan or intention to purchase Company Common Stock or any Parent Common Stock. For purposes of this representation letter, two corporations will be treated as related to one another if immediately prior to or immediately after the Merger
(a) the corporations are members of the same affiliated group (within the meaning of Section 1504 of the Internal revenue Code of 1986, as amended (the "Code"), but determined without regard to Section 1504(b) of the Code) or (b) one corporation owns 50 percent or more of the total combined voting power of all classes of stock of the other corporation that are entitled to vote or 50 percent or more of the total value of shares of all classes of stock of the other corporation (applying the attribution rules of Section 318 of the Code, as modified pursuant to Section 304(c)(3)(B) of the Code).

     5. The Company has not made, and does not have any present plan or intention to make, any distributions (other than regular, normal dividends made in the ordinary course of business) prior to, in contemplation of or otherwise in connection with, the Merger.

     6. The Parent Corporation, the Acquisition Corporation, the Company and holders of Company Common Stock will each pay their respective expenses, if any, incurred in connection with the Merger.

     7. Immediately following the Merger, the Company will hold (a) at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets that were held by the Company immediately prior to the Merger and (b) at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets that were held by the Acquisition Corporation immediately prior to the Merger. For purposes of this representation, amounts paid to stockholders who receive cash or other property (including cash in lieu of fractional shares of Parent Common Stock) in connection with the Merger, assets of the Company used to pay its reorganization expenses and all redemptions and distributions made by the Company (other than regular, normal dividends made in the ordinary course of business) immediately preceding, or in contemplation of, the Merger will be included as assets held by the Company immediately prior to the Merger.

     8. At the Effective Time, the Company will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire Company Common Stock that, if exercised or converted, would affect Parent Corporation's acquisition or retention of control of the Company as defined in Section 368(c) of the Code.

     9. In connection with the Merger, Company Common Stock will be converted solely into Parent Common Stock (except for cash paid in lieu of fractional shares of Parent Common Stock).

     10. The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     11. The Company will not take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise

                                      B-1-2
required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local tax law (and then only to the extent required by such applicable state or local tax law).

     12. None of the compensation received by any stockholder-employee of the Company in respect of periods at or prior to the Effective Time represents separate consideration for, or is allocable to, any of its Company Common Stock. None of the Parent Common Stock that will be received by stockholder-employees in the Merger represents separately bargained for consideration or is allocable to any employment agreement or arrangement. The compensation paid to any stockholder-employees will be commensurate with amounts paid to third parties.

     13. There is no intercorporate indebtedness existing between the Parent Corporation (or any of its subsidiaries, including the Acquisition Corporation) and the Company (or any of its subsidiaries) that was issued or acquired, or will be settled, at a discount.

     14. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     15. It is the Company's present intention to pay all transfer taxes attributable to the Merger out of the Company's own funds (and not out of funds provided, directly or indirectly, by the Parent Corporation).

     16. The Merger Agreement, the Registration Statement and the other documents described in the Registration Statement, all as amended through the date hereof, represent the entire understanding of the Company with respect to the Merger.

     17. No assets of the Company have been sold, transferred or otherwise disposed of which would prevent the Parent Corporation from continuing the "historic business" of the Company or from using a significant portion of the "historic business assets" of the Company in a business following the Merger (as such terms are defined in Treasury Regulations Section 1.368-1(d)).

     18. Neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code and subject to 355(e) of the Code (a) in the two years prior to the date of the Merger Agreement or (b) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

     19. As of the time of the Merger, the fair market value of the assets of the Company will equal or exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject.

     20. The undersigned is authorized to make all the representations set forth herein.

     The undersigned acknowledges that (a) the opinions to be delivered pursuant to Sections 7.2(d) and 7.3(d) of the Merger Agreement will be based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto and (b) such opinions will be subject to certain limitations and qualifications including that it may not be relied upon if any such representations or warranties are not accurate or if any such covenants or obligations are not satisfied in all material respects.

                                      B-1-3

     The undersigned acknowledges that such opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

                                          Very truly yours,

                                          GULFSTREAM AEROSPACE CORPORATION

                                          By:
                                          --------------------------------------
                                              [Name and Title]

                                      B-1-4

                                                                     EXHIBIT B-2

                 FORM OF PARENT CORPORATION TAX REPRESENTATIONS
                     [LETTERHEAD OF THE PARENT CORPORATION]
                                   [  ], 1999

Jenner & Block
601 13th Street, N.W.
Washington, D.C. 20005

Fried, Frank, Harris, Shriver & Jacobson
One New York Plaza
New York, New York 10004

Ladies and Gentlemen:

     In connection with the legal opinions to be delivered pursuant to Sections 7.2(d) and 7.3(d) of the Agreement and Plan of Merger (the "Merger Agreement") dated as of May 16, 1999, by and among General Dynamics Corporation, a Delaware corporation (the "Parent Corporation"), Tara Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Parent Corporation (the "Acquisition Corporation"), and Gulfstream Aerospace Corporation, a Delaware corporation (the "Company"), and in connection with the filing with the Securities Exchange Commission (the "SEC") of the registration statement on Form S-4 (the "Registration Statement") relating to the Merger Agreement, which includes the joint proxy statement/prospectus of the Parent Corporation and the Company, the undersigned certifies and represents on behalf of the Parent Corporation and the Acquisition Corporation, after due inquiry and investigation, as follows (any capitalized term used but not defined herein having the meaning given to such term in the Merger Agreement):

     1. The facts relating to the contemplated merger (the "Merger") of the Acquisition Corporation with and into the Company as described in the Registration Statement and the documents described in the Registration Statement, as amended through the date hereof, are, insofar as such facts pertain to the Parent Corporation and the Acquisition Corporation, true, correct and complete in all material respects. The Merger will be consummated in accordance with the Merger Agreement.

     2. The formula set forth in the Merger Agreement pursuant to which each issued and outstanding share of common stock of the Company, par value $.01 per share ("Company Common Stock") will be converted into the right to receive Common Stock, par value $1.00 per share, of the Parent Corporation ("Parent Common Stock") is the result of arm's length bargaining and such formula was designed to result in the fair market value of the Parent Common Stock received by the stockholders of the Company approximately equaling the aggregate fair market value of the Company Common Stock surrendered in the exchange.

     3. Cash payments, if any, to be made to stockholders of the Company in lieu of fractional shares of Parent Common Stock that would otherwise be issued to such stockholders in the Merger represent a mere mechanical rounding off and will be made solely for the purpose of saving the Parent Corporation the expense and inconvenience of issuing and transferring fractional shares of Parent Common Stock, and do not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to stockholders of the Company in lieu of fractional shares of Parent Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to stockholders of the Company in exchange for their shares of Company Common Stock. The fractional share interests of each stockholder of the Company will be aggregated, and no stockholder of the Company, with the possible exception of stockholders whose

                                      B-2-1
holdings are in separate accounts or with different brokers, will receive cash in lieu of fractional shares in an amount greater than one full share of Parent Common Stock.

     4. The Parent Corporation has no present plan or intention, following the Merger, to reacquire, or to cause any corporation that is related to the Parent Corporation to acquire, any Parent Common Stock. To the best knowledge of the management of the Parent Corporation, no corporation that is related to the Parent Corporation has a present plan or intention to purchase any Parent Common Stock. For purposes of this representation letter, two corporations will be treated as related to one another if immediately prior to or immediately after the Merger (a) the corporations are members of the same affiliated group (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), but determined without regard to Section 1504(b) of the Code) or
(b) one corporation owns 50 percent or more of the total combined voting power of all classes of stock of the other corporation that are entitled to vote or 50 percent or more of the total value of shares of all classes of stock of the other corporation (applying the attribution rules of Section 318 of the Code, as modified pursuant to Section 304(c)(3)(B) of the Code).

     5. The Parent Corporation has no present plan or intention to make any distributions after the Merger to holders of Parent Common Stock (other than regular, normal dividends made in the ordinary course of business).

     6. The Parent Corporation has no present plan or intention to cause distributions with respect to the Company Common Stock (other than regular, normal dividends made in the ordinary course of business.)

     7. Neither the Parent Corporation nor the Acquisition Corporation (nor any other subsidiary of the Parent Corporation) has acquired, or, except as a result of the Merger, will acquire, or has owned in the past five years, any Company Common Stock.

     8. Prior to the Merger, the Parent Corporation will own all the capital stock of the Acquisition Corporation and will be in control of Acquisition Corporation within the meaning of Section 368(c) of the Code. The Parent Corporation has no present plan or intention to cause the Company to issue additional shares of its stock that would result in the Parent Corporation owning less than all the capital stock of the Company after the Merger.

     9. The Parent Corporation has no present plan or intention, following the Merger, to liquidate the Company, to merge the Company with and into another corporation, to sell or otherwise dispose of any of the stock of the Company, to cause the Company to distribute to the Parent Corporation or any of its subsidiaries any assets of the Company or the proceeds of any borrowings incurred by the Company, or to cause the Company to sell or otherwise dispose of any of the assets held by the Company at the time of the Merger, except for dispositions of such assets in the ordinary course of business and transfers described in Section 368(a)(2)(C) of the Code or Treasury Regulations Section 1.368-1(d).

     10. Immediately following the Merger, the Company will hold (a) at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets that were held by the Company immediately prior to the Merger and (b) at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets that were held by the Acquisition Corporation immediately prior to the Merger. For purposes of this representation, amounts paid to stockholders who receive cash or other property (including cash in lieu of fractional shares of Parent Common Stock) in connection with the Merger, assets of the Company used to pay its reorganization expenses and all redemptions and distributions made by the Company (other than regular, normal dividends made in the ordinary course of business) immediately preceding, or in contemplation of, the Merger will be included as assets held by the Company immediately prior to the Merger.

                                      B-2-2

     11. The Parent Corporation, the Acquisition Corporation, the Company and holders of Company Common Stock will each pay their respective expenses, if any, incurred in connection with the Merger.

     12. Following the Merger, the Parent Corporation will cause the Company to continue its "historic business" or to use a significant portion of its "historic business assets" in a business (as such terms are defined in Treasury Regulations Section 1.368-1(d)).

     13. Neither the Parent Corporation nor the Acquisition Corporation is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     14. Neither the Parent Corporation nor the Acquisition Corporation will take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local tax law (and then only to the extent required by such applicable state or local tax law).

     15. None of the compensation received by any stockholder-employee of the Company in respect of periods after the Effective Time represents separate consideration for, or is allocable to, any of their Company Common Stock. None of the Parent Common Stock that will be received by any stockholder-employee in the Merger represents separately bargained for consideration or is allocable to any employment agreement or arrangement. The compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties.

     16. There is no intercorporate indebtedness existing between The Parent Corporation (or any of its subsidiaries, including the Acquisition Corporation) and the Company (or any of its subsidiaries) that was issued or acquired, or will be settled, at a discount.

     17. Neither the Parent Corporation nor the Acquisition Corporation is under the jurisdiction of a court in a Title 11 or similar case within the meaning of
Section 368(a)(3)(A) of the Code.

     18. Neither the Parent Corporation nor the Acquisition Corporation (nor any other subsidiary of the Parent Corporation) has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code and subject to Section 355(e) of the Code (a) in the two years prior to the date of the Merger Agreement or
(b) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

     19. In connection with the Merger, Company Common Stock will be converted solely into Parent Common Stock (except for cash paid in lieu of fractional shares of Parent Common Stock). For purposes of this representation, Company Common Stock redeemed for cash or other property furnished directly or indirectly by the Parent Corporation will be considered as acquired by the Parent Corporation for other than Parent Common Stock. Further, no liabilities of the Company or any holders of Company Common Stock will be assumed by the Parent Corporation, nor will any of the Company Common Stock acquired by the Parent Corporation in connection with the Merger be subject to any liabilities.

     20. The Merger Agreement, the Registration Statement and the other documents described in the Registration Statement all as amended through the date hereof represent the entire understanding of the Parent Corporation and the Acquisition Corporation with respect to the Merger.

     21. The Acquisition Corporation is a corporation newly formed for the purpose of participating in the Merger and at no time prior to the Merger has had assets or liabilities (other than nominal assets contributed upon the formation of the Acquisition Corporation, which assets are not subject to
                                      B-2-3
any liabilities and will be held by Company as the surviving corporation following the Merger) or business operations.

     22. The Merger is being undertaken for purposes of enhancing the business of the Parent Corporation and for other good and valid business purposes of the Parent Corporation.

     23. The undersigned is authorized to make all the representations set forth herein on behalf of the Parent Corporation and the Acquisition Corporation.

     The undersigned acknowledges that (a) the opinions to be delivered pursuant to Sections 7.2(d) and 7.3(d) of the Merger Agreement will be based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto and (b) such opinions will be subject to certain limitations and qualifications including that it may not be relied upon if any such representations or warranties are not accurate or if any such covenants or obligations are not satisfied in all material respects.

     The undersigned acknowledges that such opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

                                          Very truly yours,

                                          GENERAL DYNAMICS CORPORATION

                                          By:

                                          --------------------------------------
                                              [Name and Title]

                                      B-2-4

                                                                      APPENDIX B

                                VOTING AGREEMENT

     VOTING AGREEMENT dated as of May 16, 1999 between General Dynamics Corporation, a Delaware corporation (the "Parent Corporation"), Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-IV, L.P. a New York limited partnership ("MBO IV"), Gulfstream Partners, L.P., a New York limited partnership ("Gulfstream Partners"), Gulfstream Partners II, L.P., a New York limited partnership ("Gulfstream Partners II"), Nicholas C. Forstmann ("N. Forstmann") and Theodore J. Forstmann ("T. Forstmann"). MBO IV, Gulfstream Partners, Gulfstream Partners II, N. Forstmann and T. Forstmann are referred to in this Agreement individually as a "Stockholder" and collectively as the "Stockholders."

     Each of the Stockholders is the record holder and beneficial owner of the number of shares of the Common Stock, par value $.01 per share (the "Company Common Stock"), of Gulfstream Aerospace Corporation, a Delaware corporation (the "Company"), indicated on Schedule 1 to this Agreement.

     The Parent Corporation, Tara Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Parent Corporation, and the Company are parties to an Agreement and Plan of Merger dated as of the date of this Agreement (as in effect as of the date hereof, the "Merger Agreement").

     As a condition to its willingness to enter into the Merger Agreement, the Parent Corporation has required that the Stockholders enter into this Agreement for the purpose of evidencing certain agreements among the parties relating to the voting and transfer of the Company Common Stock held by the Stockholders.

     Except as otherwise provided herein, all capitalized terms used in this Agreement will have the respective meanings provided in the Merger Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Agreements Regarding Voting. Each of the Stockholders hereby agrees to vote all of the shares of Common Stock held of record or owned beneficially by such Stockholder on the date of this Agreement or hereafter acquired by such Stockholder in favor of the adoption of the Merger Agreement and the approval of the Merger. Each of the Stockholders acknowledges and agrees that its or his obligations under this Section 1 are unconditional and will remain in full force and effect for the period provided in this Agreement notwithstanding that the Company may have received an Acquisition Proposal or that the Board of Directors of the Company may have withdrawn or amended in a manner adverse to the Parent Corporation its recommendation and approval of the Merger. Concurrently with the execution of this Agreement, each of the Stockholders has executed and delivered to the Parent Corporation an irrevocable proxy in the form of Exhibit A to this Agreement appointing the officers of the Parent Corporation named therein as proxy for such Stockholder to vote the shares of Company Common Stock held by such Stockholder in accordance with the provisions of this Agreement.

     2. Conflicting Agreements. Each of the Stockholders agrees that such Stockholder will not grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement or which grants to any other person or entity the right, directly or indirectly, to vote or control the disposition of any of the shares of Company Common Stock held by such Stockholder.

     3. Representations and Warranties. The Stockholders hereby represent and warrant to the Parent Corporation as follows:

          (a) Each of MBO IV, Gulfstream and Gulfstream II is a limited partnership duly organized, validly existing and in good standing under the laws of the State of New York. Each of MBO IV, Gulfstream and Gulfstream II has full partnership power and authority and has taken all requisite action to enable it to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.

          (b) Each of N. Forstmann and T. Forstmann has full power and authority and has taken all requisite action to enable him to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his obligations hereunder.

          (c) This Agreement constitutes the valid and legally binding obligation of each of the Stockholders, enforceable against each of the Stockholders in accordance with its terms and conditions.

          (d) Neither the execution and delivery of this Agreement by the Stockholders, nor the performance by the Stockholders of their obligations hereunder, will constitute a violation of, be in conflict with, constitute or create (with or without notice or lapse of time or both) a default under, give rise to any right of termination, cancellation, amendment or acceleration with respect to, or result in the creation or imposition of any lien, encumbrance, security interest or other claim upon any property of any Stockholder (including the Company Common Stock owned by any Stockholder) pursuant to (i) the partnership agreement of any of the Stockholders that is a partnership, (ii) any constitutional provision, law, rule, regulation, permit, order, writ, injunction, judgment or decree to which any of the Stockholders is subject or (iii) any agreement or commitment to which any of the Stockholders is a party or by which any of the Stockholders or any of their respective properties (including the Company Common Stock owned by any Stockholder) is bound or subject.

          (e) Each of the Stockholders is the record holder and full beneficial owner of all of the shares of Company Common Stock indicated as being owned by such Stockholder on Schedule 1 to this Agreement, no person or entity other than such Stockholder has any right, whether not shared, to vote or dispose of, or to control or direct the voting or disposition of, any of such shares, and all such shares are owned by such Stockholder, free and clear of any lien, encumbrance, security interest or other claim.

          (f) Except for this Agreement, none of the Stockholders is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.

     4. Termination. The restrictions set forth in this Agreement will terminate and will be of no further force or effect upon the first to occur of
(a) the Effective Time of the Merger or (b) the date of the effectiveness of the termination of the Merger Agreement in accordance with the provisions of Section
8.1 thereof.

     5. Miscellaneous.

          (a) Any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies that such party may have been granted at any time under any other agreement or contract and all of the rights that such party may have under any law. Any such party will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

          (b) No party hereto may assign or delegate any of such party's rights or obligations under or in connection with this Agreement without the written consent of the other party hereto. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto or thereto will be binding upon and enforceable against the respective successors and assigns of such party and will be enforceable by and will inure to the benefit of the respective successors and permitted assigns of such party.

          (c) This Agreement may be amended by the execution and delivery of a written instrument by or on behalf of the Parent Corporation and each of the Stockholders. No agreement amending or waiving any provision of this Agreement will be valid or binding unless it is in writing and is executed and delivered by or on behalf of the party against which it is sought to be enforced.

          (d) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

          (e) This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

          (f) The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          (g) All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient or when sent to the recipient by telecopy (receipt confirmed), one business day after the date when sent to the recipient by reputable express courier service (charges prepaid) or three business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Parent Corporation and the Stockholders at the addresses indicated below:

     If to the Parent Corporation:

          General Dynamics Corporation
        3190 Fairview Park Drive
        Falls Church, Virginia 22041-4523
        Attention: David A. Savner, Esq.
        Senior Vice President and General Counsel
        Facsimile No: (703) 876-3125

     With a copy (which will not constitute notice) to:

          Jenner & Block
        601 13th Street, N.W.
        Washington, D.C. 20005
        Attention: Craig A. Roeder, Esq.
        Facsimile No: (202) 639-6066

     If to a Stockholder:

        To the address indicated on Schedule 1
        to this Agreement

     With a copy (which will not constitute notice) to:

        Fried, Frank, Harris, Shriver & Jacobson
        One New York Plaza
        New York, New York 10004
        Attention: Stephen Fraidin, P.C.
        Aviva Diamant, Esq.
        Facsimile No: (212) 859-4000

          or to such other address or to the attention of such other party as the recipient party has specified by prior written notice to the sending party.

          (h) This Agreement (including the Merger Agreement and the other documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

          (i) The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word "including" in this Agreement means "including without limitation" and is intended by the parties to be by way of example rather than limitation. For purposes of this Agreement, the term "Company Common Stock" includes any equity securities issued or issuable directly or indirectly with respect to the outstanding shares of Company Common Stock by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization and any other shares of any class or series of capital stock of the Company held by a Stockholder.

          (i) Each of the parties to this Agreement submits to the jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties to this Agreement waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

          (j) ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first written above.

GENERAL DYNAMICS CORPORATION

By: /s/ DAVID A. SAVNER
    -------------------------------------------------------
    David A. Savner
    Senior Vice President and General Counsel

FORSTMANN LITTLE & CO.
SUBORDINATED DEBT AND
EQUITY MANAGEMENT
BUYOUT PARTNERSHIP -- IV, L.P.

By: FLC XXIX PARTNERSHIP, L.P.
    Its General Partner
    /s/ THEODORE J. FORSTMANN
    -------------------------------------------------------
    Theodore J. Forstmann
    General Partner

GULFSTREAM PARTNERS, L.P.

By: FLC XXI PARTNERSHIP
    Its General Partner
    /s/ NICHOLAS C. FORSTMANN
    -------------------------------------------------------
    Nicholas C. Forstmann
    General Partner

GULFSTREAM PARTNERS II, L.P.

By: FLC XXIV PARTNERSHIP
    Its General Partner
    /s/ THEODORE J. FORSTMANN
    -------------------------------------------------------
    Theodore J. Forstmann
    General Partner

    /s/ NICHOLAS C. FORSTMANN

    -------------------------------------------------------
    Nicholas C. Forstmann
    /s/ THEODORE J. FORSTMANN

    -------------------------------------------------------
    Theodore J. Forstmann

                                   SCHEDULE I

                        STOCKHOLDER                           SHARES OF COMPANY COMMON STOCK
                        -----------                           ------------------------------
Forstmann Little & Co. Subordinated                                     10,265,915
Debt and Equity Management Buyout
Partnership IV, L.P.
c/o Forstmann Little & Co.
767 Fifth Avenue
New York, New York 10153
Attention: Theodore J. Forstmann
Facsimile No: 212/759-9059
Gulfstream Partners, L.P                                                 2,674,325
c/o Forstmann Little & Co.
767 Fifth Avenue
New York, New York 10153
Attention: Theodore J. Forstmann
Facsimile No: 212/759-9059
Gulfstream Partners II, L.P.                                             3,614,135
c/o Forstmann Little & Co.
767 Fifth Avenue
New York, New York 10153
Attention: Theodore J. Forstmann
Facsimile No: 212/759-9059

                                                                       EXHIBIT A

                               IRREVOCABLE PROXY

     The undersigned, as the record holder and beneficial owner of the below indicated shares of the Common Stock, par value $.01 per share (the "Company Common Stock"), of Gulfstream Aerospace Corporation, a Delaware corporation (the "Company"), hereby revokes all previous proxies and appoints Michael J. Mancuso and David A. Savner, and each of such persons acting alone, as the true and lawful proxy and attorney-in-fact for the undersigned to vote all shares of the Company Common Stock held by the undersigned in favor of the adoption of the Agreement and Plan of Merger dated as of May 16, 1999 among General Dynamics Corporation, a Delaware corporation (the "Parent Corporation"), Tara Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Parent Corporation, and the Company (as in effect as of the date hereof, the "Merger Agreement") and the merger contemplated thereby (the "Merger") at any and all meetings of the stockholders of the Company called to consider the Merger Agreement and/or the Merger, and at any adjournments thereof, held on or after the date of the giving of this proxy and prior to the date of the effectiveness of the termination of the Merger Agreement in accordance with the provisions of
Section 8.1 thereof, and to execute on behalf of the undersigned any and all written consents of stockholders of the Company to be executed on or after the date of the giving of this proxy and prior to the date of the effectiveness of the termination of the Merger Agreement in accordance with the terms of Section
8.1 thereof, with the same effect as if the undersigned had personally voted such shares or had personally signed such written consent.

     The undersigned authorizes and directs the proxy holder to file this proxy with the Secretary of the Company and authorizes the proxy holder to substitute another person as proxy holder and to file the substitution instrument with the Secretary of the Company.

     This proxy is given pursuant to a Voting Agreement dated as of this date among the undersigned, the Parent Corporation and certain other stockholders of the Company (as in effect as of the date hereof, the "Voting Agreement") and is being delivered as an inducement for the Parent Corporation to enter into the Merger Agreement. This proxy is therefore coupled with an interest and may not be revoked without the written consent of the Parent Corporation unless and until the Voting Agreement is terminated in accordance with the provisions of
Section 5 thereof.

Date: May 16, 1999

Number of Shares of
Company Common Stock:
                     ---------------

                                          --------------------------------------
                                          Signature

                                                                      APPENDIX C

                             REGISTRATION AGREEMENT

     REGISTRATION AGREEMENT dated as of [       ], 1999 between General Dynamics
Corporation, a Delaware corporation (the "Parent Corporation"), and each of the persons whose names are set forth on the signature page of this Agreement (referred to in this Agreement individually as a "Stockholder" and collectively as the "Stockholders")

     The Parent Corporation, Tara Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Parent Corporation, and Gulfstream Aerospace Corporation, a Delaware corporation (the "Company"), are parties to an Agreement and Plan of Merger dated as of May 16, 1999 (as in effect as of the date hereof, the "Merger Agreement"). Pursuant to the Merger Agreement, each of the Stockholders will be issued shares of the Common Stock, par value $1.00 per share (the "Parent Common Stock"), of the Parent Corporation.

     The Parent Corporation and the Stockholders have entered into this Agreement for the purpose of evidencing certain agreements among the parties relating to the grant of registration rights by the Parent Corporation to the Stockholders.

     NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     SECTION 1. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

     "Majority Holders" means the holders of a majority of the Registrable Securities included in the relevant registration statement at the time the particular action is taken.

     "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     "Registrable Securities" means (a) any Parent Common Stock issued to the Stockholders pursuant to the Merger Agreement and (b) any securities issued or issuable with respect to the securities referred to in clause (a) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have been distributed to the public pursuant to a offering registered under the Securities Act or sold to the public in compliance with Rule 144 under the Securities Act (or any similar rule then in force).

     "Registration Expenses" means all expenses incident to the registration and disposition of the Registrable Securities pursuant to this Agreement, including all registration, filing and applicable national securities exchange fees, all fees and expenses of complying with state securities or blue sky laws (including fees and disbursements of counsel to the underwriters or the Stockholders in connection with "blue sky" qualification of the Registrable Securities and determination of their eligibility for investment under the laws of the various jurisdictions), all word processing, duplicating and printing expenses, all messenger and delivery expenses, the fees and disbursements of counsel for the Parent Corporation and of counsel for any other Person reasonably requested by the Majority Holders, the fees and expenses of the Parent Corporation's independent public accountants and any other independent public accountants whose opinions are included in the registration statement, including the expenses of "cold comfort" letters or any special audits required by, or incident to, such registration, all fees and disbursements of underwriters (other than underwriting discounts and commissions), all transfer taxes, and the reasonable fees and expenses of counsel and accountants to the Stockholders; provided that Registration Expenses will exclude, and the Stockholders will pay, all underwriting discounts and commissions in respect of the Registrable Securities being registered by such Stockholders. In connection with any registration pursuant to this Agreement, the Parent Corporation will not be obligated to pay the fees and expenses for more than one counsel, other than local and special counsel, or for more than one firm of accountants representing the Stockholders.

     "Securities Act" means the Securities Act of 1933, as amended from time to time.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

     "Shelf Registration Statement" means any registration statement that provides for the offering of Registrable Securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (or any similar or successor rule then in force).

     Except as otherwise provided herein, all capitalized terms used in this Agreement will have the respective meanings provided in the Merger Agreement.

     SECTION 2. Initial Registration.

     2.1 Filing of Initial Registration Statement. No later than June 16, 1999, the Parent Corporation filed [a registration statement] [a Shelf Registration Statement](1) on Form S-3 (the "Initial Registration Statement") with the Securities and Exchange Commission relating to the proposed underwritten secondary public offering by the Stockholders of Registrable Securities (the "Initial Offering"). In accordance with the provisions of Section 6 of this Agreement, the Parent Corporation will use its best efforts to cause the Initial Registration Statement to become effective as of the date of the public release of the combined financial results of the Parent Corporation and the Company contemplated pursuant to Section 6.20 of the Merger Agreement (the "Earnings Release"). The Parent Corporation will use its best efforts to maintain the effectiveness of the Initial Registration Statement for a period of time, not to exceed 120 days after the date of the Earnings Release or such longer period as the Parent Corporation and the Majority Holders may agree (the "Initial Registration Period"), in order to permit the completion of the Initial Offering in the manner contemplated by the Initial Registration Statement.

     2.2 Postponement of Effectiveness. At any time and from time to time prior to the effectiveness of the Initial Registration Statement, the Majority Holders may, by delivery of written notice to the Parent Corporation, request that the Parent Corporation delay the effectiveness of the Initial Registration Statement or withdraw the Initial Registration Statement. Thereafter, at any time prior to the expiration of the Initial Registration Period, the Majority Holders may, by delivery of written notice to the Parent Corporation, request that the Parent Corporation use its best efforts to cause the Initial Registration Statement to become effective as soon as practicable after the date of such notice. Any Registrable Securities not included in the Initial Registration Statement when filed will be included in the Initial Registration Statement upon the request of the holder thereof, such request to be made not later than five days prior to the effective date of the Initial Registration Statement.

     2.3 Registration Expenses. The Parent Corporation will pay all Registration Expenses incurred in connection with the Initial Registration Statement and the Initial Offering.

     2.4 Prohibited Activities. Until the expiration of the Initial Registration Period, the Parent Corporation will not effect any public sale or distribution of its equity securities or any securities convertible into or exchangeable or exercisable for such securities, or make any filing with the

---------------

    (1) Such alternative to be determined by the Majority Holders. If the Initial Registration Statement is not a Shelf Registration Statement, the Parent Corporation may file up to two additional registration statements during the Initial Registration Period.

Securities and Exchange Commission with respect to such sale or distribution (including on Form S-4 or any similar or successor form), except pursuant to registrations on Form S-8 or any similar or successor form. The Parent Corporation has not entered into, and until the end of the Initial Registration Period will not enter into, any agreement or transaction (a) which would allow any Person to request registration of its equity securities or any securities convertible into or exchangeable or exercisable for such securities prior to the expiration of the Initial Registration Period or (b) the effect of which would be to adversely affect the ability of the Initial Registration Statement to be declared effective on the date of the Earnings Release and through the expiration of the Initial Registration Period.

     SECTION 3. Subsequent Demand Registrations.

     3.1 Requests for Demand Registrations. At any time after the expiration of the Initial Registration Period, the holders of at least 40 percent of the Registrable Securities will have the right to require the Parent Corporation to effect, and the Parent Corporation will be required to use its best efforts to effect, two, or if the Initial Registration Statement has not become effective, three, registrations under the Securities Act (the "Demand Registrations") of all or part of their Registrable Securities. Each Demand Registration will be on Form S-2 or S-3 or any similar or successor short-form registration, if available, or if such forms are not available to effect a Demand Registration, such other form of the Securities and Exchange Commission as is available. If requested by the Majority Holders, and the Parent Corporation is then eligible to use such a registration, the Demand Registration will be made on a Shelf Registration Statement. Each request for a Demand Registration will specify the approximate number of Registrable Securities requested to be registered and the anticipated per share price range for such offering. Within five business days after receipt of any such request, the Parent Corporation will give written notice of such requested registration to all other holders of Registrable Securities and will include in such registration all Registrable Securities with respect to which the Parent Corporation has received written requests for inclusion therein no later than five days prior to the effective date of the registration statement.

     3.2 Priority on Demand Registrations; Right to Withdraw. The Parent Corporation will not include in any Demand Registration any securities which are not Registrable Securities without the prior written consent of the Majority Holders. If a Demand Registration is an underwritten offering and the managing underwriters advise the Parent Corporation that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the Majority Holders, the Parent Corporation will include in such registration prior to the inclusion of any securities which are not Registrable Securities the number of Registrable Securities requested to be included which in the opinion of such underwriters can be sold in an orderly manner within the acceptable price range of such offering, pro rata among the respective holders thereof on the basis of the amount of Registrable Securities owned by each such holder. If, as a result of the proration provisions set forth in the previous sentence, any holder of Registrable Securities is not entitled to include all Registrable Securities previously requested to be included in such registration, such holder may elect to withdraw such holder's request to include Registrable Securities in such registration or may reduce the number requested to be included; provided that such request must be made in writing prior to the execution of the underwriting agreement.

     3.3 Restrictions on Demand Registrations. The Parent Corporation will not be obligated to effect a Demand Registration within 90 days after the effective date of the previous Demand Registration. The Parent Corporation may postpone for up to 90 days the filing or effectiveness of a registration statement for a Demand Registration, and may terminate the effectiveness of and withdraw for a period of up to 90 days any Shelf Registration Statement filed pursuant to a Demand

Registration, if the Parent Corporation promptly notifies the holders of Registrable Securities in writing that the Board of Directors of the Parent Corporation has determined in good faith that effecting such Demand Registration, or continuing the effectiveness of such registration statement, would reasonably be expected to have a material adverse effect on any proposal or plan by the Parent Corporation or any of its Subsidiaries to engage in any material acquisition of assets, merger, consolidation, tender offer or other material transaction the public disclosure of which the Board of Directors of the Parent Corporation has determined in good faith is not in the best interests of the Parent Corporation and provides an approximation of the anticipated duration of the postponement. In such event, the requested Demand Registration, or the Demand Registration pursuant to which the withdrawn registration was filed, will not count for purposes of the requests for Demand Registrations to which the Stockholders are entitled under this Agreement. The Parent Corporation may exercise its rights under this Section 3.3 only one time in any six-month period and the exercise of one right under this Section 3.3 in any six-month period will preclude the exercise of any other right under this Section 3.3 during the same six-month period. The Parent Corporation acknowledges that its rights under this Section 3.3 may not be exercised at any time during the Initial Registration Period.

     3.4 Registration Expenses. All Registration Expenses incurred in connection with any Demand Registration will be borne by the Parent Corporation.

     3.5 Selection of Underwriters. The Majority Holders will have the right to select the investment bankers and managers to administer each underwritten Demand Registration. Such investment bankers and managers will be of national prominence.

     3.6 Effective Registration Statement.  A registration requested pursuant to
Section 3.1 will not be deemed to have been effected (a) unless a registration statement with respect thereto has become effective and has been kept continuously effective for a period of at least 180 days (or such shorter period terminating when all the Registrable Securities covered by such registration statement have been sold pursuant thereto), (b) if after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the Securities and Exchange Commission or other governmental agency or court for any reason not attributable to the holders registering Registrable Securities and has not thereafter become effective or
(c) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived.

     3.7 Right to Withdraw. If the managing underwriter of any underwritten offering advise the holders of Registrable Securities included in such offering that the Registrable Securities covered by the registration statement cannot be sold in an orderly manner in such offering within a price range acceptable to the Majority Holders, then the Majority Holders will have the right to notify the Parent Corporation in writing that they have determined that the registration statement be abandoned or withdrawn, in which event the Parent Corporation will abandon or withdraw such registration statement. In the event of such abandonment or withdrawal, the Demand Registration pursuant to which the registration was abandoned or withdrawn will not count for purposes of the requests for Demand Registrations to which the Stockholders are entitled under this Agreement.

     3.8 Termination of Rights. The right to request Demand Registrations pursuant to this Section 3 will terminate as of the date the outstanding Registrable Securities in the aggregate represent less than 0.25 percent of the issued and outstanding shares of Parent Common Stock.

     SECTION 4. Piggyback Registrations.

     4.1 Right to Piggyback. Whenever the Parent Corporation proposes to register any shares of Parent Common Stock under the Securities Act (other than pursuant to a Demand Registration and other than registrations on Form S-4, Form S-8 or any similar or successor forms) and the registration form to be used may be used for the registration of Registrable Securities (a "Piggyback

Registration"), the Parent Corporation will give prompt written notice to all holders of Registrable Securities of its intention to effect such a registration and of such holders' rights under this Section 4 and will include in such registration all Registrable Securities with respect to which the Parent Corporation has received written requests for inclusion therein no later than five days prior to the effective date of the registration statement. Subject to the provisions of this Section 4, the Parent Corporation will use its best efforts to effect the registration under the Securities Act of all Registrable Securities which the Parent Corporation has been so requested to register by the holders of Registrable Securities. No registration effected under this Section
4.1 will relieve the Parent Corporation of its obligation to effect any registration upon request under Section 3.1

     4.2 Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Parent Corporation, and the managing underwriters advise the Parent Corporation that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Parent Corporation, the Parent Corporation will include in such registration (a) first, the securities the Parent Corporation proposes to sell, (b) second, the Registrable Securities requested to be included in such registration, pro rata among the holders of such Registrable Securities on the basis of the number of shares owned by each such holder, and (c) third, other securities requested to be included in such registration.

     4.3 Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Parent Corporation's securities, and the managing underwriters advise the Parent Corporation that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the holders initially requesting such registration, the Parent Corporation will include in such registration (a) first, the securities requested to be included therein by the holders requesting such registration and the Registrable Securities requested to be included in such registration, pro rata among the holders of such securities on the basis of the number of shares owned by each such holder, and (b) second, other securities requested to be included in such registration.

     4.4 Piggyback Expenses. All Registration Expenses incurred in connection with any Piggyback Registration will be borne by the Parent Corporation.

     4.5 Selection of Underwriters. If any Piggyback Registration is an underwritten offering, the selection of investment bankers and managers for the offering must be approved by the Majority Holders; provided that Registrable Securities constitute at least 10 percent of the securities to be sold pursuant to such Piggyback Registration. Such approval will not be unreasonably withheld.

     4.6 Right to Withdraw. Any holder of Registrable Securities will have the right to withdraw its request for inclusion of its Registrable Securities in any registration statement pursuant to Section 4.1 at any time prior to the execution of any underwriting agreement with respect thereto by giving written notice to the Parent Corporation of its request to withdraw. Any such request for withdrawal will be irrevocable.

     SECTION 5. Holdback Agreement of the Parent Corporation. The Parent Corporation agrees not to effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and during the 180-day period beginning on the effective date of any underwritten Demand Registration or underwritten Piggyback Registration (except as part of such underwritten registration or pursuant to registrations on Form S-4, Form S-8 or any similar or successor forms), unless the underwriters managing the registered public offering otherwise agree in writing.

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     SECTION 6. Registration Procedures.  In connection with the Initial
Registration and whenever the holders of Registrable Securities have otherwise requested that any Registrable Securities be registered pursuant to this Agreement, the Parent Corporation will use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Parent Corporation, except as otherwise provided in this Agreement, will as expeditiously as possible:

          (a) prepare and file with the Securities and Exchange Commission a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective; provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Parent Corporation will furnish copies of all such documents proposed to be filed to the counsel selected by the Majority Holders (the "Holders' Counsel") and, in an underwritten offering, to counsel for the underwriters;

          (b) prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement and prospectus as may be necessary to keep such registration statement effective for a period of not less than 180 days (or, in the case of the Initial Registration Statement, upon the expiration of the Initial Registration Period) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

          (c) furnish, without charge, to each seller of Registrable Securities and each underwriter such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities;

          (d) use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests, keep such registration or qualification in effect for so long as such registration statement remains in effect, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided that the Parent Corporation will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

          (e) promptly notify each seller of such Registrable Securities (i) when the registration statement covering such Registrable Securities, any pre-effective amendment, the prospectus or any prospectus supplement related thereto or post-effective amendment to such registration statement has been filed, and, with respect to such registration statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Securities and Exchange Commission for amendments or supplements to such registration statement or the prospectus related thereto or for additional information, (iii) of the issuance by the Securities and Exchange Commission of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose, (iv) of the receipt by the Parent Corporation of any notification with respect to the suspension of the qualification of any of the Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation of any proceeding for such purpose and (v), at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the discovery or happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact required to be stated therein or necessary to make the statements therein not misleading, and, at the request of any such seller, the Parent Corporation will prepare and furnish to each seller of Registrable Securities a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact required to be stated therein or necessary to make the statements therein not misleading;

          (f) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Parent Corporation are then listed;

          (g) enter into such customary agreements (including underwriting agreements in customary form) in accordance with the provisions of Sections
     6.5 and 8.1;

          (h) otherwise comply with all applicable rules and regulations of the Securities and Exchange Commission;

          (i) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any common stock included in such registration statement for sale in any jurisdiction, the Parent Corporation will use its best efforts promptly to obtain the withdrawal of such order; and

          (j) obtain a cold comfort letter from the Parent Corporation's independent public accountants, and any other accountants whose opinions are included in such registration statement, in customary form and covering such matters of the type customarily covered by cold comfort letters as the Majority Holders reasonably request.

          (k) make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first full calendar month after the effective date of such registration statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder, and promptly furnish to each seller of Registrable Securities a copy of any amendment or supplement to such registration statement or prospectus;

          (l) obtain an opinion of the Parent Corporation's and any other counsel reasonably requested by the Majority Holders in customary form and covering such matters of the type customarily covered by opinions of counsel as the Majority Holders reasonably request; provided that such Registrable Securities constitute at least 10 percent of the securities covered by such registration statement;

          (m) use its best efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other federal or state governmental agencies or authorities as may be necessary in the opinion of counsel to the Parent Corporation and Holders' Counsel to consummate the disposition of such Registrable Securities;

          (n) deliver promptly to Holders' Counsel and each underwriter, if any, participating in the offering of the Registrable Securities, copies of all correspondence between the Securities and Exchange Commission and the Parent Corporation, its counsel or auditors and all memoranda relating to (and allow the Holders' Counsel and any underwriters counsel to participate in) discussions with the Securities and Exchange Commission or its staff with respect to such registration statement; and

          (o) make available its employees and personnel and otherwise provide reasonable assistance to the underwriters (including by participating in meetings, drafting sessions, due diligence sessions and road shows) in their marketing of Registrable Securities.

     If any such registration or comparable statement refers to any holder by name or otherwise as the holder of any securities of the Parent Corporation and if, in its good faith judgment, such holder is or might be deemed to be a controlling person of the Parent Corporation, such holder will have the right to require (i) the insertion therein of language, in form and substance reasonably satisfactory to such holder and presented to the Parent Corporation in writing, to the effect that the holding by such holder of such securities is not to be construed as a recommendation by such holder of the investment quality of the Parent Corporation's securities covered thereby and that such holding does not imply that such holder will assist in meeting any future financial requirements of the Parent Corporation or (ii) in the event that such reference to such holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to such holder; provided that with respect to this clause (ii) such holder will furnish to the Parent Corporation an opinion of counsel to such effect, which opinion and counsel will be reasonably satisfactory to the Parent Corporation.

     6.2 Unlegended Certificates. In connection with the offering of any Registrable Securities registered pursuant to this Agreement, the Parent Corporation will promptly after the sale of such Registrable Securities (a) facilitate the timely preparation and delivery to holders and the underwriters, if any, participating in such offering, of unlegended certificates representing ownership of such Registrable Securities being sold in such denominations and registered in such names as requested by such holders or such underwriters and
(b) instruct any transfer agent and registrar of such Registrable Securities to release any stop transfer orders with respect to any such Registrable Securities.

     6.3 No Required Sale. Nothing in this Agreement will be deemed to create an independent obligation on the part of any holder of Registrable Securities to sell any Registrable Securities pursuant to any effective registration statement.

     6.4 Rule 144. The Parent Corporation will take all actions reasonably necessary to enable holders of Registrable Securities to sell such securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission including, without limiting the generality of the foregoing, filing on a timely basis all reports required to be filed by the Securities Exchange Act. Upon the request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such requirements.

     6.5 Underwriting Agreement. If the Initial Offering or any Demand Registration is an underwritten offering, the Parent Corporation will enter into a customary underwriters agreement with a managing underwriter or underwriters which will be reasonably satisfactory in form and substance to the Majority Holders and will contain such representations and warranties by, and such other agreements on the part of, the Parent Corporation and such other terms as are generally prevailing in agreements of that type, including customary provisions relating to indemnification and contribution. The holders of Registrable Securities in such offering may, at their option, be parties to such underwriting agreement and require that any or all of the representations and warranties by, and other agreements on behalf of, the Parent Corporation to and for the benefit of the underwriters also be made to and for the benefit of such holders and that any and all of the conditions precedent to the obligations of such underwriters be conditions precedent to the obligations of such holders.

     SECTION 7. Indemnification.

     7.1 Parent Corporation Indemnification. The Parent Corporation agrees to indemnify, to the fullest extent permitted by law, each holder of Registrable Securities, its directors, officers, partners (and the partners thereof, collectively, "Partners"), agents and affiliates and each Person who controls such holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses, joint or several, caused by (a) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus, summary prospectus or preliminary prospectus or any amendment thereof or supplement thereto, (b) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (c) any violation by the Parent Corporation of any federal, state or common law, rule or regulation applicable to the Parent Corporation or relating to action required of or inaction by the Parent Corporation in connection with such registration, except insofar as such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, prospectus, summary prospectus, preliminary prospectus, amendment or supplement which is contained in written information furnished to the Parent Corporation through an instrument duly executed by or on behalf of such holder, specifically stating that it is for use in the preparation thereof, or by such holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Parent Corporation has furnished such holder with a sufficient number of copies of the same. In connection with an underwritten offering, the Parent Corporation will indemnify the underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

     7.2 Holder Indemnification. In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will furnish to the Parent Corporation in writing such information and affidavits as the Parent Corporation reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify the Parent Corporation, its directors and officers and each Person who controls the Parent Corporation (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus, summary prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished by such holder through an instrument duly executed by or on behalf of such holder, specifically stating that it is for use in the preparation thereof, or resulting from such holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Parent Corporation has furnished such holder with a sufficient number of copies of the same; provided that the liability of each indemnifying party will be limited to the amount of proceeds (net of expenses and underwriting discounts and commissions) received by such indemnifying party in the offering giving rise to such liability.

     7.3 Resolution of Claims. Any Person entitled to indemnification hereunder will (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying party of its obligations under the preceding subsections of this
Section 7, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice, and will not relieve the indemnifying party from any liability which it may have to the indemnified party otherwise than under this Section 7) and (b) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel, other than local and special counsel, for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party will, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

     7.4 Survival. The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any director, officer, Partner, agent, affiliate or controlling Person of such indemnified party and will survive the transfer of securities.

     7.5 Contribution. If the indemnification provided for in this Section 7 is for any reason held by a court to be unavailable to an indemnified party under
Section 7.1 or 7.2 hereof in respect of any loss, claim, damage, liability and expenses, or any action in respect thereof, then, in lieu of the amount paid or payable under Section 7.1 or 7.2 hereof, the indemnified party and the indemnifying party under Section 7.1 or 7.2 hereof will contribute to the aggregate losses, claims, damages, liabilities and expenses (including legal or other expenses reasonably incurred in connection with investigating the same),
(a) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand, and the indemnified party on the other, which resulted in such loss, claim, damage, liability or expense, or action in respect thereof, with respect to the statements or omissions which resulted in such loss, claim, damage, liability or expense, or action in respect thereof, as well as any other relevant equitable considerations, or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative fault but also the relative benefits received by the indemnifying party and the indemnified party from the offering of the securities covered by such registration statement as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this
Section 7.5 were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentence of this Section 7.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In addition, no Person will be obligated to contribute hereunder any amounts in payment for any settlement of any action or claim effected without such Person's consent, which consent will not be unreasonably withheld. Notwithstanding anything in this Section 7.5 to the contrary, no indemnifying party (other than the Parent Corporation) will be required to contribute any amount in excess of the proceeds (net of expenses and underwriting discounts and commissions) received by such party from the sale of the Registrable Securities in the offering to which the losses, claims, damages, liabilities or expenses of the indemnified parties relate.

     7.6 Other Indemnification. Indemnification and contribution similar to that specified in the preceding subsections of this Section 7 (with appropriate modifications) will be given by the Parent Corporation and holders of Registrable Securities participating in a registered offering with respect to any required registration or other qualification of securities under any federal, state or blue sky law or regulation of any governmental authority other than the Securities Act. The indemnification agreements contained in this
Section 7 will be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract.

     7.7 Indemnification Payments. The indemnification and contribution required by this Section 7 will be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

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     SECTION 8. Participation in Registrations.

     8.1 Required Actions. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents consistent with the terms of this Agreement; provided that no holder of Registrable Securities included in any underwritten registration will be required to make any representations or warranties to the Parent Corporation or the underwriters other than representations and warranties regarding such holder and such holder's intended method of distribution and any liability of such holder to any underwriter or other Person under such underwriting agreement will be limited to liability arising from breach of its representations and warranties and will be limited to an amount equal to the proceeds (net of expenses and underwriting discounts and commissions) that it derives from such registration..

     8.2 Preparation; Reasonable Investigation. In connection with the preparation and filing of each registration statement under the Securities Act pursuant to this Agreement, the Parent Corporation will give each holder participating in such registration, its underwriters, if any, and its respective counsel, accountants and other representatives and agents the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Securities and Exchange Commission, and each amendment thereof or supplement thereto, and give each of them such reasonable access to its books and records and such reasonable opportunities to discuss the business of the Parent Corporation with its officers and employees and the independent public accountants who have certified its financial statements, and supply all other information reasonably requested by each of them, as is necessary or appropriate, in the opinion of each such registering holder and such underwriters' respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

     SECTION 9. Miscellaneous.

     9.1 No Inconsistent Agreements. The Parent Corporation has not previously entered into any agreement with respect to its securities granting any registration rights to any Person. The rights granted to the Stockholders hereunder do not in any way conflict with and are not inconsistent with any other agreements to which the Parent Corporation is a party or by which it is bound. The Parent Corporation is not a party to and will not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement. If the Parent Corporation enters into any other registration rights agreement after the date of this Agreement with respect to any of its securities containing terms which are more favorable to, or less restrictive on, the other party thereto than the terms and conditions contained in this Agreement are to the Stockholders, then the terms and conditions of this Agreement will immediately be deemed to have been amended without further action by the Parent Corporation or the Stockholders so that the Stockholders will be entitled to the benefit of any such more favorable or less restrictive terms or conditions.

     9.2 Remedies. The parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties will be entitled to specific performance of the terms of this Agreement, without posting a bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.3 Consent to Amendments. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and the Parent Corporation may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Parent Corporation has

                                      C-11
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obtained the written consent of the holders of a majority of the Registrable
Securities or, if the consent relates to a particular registration statement, by the Majority Holders. No other course of dealing between the Parent Corporation and the holder of any Registrable Securities or any delay in exercising any rights hereunder or under the Certificate of Incorporation will operate as a waiver of any rights of any such holders. For purposes of this Agreement, shares of Registrable Securities held by the Parent Corporation or any of its Subsidiaries will not be deemed to be outstanding.

     9.4 Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for the Stockholders' benefit as holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of such Registrable Securities, each of which will be deemed a Stockholder for all purposes under this Agreement.

     9.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     9.6 Counterparts; Effectiveness. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement will be effective as to a holder of Registrable Securities when this Agreement has been executed by the Parent Corporation and such holder.

     9.7 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     9.8 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient or when sent to the recipient by telecopy (receipt confirmed), one business day after the date when sent to the recipient by reputable express courier service (charges prepaid) or three business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Parent Corporation and the Stockholders at the addresses indicated below:

        If to the Parent Corporation:

           General Dynamics Corporation
           3190 Fairview Park Drive
           Falls Church, Virginia 22041-4523
           Attention: David A. Savner, Esq.
                      Senior Vice President and General Counsel
           Facsimile No: (703) 876-3125

        With a copy (which will not constitute notice) to:

           Jenner & Block
           601 13th Street, N.W.
           Washington, D.C. 20005
           Attention: Craig A. Roeder, Esq.
           Facsimile No: (202) 639-6066

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        If to a Stockholder:

           c/o Forstmann Little & Co.
           767 Fifth Avenue
           New York, New York 10153
           Attention: Sandra J. Horbach
           Facsimile No: (212) 759-9059

        With a copy (which will not constitute notice) to:

           Fried, Frank, Harris, Shriver & Jacobson
           One New York Plaza
           New York, New York 10004
           Attention: Stephen Fraidin, P.C.
                      Aviva Diamant, Esq.
           Facsimile No: (212) 859-4000

or to such other address or to the attention of such other party as the recipient party has specified by prior written notice to the sending party.

     9.9 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the Parent Corporation and the Stockholders and their respective successors and permitted assigns.

     9.10 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

     9.11 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the word "including" in this Agreement means "including without limitation" and is intended by the parties to be by way of example rather than limitation.

     8.12 Consent to Jurisdiction. Each of the parties to this Agreement submits to the jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties to this Agreement waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

     8.13 GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE.

                         *      *      *      *      *

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first written above.

                                          GENERAL DYNAMICS CORPORATION

                                          By
                                          --------------------------------------
                                                      [Name and Title]

                                          FORSTMANN LITTLE & CO.
                                          SUBORDINATED DEBT AND EQUITY
                                          MANAGEMENT BUYOUT PARTNERSHIP--IV,
                                          L.P.

                                              By FLC XXIX PARTNERSHIP, L.P.
                                             Its General Partner

                                          By
                                          --------------------------------------
                                                   Theodore J. Forstmann
                                                      General Partner

                                                GULFSTREAM PARTNERS, L.P.
                                                  By FLC XXI PARTNERSHIP
                                          Its General Partner

                                          By
                                          --------------------------------------
                                                   Nicholas C. Forstmann
                                                      General Partner

                                               GULFSTREAM PARTNERS II, L.P.
                                                 By FLC XXIV PARTNERSHIP
                                           Its General Partner

                                          By
                                          --------------------------------------
                                                   Theodore J. Forstmann
                                                      General Partner

                                          [Other Stockholders--All affiliates of
                                          the Company referred to in Section
                                          6.15 of the Merger Agreement who
                                          receive Parent Common Stock in the
                                          Merger]

                                                                      APPENDIX D

BEAR

STEARNS

                                                        BEAR, STEARNS & CO. INC.
                                                                 245 PARK AVENUE
                                                        NEW YORK, NEW YORK 10167
                                                                  (212) 272-2000
                                             ATLANTA - BOSTON - CHICAGO - DALLAS
                                          LOS ANGELES - NEW YORK - SAN FRANCISCO
                                                              GENEVA - HONG KONG
                                                          LONDON - PARIS - TOKYO

May 13, 1999

Board of Directors
General Dynamics Corporation
3190 Fairview Park Drive
Falls Church, VA 22042-4523

Attention: Nicholas D. Chabraja
         Chairman and Chief Executive Officer

Gentlemen:

We understand that General Dynamics Corporation ("General Dynamics") and Gulfstream Aerospace Corporation ("Gulfstream") have entered into an Agreement and Plan of Merger dated May 13, 1999 (the "Merger Agreement"), pursuant to which General Dynamics has agreed to acquire the outstanding common stock of Gulfstream (the "Transaction"). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $0.01 per share, of Gulfstream will be converted into 1.000 share of common stock, par value $1.00 per share, of General Dynamics, subject to adjustment in accordance with the terms of the Agreement (the "Purchase Price").

You have asked us to render our opinion as to whether the Purchase Price is fair, from a financial point of view to General Dynamics.

In the course of our analyses for rendering this opinion, we have:

     1. reviewed the Merger Agreement in substantially final form;

     2. reviewed General Dynamics' Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1997 through 1998;

     3. reviewed certain operating and financial information, including projections, provided to us by management relating to General Dynamics' business and prospects;

     4. met with certain members of General Dynamics' senior management to discuss its operations, historical financial statements and future prospects;

     5. reviewed the historical prices and trading volume of the common shares of General Dynamics;

     6. reviewed Gulfstream's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1997 through 1998;

     7. reviewed certain operating and financial information, including projections, provided to us by management relating to Gulfstream's business and prospects;

     8. met with certain members of Gulfstream's senior management to discuss its operations, historical financial statements and future prospects;

     9. reviewed the historical prices and trading volume of the common shares of Gulfstream;

     10. reviewed publicly available financial data, stock market performance data and valuation parameters of companies which we deemed generally comparable to Gulfstream;

     11. reviewed the terms of recent acquisitions of companies which we deemed generally comparable to Gulfstream and the Transaction; and

     12. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other projections provided to us by General Dynamics and Gulfstream. With respect to General Dynamics' and Gulfstream's projected financial results, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of General Dynamics and Gulfstream as to the expected future performance of General Dynamics and Gulfstream, respectively. We have not assumed any responsibility for the independent verification of any such information or of the projections provided to us and we have further relied upon the assurances of the senior managements of General Dynamics and Gulfstream that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of General Dynamics and Gulfstream, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

We have acted as a financial advisor to General Dynamics in connection with the Transaction and will receive a fee for such services.

In the ordinary course of business, Bear Stearns may actively trade the equity securities of General Dynamics for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is intended for the benefit and use of the Board of Directors of General Dynamics and does not constitute a recommendation to the Board of Directors of General Dynamics. This opinion does not address General Dynamics' underlying business decision to pursue the Transaction. This letter is not to be used for any other purpose, or reproduced, disseminated, quoted to or referred to at any time, in whole or in part, without our prior written consent.

Based on and subject to the foregoing, it is our opinion that the Purchase Price is fair, from a financial point of view, to General Dynamics.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:      /s/  MICHAEL J. URFIRER
    ----------------------------------
Senior Managing Director

                           [MERRILL LYNCH LETTERHEAD]

                                                                      APPENDIX E

                         OPINION OF MERRILL LYNCH & CO.

                                          May 16, 1999

Board of Directors
Gulfstream Aerospace Corporation
500 Gulfstream Road
Savannah, GA 31402
Members of the Board of Directors:

     Gulfstream Aerospace Corporation (the "Company"), General Dynamics Corporation (the "Acquiror") and Tara Acquisition Corporation, a wholly-owned subsidiary of Acquiror ("Acquisition Corporation") propose to enter into the Agreement and Plan of Merger dated as of May 16, 1999 (the "Agreement") pursuant to which Acquisition Corporation will be merged with and into the Company in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value $.01 per share (the "Company Shares"), will be converted into the right to receive 1.000 share (the "Exchange Ratio") of the common stock of the Acquiror, par value $1.00 per share (the "Acquiror Shares").

     You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares, other than the Acquiror and its affiliates. In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

          (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror, furnished to us by the Company and the Acquiror, respectively;

          (3) Conducted discussions with members of senior management of the Company and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger;

          (4) Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

          (5) Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

          (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

          (7) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

          (8) Reviewed the potential pro forma impact of the Merger;

          (9) Reviewed a draft dated May 14, 1999 of the Agreement; and

          (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company of the Acquiror or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be. We have further assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

     We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and the Acquiror and/or their respective affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Acquiror Shares and other securities of the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.

     We are not expressing any opinion herein as to the prices at which the Company Shares or the Acquiror Shares will trade following the announcement or consummation of the Merger.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares, other than the Acquiror and its affiliates.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                   INCORPORATED

                                    PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The General Dynamics certificate of incorporation provides that General Dynamics will indemnify its current and former directors and officers from and against all liabilities and reasonable expenses that they incur in connection with or resulting from any claims, actions, suits or proceedings to the extent that indemnification is not inconsistent with Delaware law. General Dynamics also provides directors' and officers' liability insurance coverage for the acts and omissions of its directors and officers. In order to be entitled to indemnification under the provisions of the certificate of incorporation, a General Dynamics director or officer must be wholly successful with respect to the claim, action, suit or proceeding or have acted in good faith in what he or she reasonably believed to be the best interests of General Dynamics, or with respect to a criminal action or proceeding, must have had no reasonable cause to believe that his or her conduct was unlawful. Prior to the final disposition of a claim, action, suit or proceeding, General Dynamics will advance expenses incurred by a current or former director or officer if the director or officer provides General Dynamics with an undertaking to repay the amount advanced if he or she is not entitled to indemnification after the final disposition.

     General Dynamics' certificate of incorporation provides that a director will not be personally liable to General Dynamics or its stockholders for monetary damages for breach of fiduciary duty as a director except for breach of the director's duty of loyalty to General Dynamics or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payment of a dividend or unlawful stock purchase or redemption under the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit. While this provision provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate that duty.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS.

      2.1  Agreement and Plan of Merger dated as of May 16, 1999 among
           General Dynamics Corporation, Tara Acquisition Corporation and Gulfstream Aerospace Corporation (included in the Joint
           Proxy Statement/Prospectus as Appendix A)
     *5.1  Opinion of Jenner & Block, counsel to General Dynamics
           Corporation, regarding the legality of the shares being issued in the Merger
     *8.1  Opinion of Jenner & Block, counsel to General Dynamics
           Corporation, as to certain federal income tax consequences described in the Joint Proxy Statement/Prospectus
     *8.2 Opinion of Fried, Frank, Harris, Shriver & Jacobson, counsel to Gulfstream Aerospace Corporation, as to certain federal income tax consequences described in the Joint Proxy
           Statement/Prospectus
     10.1  Voting Agreement dated as of May 16, 1999 between General
           Dynamics Corporation, Forstmann Little & Co. Subordinated
           Debt and Equity Management Buyout Partnership-IV, L.P.,
           Gulfstream Partners, L.P., Gulfstream Partners II, L.P.,
           Nicholas C. Forstmann and Theodore J. Forstmann (included in the Joint Proxy Statement/Prospectus as Appendix B)
     10.2 Form of Registration Agreement to be entered into among General Dynamics Corporation, Forstmann Little & Co.
           Subordinated Debt and Equity Management Buyout Partnership-
           IV, L.P., Gulfstream Partners, L.P., Gulfstream Partners II,
           L.P. and certain directors and executive officers of Gulfstream (included in the Joint Proxy Statement/Prospectus as Appendix C)

------------------
* To be filed by amendment.

    *23.1  Consent of Jenner & Block (included in Exhibit 5.1)
    *23.2  Consent of Jenner & Block (included in Exhibit 8.1)
    *23.3  Consent of Fried, Frank, Harris, Shriver & Jacobson
           (included in Exhibit 8.2)
     23.4  Consent of Arthur Andersen LLP
     23.5  Consent of Deloitte & Touche LLP
    *23.6  Consent of Bear, Stearns & Co. Inc.
    *23.7  Consent of Merrill Lynch & Co.
     24.1  Power of Attorney of Directors of Registrant
    *99.1  Form of Proxy of General Dynamics Corporation
    *99.2  Form of Proxy of Gulfstream Aerospace Corporation

------------------
* To be filed by amendment.

(b) FINANCIAL STATEMENT SCHEDULES.

     All supporting schedules have been omitted because they are not required or the information required to be set forth therein is included in the consolidated financial statements or in the notes thereto or are incorporated by reference from the 1998 Annual Report on Form 10-K.

ITEM 22. UNDERTAKINGS.

(A) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) The undersigned Registrant hereby undertakes:

     (1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(E) The undersigned Registrant hereby undertakes:

     (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 and 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Falls Church, Virginia, on the 8th day of June, 1999.

                                          GENERAL DYNAMICS CORPORATION

                                          By:   /s/ NICHOLAS D. CHABRAJA
                                            ------------------------------------
                                              Nicholas D. Chabraja
                                            Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 8th day of June, 1999.

                        NAME                                              TITLE
                        ----                                              -----
              /s/ NICHOLAS D. CHABRAJA                    Chairman, Chief Executive Officer and
-----------------------------------------------------                    Director
                Nicholas D. Chabraja                          (Principal Executive Officer)

              /s/ JAMES E. TURNER, JR.                    President and Chief Operating Officer
-----------------------------------------------------
                James E. Turner, Jr.

               /s/ MICHAEL J. MANCUSO                   Senior Vice President and Chief Financial
-----------------------------------------------------                    Officer
                 Michael J. Mancuso                           (Principal Financial Officer)

                /s/ JOHN W. SCHWARTZ                          Vice President and Controller
-----------------------------------------------------         (Principal Accounting Officer)
                  John W. Schwartz

*                                                                        Director
-----------------------------------------------------
Julius W. Becton, Jr.

                                                                         Director
-----------------------------------------------------
James S. Crown

*                                                                        Director
-----------------------------------------------------
Lester Crown

*                                                                        Director
-----------------------------------------------------
Charles H. Goodman

                                                                         Director
-----------------------------------------------------
George A. Joulwan

                                                                         Director
-----------------------------------------------------
Paul G. Kaminski

*                                                                        Director
-----------------------------------------------------
James R. Mellor

                        NAME                                              TITLE
                        ----                                              -----
*                                                                        Director
-----------------------------------------------------
Carl E. Mundy, Jr.

                                                                         Director
-----------------------------------------------------
Carlisle A.H. Trost

---------------
* By David A. Savner pursuant to Power of Attorney executed by the directors listed above, which Power of Attorney has been filed with the Securities and Exchange Commission.

          /s/ DAVID A. SAVNER
  --------------------------------------
  David A. Savner
  Secretary

                                 EXHIBIT INDEX

    EXHIBIT
      NO.                         EXHIBIT DESCRIPTION
    -------                       -------------------
       2.1    Agreement and Plan of Merger dated as of May 16, 1999 among
              General Dynamics Corporation, Tara Acquisition Corporation
              and Gulfstream Aerospace Corporation (included in the Joint
              Proxy Statement/Prospectus as Appendix A)
      *5.1    Opinion of Jenner & Block, counsel to General Dynamics
              Corporation, regarding the legality of the shares being
              issued in the Merger
      *8.1    Opinion of Jenner & Block, counsel to General Dynamics
              Corporation, as to certain federal income tax consequences described in the Joint Proxy Statement/Prospectus
      *8.2    Opinion of Fried, Frank, Harris, Shriver & Jacobson, counsel to Gulfstream Aerospace Corporation, as to certain federal income tax consequences described in the Joint Proxy
              Statement/Prospectus
      10.1    Voting Agreement dated as of May 16, 1999 between General
              Dynamics Corporation, Forstmann Little & Co. Subordinated
              Debt and Equity Management Buyout Partnership - IV, L.P,
              Gulfstream Partners, L.P., Gulfstream Partners II, L.P.,
              Nicholas C. Forstmann and Theodore J. Forstmann (included in the Joint Proxy Statement/Prospectus as Appendix B)
      10.2    Form of Registration Agreement to be entered into among
              General Dynamics Corporation, Forstmann Little & Co.
              Subordinated Debt and Equity Management Buyout Partnership -
              IV, L.P., Gulfstream Partners, L.P., Gulfstream Partners II,
              L.P. and certain directors and executive officers of
              Gulfstream (included in the Joint Proxy Statement/Prospectus as Appendix C)
     *23.1    Consent of Jenner & Block (included in Exhibit 5.1)
     *23.2    Consent of Jenner & Block (included in Exhibit 8.1)
     *23.3    Consent of Fried, Frank, Harris, Shriver & Jacobson
              (included in Exhibit 8.2)
      23.4    Consent of Arthur Andersen LLP
      23.5    Consent of Deloitte & Touche LLP
     *23.6    Consent of Bear, Stearns & Co. Inc.
     *23.7    Consent of Merrill Lynch & Co
      24.1    Power of Attorney of Directors of Registrant
     *99.1    Form of Proxy of General Dynamics Corporation
     *99.2    Form of Proxy of Gulfstream Aerospace Corporation

------------------

* To be filed by amendment.